Reg. No. 333-145026

Filed pursuant to Rule 424(b)(3)

16,583,753 Shares

Common Stock

          This is an offering (the “Offering”) of up to an aggregate of 16,583,753 shares (the “Shares”) of common stock, $0.0001 par value, of GammaCan International, Inc., a Delaware corporation (“we”, “us”, or “GammaCan”), by the selling stockholders named in this prospectus (the “Selling Stockholders”). Of the Shares, 16,250,000 Shares are issuable upon the exercise of warrants (the “Private Placement Warrants”) issued by us in a private placement (the “Private Placement”) of securities exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in February 2007, and 250,000 Shares are issuable upon the exercise of warrants (the “Consulting Warrants” and, together with the Private Placement Warrants, the “Warrants”) issued by us to consultants in June 2007 in a transaction exempt from the registration requirements of the Securities Act.

          Our common stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “GCAN.OB”. On July 24, 2007, the closing sales price of our common stock on the OTCBB was $0.48 per share.

          See “Risk Factors” beginning on page 7 for a discussion of factors that you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We will receive no proceeds from the sale of the Shares sold by the Selling Stockholders.

The date of this prospectus is August 13, 2007.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors”. Unless we state otherwise, the terms “we”, “us”, “our”, “company”, “management”, or similar terms collectively refer to GammaCan International, Inc., a Delaware corporation, and its subsidiary, as well as their respective predecessors. Some of the statements in this “Prospectus Summary” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements”. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

General

          We are a life sciences company focused upon the development of immunotherapy and related approaches to treat cancer. To date, we have focused upon the use of intravenous immunoglobulin, or IgG, derived from human plasma provided by healthy donors to treat melanoma, prostate, and colon cancers. We believe that IgG may be the basis of more effective and efficient cancer treatment both, as mono- or combination therapy and adjuvant cancer treatments. Our business objective is to become a recognized leader in the development of immunotherapy and related approaches to treat cancer.

          Based upon our research, it appears that non-specific IgG has anti-cancer properties. These properties appear to be due to both the immunomodulatory effects of IgG, as well as direct effects of certain antibody populations present in the IgG mixture. We have demonstrated a reduction in metastatic lesions and an improved survival in mice injected with human sarcoma or human melanoma cells when the animals were treated with IgG. There is also anecdotal clinical evidence suggesting that IgG-based therapy is efficacious in some human cancers, including melanoma, soft tissue sarcoma, and Kaposi’s sarcoma. IgG has also been found to dramatically reduce the white blood count in chronic lymphocytic leukemia. Based upon the foregoing, we recognize that IgG-based therapies possess the following distinctive features as a result of an excess of thirty years of clinical experience from treating immune deficiency and autoimmune diseases as well as manufacturing know-how:

•	Superior product safety - IgG is safe and non-toxic; and

•	Minimal manufacturing risk – The manufacturing process for IgG is well established and optimized as a result of the numerous products that have been developed from human plasma to date.

          We have developed and are developing additional product candidates on the basis of our research and development to date. Our lead product candidate, VitiGam™, is a first-in-class anti-cancer immunotherapy derived entirely from the plasma of donors with vitiligo, a benign autoimmune skin condition affecting up to 2% of the general population. We are initially utilizing VitiGam™ to target melanoma. We have demonstrated that plasma from individuals with vitiligo contains anti-melanoma activities and we are using this discovery to develop VitiGam™ for the treatment of Stage III and Stage IV melanoma. The incidence of melanoma, despite new developments in other cancers, continues to increase and has experienced little if any therapeutic progress in the last ten years. In addition to VitiGam™, we are developing the following:

•	Adjuvant therapies - IgG-based adjuvant therapies to modulate both the proliferation of cancer cells and the metastasis of tumor cells.

•

Next generation (recombinant) VitiGam™ - VitiGam™ is currently manufactured as a mixture that largely consists of IgG molecules (antibodies of the IgG type). We anticipate that within that mixture, only a subset of IgG molecules will be responsible for the biological activity of VitiGam™. “Next generation” VitiGam™ will be composed of only the IgGs required to exert the anti-melanoma effect, thereby creating a more effective compound. Identifying the relevant IgGs will also allow cost reductions.

•

Cancer Vaccines Based on VitiGam™ - An “off-the-shelf” cancer vaccine is considered a “silver bullet” in cancer therapy. We anticipate that based on our evolving understanding of the mechanism associated with VitiGam™, we may be in a position to develop such a vaccine in the future.

          We embarked on a non-FDA Phase II clinical trial to test the safety and efficacy of “standard” (e.g., collected and manufactured from healthy donors) IgG in patients with three types of late stage malignancies that have failed to respond to all other standard therapies as well as certain experimental therapies The cancers evaluated in the non-FDA, open-label Phase II trial were:

melanoma, prostate, and colon cancer. Patients in the study received standard IgG at a consistent dose every 28 days (a cycle). Patients were evaluated by standard criteria for tumor progression and other markers after three cycles, and if stable or improved, such treatment continues for three additional cycles. The study closed in June 2007. Results from melanoma patients are promising and can be summarized as follows:

•	No serious untoward effects of IgG were noted; and

•

One patient with melanoma (out of 8) and one with prostate cancer (out of 9) have been stable or improved at six cycles of therapy or beyond. Indeed, the melanoma patient has completed twelve cycles, after which tumor progression was noted.

          In addition to the body of pre-clinical evidence accumulated using vitiligo derived plasma or IgG, observations with melanoma patients in this study provide a clinical foundation for the current plan to develop VitiGam™.

          We plan to file an Investigational New Drug Application, or IND, for VitiGam™ in late 2007. We believe that the FDA is well acquainted with IgG-based therapies and their non-toxic characteristics from a long history of approvals of products based on plasma.

          We own a significant portfolio of patents and patent applications covering our technology and are aggressively protecting our technology developments on a worldwide basis. In addition to protecting our intellectual property, we are currently applying for a U.S. Orphan Drug Status designation for VitiGam™. Orphan Drug Status is granted by the U.S. FDA to promote the development of drugs for diseases affecting less than 200,000 people in the United States. This status will provide, if granted, a seven year period of market exclusivity as well as regulatory and income tax advantages. We are continuously evaluating in-licensing and/or acquisition opportunities to broaden our product portfolio and technology base.

          We are led by a highly-experienced management team knowledgeable in applying immunotherapy for the treatment of cancer. Our management team has access to an internationally recognized Scientific Advisory Board whose members are thought-leaders in their respective areas. Our Chief Scientist, Professor Yehuda Shoenfeld, M.D., FRCP, is a world-recognized immunologist and the innovator responsible for much of our IgG-based technology development and know-how.

Our Background

          We were incorporated under the laws of the state of Delaware on October 6, 1998 under the name of San Jose International, Inc. We engaged in several businesses and acquisition plans. On August 17, 2004, pursuant to an agreement for the purchase and sale of intellectual property between our newly formed Israeli subsidiary, GammaCan, Ltd., and ARP Biomed, Ltd. (“ARP”), GammaCan Ltd. completed the acquisition of ARP’s intellectual property (the “Intellectual Property”) in consideration for the issuance to ARP of 12.5% of the common shares of GammaCan, Ltd. As a result, we own beneficially and of record 87.5% of the outstanding capital stock of our subsidiary, GammaCan, Ltd. On August 19, 2004, we changed the name of our company to GammaCan International, Inc. in the State of Delaware.

The Offering

Common stock offered	16,583,753 shares

Common stock outstanding after this offering	61,458,917 shares (1)

Use of proceeds after expenses	For general corporate purposes and working capital. See “Use of Proceeds.”

OTC Bulletin Board Trading Symbol.	GCAN.OB

(1)	Assumes the exercise in full of the Warrants.

          Unless otherwise indicated, the information contained in this prospectus does not give effect to the issuance of shares of our common stock upon exercise of the Warrants.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition, and results of operations may have changed since that date.

Summary Consolidated Financial Data of Gammacan International, Inc.

          The following statement of operations data for the years ended September 30, 2006 and 2005, and the balance sheet data at September 30, 2006 and 2005, are derived from our audited consolidated financial statements and the related notes. Our consolidated financial statements and the related notes as of September 30, 2006 and 2005 and for the two years then ended are included elsewhere herein. The statement of operations data for the six months ended March 31, 2007 and 2006, and the balance sheet data at March 31, 2007 and 2006, are derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our audited financial statements except for the change in accounting for stock based compensation upon the adoption of FAS 123R on October 1, 2006, and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Years Ended September 30,		Period from October 6, 1998 through September 30,	Six Months Ended March 31,		Period from October 6, 1998 through March 31,

	2006	2005	2006	2007	2006	2007

Research and development costs	$802,254	$545,928	$1,515,174	$482,870	$599,543	$1,998,044
General and administrative expenses	1,263,070	666,477	2,288,711	1,631,800	455,188	3,920,511

Operating losses	2,065,324	1,212,405	3,803,885	2,114,670	1,054,731	5,918,555
Financial income	(44,130)	(20,703)	(64,833)	(32,138)	(23,787)	(96,971)
Financial expenses	14,979	6,830	22,144	21,467	6,699	43,581

Loss before taxes on income	2,063,173	1,198,532	3,761,166	2,103,999	1,037,643	5,865,165
Taxes on income	28,622	—	28,622	16,856	—	45,478

Loss from operations of the company and its consolidated subsidiary	2,064,795	1,198,532	3,789,788	2,120,855	1,037,643	5,910,643
Minority interests in losses of a subsidiary	—	—	(12,375)	—	—	(12,375)

Net loss	$(2,064,795)	$(1,198,532)	$(3,777,413)	$(2,120,855)	$(1,037,643)	$(5,898,268)

Earnings per Share Information:
Basic and diluted net loss per share	$(0.074)	$(0.046)		$(0.068)	$(0.038)
Shares used in computing basic and diluted loss per common share	28,052,065	26,099,260		31,204,923	27,650,399

Balance Sheet Data:

	At September 30,		At March 31,

	2006	2005	2007

Cash and cash equivalents	$538,738	$713,342	$1,463,098
Short-term deposit	—	—	4,300,000
Working capital(1)	222,133	567,753	4,964,896
Total assets	619,820	764,787	5,914,903
Long-term debt	31,531	13,725	45,924
Stockholders’ equity	259,190	577,028	4,996,637

(1) Working capital is calculated by subtracting the current liabilities from the current assets.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before buying shares of our common stock. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The trading of our common stock could decline as a result of any of these risks. You could lose all or part of your investment in our common stock. Some of the statements in “Risk Factors” are forward looking statements. See “Special Note Regarding Forward Looking Statements”.

Risks Related to Our Business

          There is substantial doubt as to our ability to continue as a going concern.

          Our financial statements were prepared on the assumption that we will continue as a going concern. If sufficient capital is not available, we would likely be required to scale back or terminate our research and development efforts. We estimate that, as a result of the 2007 Private Placement, our cash reserves will be sufficient to permit us to continue our anticipated level of operations for at least five months from the date of this prospectus. However, we plan to increase research and development, product development, and administrative expenses relating to our business during 2007 and 2008, including expenses related to research and development related to our IgG technology. We intend to use these resources, as well as others in the event that they shall be available on commercially reasonable terms, to fund these activities and other activities described herein, although we can provide no assurance that these additional funds will be available in the amounts or at the times we may require. See “Risk Factors — We will need additional capital in order to satisfy our business objectives”.

As we have a limited operating history, investors may not have a sufficient history on which to base an investment decision.

          Although we were incorporated in 1998, we acquired our operating subsidiary in August 2004 and are in the development stage. Accordingly, we have a limited operating history upon which investors may evaluate our prospects for success. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets such as the life science industry. Such risks include, without limitation, the following:

•	competition;

•	need for acceptance of products;

•	ability to anticipate and adapt to a competitive market and rapid technological developments;

•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

•	dependence upon key personnel.

          We cannot be certain our strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected. Information regarding all of our past operations can be found in our reports and registration statements that have been previously filed with the Securities and Exchange Commission.

We are a development stage company with a history of losses and can provide no assurance of our future operating results.

          We are a development stage company with no revenues from our contemplated principal business activity. Consequently, we have incurred net losses and negative cash flows since inception. We currently have no product revenues, and may not succeed in developing or commercializing any products which will generate product or licensing revenues. We do not expect to have any products on the market for several years. In addition, development of our product candidates requires a process of pre-clinical and clinical testing, during which our products could fail. We may not be able to enter into agreements with one or more companies experienced in the manufacturing and marketing of therapeutic drugs and, to the extent that we are unable to do so, we will not be able to market our product candidates. Eventual profitability will depend on our success in developing, manufacturing, and marketing our product candidates. We have experienced net losses and negative cash flows from operating activities since inception and expect such losses and negative cash flows to continue in the foreseeable future. As of September 30, 2006 and 2005 and as of March 31,

2007, we had working capital of $222,133, $567,753, and $4,964,896, respectively, and stockholders’ equity of $259,190, $577,028, and $4,996,637, respectively. See the consolidated financial statements and the related notes. We have generated no revenues to date. We have incurred net losses since inception and expect to continue to operate at a loss for the foreseeable future. For the period from our inception in October 6, 1998 through March 31, 2007, the years ended September 30, 2006 and 2005, and for the six months ended March 31, 2007, we incurred net losses of $(5,898,268), $(2,064,795), $(1,198,532), and $(2,120,855), respectively. We may never achieve profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

We are a development stage company with a history of high general and administrative expenses.

          We are a development stage company and have historically incurred high general and administrative expenses. For the period from our inception in October 6, 1998 through March 31, 2007, the years ended September 30, 2006 and 2005, and for the six months ended March 31, 2007, we incurred general and administrative expenses of $3,920,511, $1,263,070, $666,477, and $1,631,800, respectively. Of these costs, $1,065,453, $163,517, $0, and $839,336, respectively, are non-cash expenses related to employees and consultants stock based compensation expenses. We estimate that our non-cash expenses related to employees and consultants stock based compensation will increase in future years as a result of additional stock based compensation issued as well as the implementation of FAS 123R. The general and administrative expenses is estimated to continue increasing and future funds raised will be used to cover these expenses as well as the continuing of our research and development programs.

At present, our success depends solely on the successful commercialization of IgG-based therapies for our proposed use as a cancer therapy alternative.

          The successful commercialization of IgG-based cancer immunotherapies is crucial for our success. Our proposed products and their potential applications are in an early stage of clinical and manufacturing/process development and face a variety of risks and uncertainties. Principally, these risks include the following:

•	future clinical trial results may show that IgG based therapy is not well tolerated by recipients at its effective doses or is not efficacious as compared to placebo;

•	future clinical trial results may be inconsistent with ARP’s previous preliminary testing results and data from our earlier studies may be inconsistent with clinical data;

•

even if our IgG based therapies are shown to be safe and effective for their intended purposes, we may face significant or unforeseen difficulties in obtaining or manufacturing sufficient quantities at or at reasonable prices;

•

our ability to complete the development and commercialization of IgG-based therapies for our intended use is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, IgGs on a worldwide basis;

•	even if IgG products are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of the products; and

•

our competitors may develop therapeutics or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues

          If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our IgG products for some other reason, it would likely seriously harm our business.

          We can provide no assurance of the successful and timely development of our new products.

          Our product candidates are at various stages of research and development. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Products that we have developed and may in the future develop are not likely to be commercially available for some time. The proposed development schedules for our products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in governmental regulation, many of which will not be within our control. Any delay in the development, introduction, or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the nature technology involved, and the other factors, described elsewhere in “Risk Factors”, there can be no assurance that we will be able to complete successfully the development or marketing of any new products.

          We will need additional capital in order to satisfy our business objectives.

          To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for at least the next five months from the date of this prospectus. Notwithstanding the foregoing, we estimate that we will require substantial additional financing at various intervals in order to continue our research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, terms acceptable to us, or at all. In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	effects of commercialization activities and facility expansions if and as required.

If we cannot secure adequate financing when needed, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves and commercialize ourselves. In such event, our business, prospects, financial condition, and results of operations may be adversely affected as we may be required to scale-back, eliminate, or delay development efforts or product introductions or enter into royalty, sales or other agreements with third parties in order to commercialize our products.

          In the future, we may rely upon our collaborative agreements with large pharmaceutical companies.

          In the future, we may rely heavily on collaborative agreements with large pharmaceutical companies, governments, or other parties for our revenues. Our inability to obtain any one or more of these agreements, on commercially reasonable terms, or at all, or to circumvent the need for any such agreement, could cause significant delays and cost increases and materially affect our ability to develop and commercialize its product candidates. Some of our programs may require the use of multiple proprietary technologies, especially patented drugs. Obtaining licenses for these technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive. Manufacturing of drug products may also require licensing technologies and intellectual property from third parties.

We rely upon patents to protect our technology. We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

          Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies, including IgG technologies. We currently hold several patents and pending patent applications in the United States and corresponding patents and patent applications filed in certain other countries covering IgG and its proposed use in cancer therapeutics. Further, we intend to rely on a combination of trade secrets and non-disclosure, and other contractual agreements and technical measures to protect our rights in our technology. We intend to depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors, as well as collaborative partners, to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to ours, otherwise avoid our confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our technology is not subject to any infringement actions based upon the patents of any third parties; however, our technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology or the licensed technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations.

          The patent position of biopharmaceutical and biotechnology firms is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. In addition, laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or Canada.

          Patent litigation is becoming widespread in the biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favorable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

          Our commercial success will also depend significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party’s patent, we may be prevented from pursuing product development or commercialization. See “Business—Patents and Licenses”.

We can provide no assurance that our products will obtain regulatory approval or that the results of clinical studies will be favorable.

          The testing, marketing and manufacturing of any of our products will require the approval of the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approvals and whether any such approvals will ultimately be granted. In any event, review and approval by the FDA is anticipated to take a number of years. Preclinical and clinical trials may reveal that one or more of our products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product’s potential commercial success and on our business, prospects, financial condition, and results of operations. In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event we may be required to withdraw such product from the market. To the extent that our success will depend on any regulatory approvals from governmental authorities outside of the United States which perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist. See “Business – Governmental Regulation”.

          If our products are commercialized, we may be subject to product liability claims.

          The testing, marketing, and sale of pharmaceutical products entail inherent risks. If we succeed in developing new pharmaceutical products, the sale of such products may expose us to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by pharmaceutical companies or others selling such products. While we may seek to obtain product liability insurance, there can be no assurance that we will be able to obtain such insurance or, if obtained, that such insurance can be acquired in amounts sufficient to protect us against such potential liability or at a reasonable cost. We do not maintain product liability insurance.

As we have no sales, marketing, and distribution capabilities, we will be required to either develop such capabilities or to outsource these activities to third parties.

          We currently have no sales, marketing or distribution capabilities. In order to succeed, we ultimately will be required to either develop such capabilities or to outsource these activities to third parties. We can provide no assurance that third parties will be interested in acting as our outsourced sales, marketing, and distribution arms on a timely basis, on commercially reasonable terms, or at all. If we are unable to establish sales, marketing, or distribution capabilities either by developing our own organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations. Further, in the event that we are required to outsource these functions on disadvantageous terms, we may be required to pay a relatively large portion or our net revenue to these organizations, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

          We lack the resources and experience needed to manufacture our products.

          We currently lack the resources and experience needed to manufacture any of our product candidates on a large scale. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products, either directly or, as currently intended, through contract manufacturers, at a competitive cost and in accordance with current Good Manufacturing Practices (“cGMP”) and other regulatory requirements. We anticipate that we will be required to depend on contract manufacturers or collaborative partners for the manufacturing of our product candidates for preclinical studies and clinical trials and intend to use contract manufacturers to produce any products we may eventually commercialize. If we are not able to obtain contract manufacturing on commercially reasonable terms, we may not be able to conduct or complete clinical trials or commercialize our product candidates. We have identified multiple suppliers for most if not all of the components of our drug product candidates, although we can provide no assurance that these components will be available when needed on commercially reasonable terms.

          In order to succeed, we ultimately will be required to either develop such manufacturing capabilities or to outsource manufacturing on a long-term basis to third parties. We can provide no assurance that third parties will be interested in manufacturing our products on a timely basis, on commercially reasonable terms, or at all. If we are unable to establish manufacturing capabilities either by developing our own organization or by entering into agreements with others, we may be unable to commercialize our products, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations. Further, in the event that we are required to outsource these functions on disadvantageous terms, we may be required to pay a relatively large portion or our net revenue to these organizations, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

          We have limited experience in conducting clinical trials.

          Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of the product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays. Our failure to adequately demonstrate the safety and effectiveness of a pharmaceutical product candidate under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are dependent upon third party suppliers of our raw materials.

          We are dependent on outside vendors for our entire supply of IgG. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality IgG in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct testing and clinical trials would be materially adversely affected.

We have limited senior management resources; we may be unable to effectively manage growth with our limited resources.

          We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business – Strategy”, and “Business—Employees”.

We depend upon our senior management and skilled personnel and their loss or unavailability could put us at a competitive disadvantage.

          We currently depend upon the efforts and abilities of our senior executives, as well as the services of several key consultants and other key personnel. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in our areas of research and clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited. Our inability to attract and retain qualified skilled personnel would have a material adverse effect on our business, prospects, financial condition, and results of operations.

          Because we will not pay cash dividends, investors may have to sell shares in order to realize their investment.

          We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders or otherwise may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. See “Dividend Policy” and “Description of Securities — Common Stock”.

Risks Related to Our Industry

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

          The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. Our industries are highly competitive, and this competition comes from both from biotechnology firms and from major pharmaceutical and chemical companies. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies. See “Business – Competition”.

          The industry in which we operate is highly competitive.

          Numerous well-known companies, which have substantially greater capital, research and development capabilities and experience than we have, are presently engaged in the research and development efforts with respect to our target indications. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Further future technological developments may render some or all of our current or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our products necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, our business prospects, financial condition, and results of operations would be materially adversely affected. See “Business — Competition”.

          The government regulatory approval process is time consuming and expensive.

          To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or, even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.

          Any manufacturer to produce our products will be required to comply with extensive government regulation.

          Before we can begin to commercially manufacture any of our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP and/or other requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

The commercial success of any newly-introduced pharmaceutical product depends in part upon the ability of patients to obtain adequate reimbursement.

          If we succeed in bringing our product candidates to market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products, diagnostics, and therapeutics are dependent, in part, on the availability of reimbursement from third party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third party payors are increasingly challenging the prices charged for pharmaceutical products and services. We anticipate that our business will be affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Risks Related to this Offering

In recent years, the stock market in general has experienced periodic price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results. As the market price of our common stock may fluctuate significantly, it may be difficult for you to resell your shares of common stock when you want or at prices you find attractive.

          The price of the common stock is quoted on the OTCBB and constantly changes. We expect that the market price of the common stock will continue to fluctuate. These fluctuations may result from a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our financial results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our business, prospects, financial condition, and results of operations;

•	announcements by us, our partners or our competitors of material developments;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

•	departures of key personnel; and

•	regulatory considerations.

As a result of these fluctuations, you may experience difficulty selling shares of our common stock when desired or at acceptable prices.

Future sales of common stock or the issuance of securities senior to the common stock or convertible into, or exchangeable or exercisable for, common stock could materially adversely affect the trading price of the common stock, and our ability to raise funds in new equity offerings.

          Future sales of substantial amounts of our common stock or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities. We can make no prediction as to the effect, if any, that future sales of shares of common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

If penny stock regulations impose restrictions on the marketability of our common stock, the ability of our stockholders to sell shares of our stock could be impaired.

          The Commission has adopted regulations that generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Exceptions include equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require that prior to any transaction involving a penny stock, and a risk disclosure schedule must be delivered to the buyer explaining the penny stock market and its risks. Our common stock currently trades on a limited basis. Although we believe that we currently fall under one of the exceptions, if at a later time we fail to meet one of the exceptions, our common stock will be considered a penny stock. As such the market liquidity for the common stock will be limited to the ability of broker-dealers to sell it in compliance with the above-mentioned disclosure requirements.

          You should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers;

•	“Boiler room” practices involving high-pressure sales tactics;

•	Manipulation of prices through prearranged matching of purchases and sales;

•	The release of misleading information;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which hurts the price of the stock and causes investors to suffer loss.

          We are aware of the abuses that have occurred in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, we will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

The market for the common stock may suffer in the event of delisting from OTCBB or if our common stock is “penny stock”.

          If our common stock were delisted from the OTCBB or no exclusion from the definition of a “penny stock” under the Securities Exchange Act of 1934, as amended, were available, our common stock could be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally those investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser’s written consent to the transaction prior to sale. As a result, delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our common stock and the ability of purchasers to sell their shares in the secondary market.

Future sales of common stock by our existing stockholders could adversely affect our stock price.

          The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Immediately after the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have outstanding 44,958,917 shares of common stock. Of these shares, 33,780,421 shares, including 83,753 of the shares being offered in this offering, will be freely tradable. Giving effect to the exercise in full of the Warrants, immediately after the commencement of this offering, we would have outstanding 61,458,917 shares of common stock. This leaves 11,178,496 shares ineligible for sale in the public market. Without giving effect to the exercise in full of the Warrants, the number of shares of common stock and the dates when these shares will become freely tradable in the market, subject to the lock-up agreements, is as follows:

Number of Shares	Date

33,780,421	On the date of this prospectus

33,951,853	Within six months of the date of this prospectus

33,951,853	Between six and twelve months from the date of this prospectus

          Some of our stockholders, holding approximately 1,333,332 shares of common stock, have the right, subject to a number of conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of the common stock to fall. In addition, any demand to include these shares in our registration statements could have an adverse effect on our ability to raise needed capital. In connection with the 2007 Private Placement, directors, officers, employees, consultants and certain stockholders beneficially owning in the aggregate 16,030,013 shares of common stock, agreed to restrict their ability to dispose of their shares of common stock or common stock equivalents until the first anniversary of the effective date under the Securities Act of the registration statement of which this prospectus forms a part. See “Principal and Management Stockholders”, and “Plan of Distribution”.

Our issuance of warrants and options to investors, employees and consultants and the registration rights for the underlying shares of common stock may have a negative effect on the trading prices of our common stock as well as a dilutive effect.

          We have issued and may continue to issue warrants and options at or below the current market price. As of September 30, 2006, we had 5,917,775 outstanding warrants and options (25,062,558 as of July 24, 2007) granted to investors employees and consultants. In addition to the dilutive effect of a large number of shares and a low exercise price for the warrants and options, there is a potential that a large number of underlying shares may be sold in the open market at any given time, which could place downward pressure on the trading of our common stock.

          Fulfilling our obligations incident to being a public company will be expensive and time consuming.

          As a public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, will require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations will increase our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

          In particular, as a public company, our management will be required to conduct an annual evaluation of our internal controls over financial reporting and include a report of management on our internal controls in our annual reports on Form 10- KSB. Under current rules, we will be subject to this requirement beginning with our annual report on Form 10-KSB for our fiscal year ending September 30, 2008. In addition, we will be required to have our independent public accounting firm attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. Under current rules, we will be subject to this requirement beginning with our annual report on Form 10-KSB for our fiscal year ending September 30, 2009. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified attestation report on management’s assessment of the company’s internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Risks Related to conducting Business in Israel

          We are affected by the political, economic, and military risks of locating our principal operations in Israel.

          Our operations are located in the State of Israel, and we are directly affected by political, economic, and military conditions in that country. Since December 1987, the State of Israel has experienced severe civil unrest primarily in the areas that have been under its control since 1967. No prediction can be made as to whether these problems will be resolved. Our business, prospects, financial condition, and results of operations could be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners is interrupted or curtailed.

          All adult male permanent residents of Israel under the age of 51, unless exempt, may be required to perform between 14 and 40 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers, directors, and employees currently are obligated to perform annual military reserve duty. We can provide no assurance that such requirements will not have a material adverse effect on our business, prospects, financial condition, and results of operations in the future, particularly if emergency circumstances occur.

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

          Many of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

•	statements as to the anticipated timing of business developments;

•	statements as to the development of new products;

•	expectations as to the adequacy of our cash balances and the proceeds of this offering to support our operations for specified periods of time and as to the nature and level of cash expenditures;

•	expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities; and

•	estimates of how we intend to use the net proceeds of this offering.

          These statements may be found in the sections of this prospectus entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Business”, as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in “Risk Factors” and elsewhere in this prospectus.

          In addition, statements that use the terms “can”, “continue”, “could”, “may”, “potential”, “predicts”, “should”, “will”, “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

          We estimate that we will receive a gross amount of $8,050,000 in proceeds assuming the exercise in full of the Warrants for cash. We intend to use the net proceeds of such exercises for general corporate purposes and working capital purposes. We will receive no proceeds from the resale of the Shares by the selling stockholders.

DIVIDEND POLICY

          We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements, into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock.

          Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

CAPITALIZATION

          The following table presents our capitalization as of March 31, 2007 on an actual basis.

          You should read the following table in conjunction with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

March 31, 2007 Actual (in US $)

Cash and cash equivalents	$1,463,098
Short-term deposits	4,300,000

Long-term debt	45,924
Capital leases
Stockholders’ equity:
Preferred Stock, 0.0001 par value, authorized 20,000,000 shares, none issued and outstanding	—
Common Stock, $0.0001 par value, authorized 100,000,000 shares, issued and outstanding *44,789,448 shares	4,479
Additional paid in capital	7,686,826
Warrants	3,203,600

Total stockholders equity (deficit)	4,996,637

Total capitalization	$5,042,561

* On October 18, 2006, we entered into a Strategic Alliance Agreement with UTEK Corporation (“UTEK”), pursuant to which UTEK would assist us in identifying technology acquisition opportunities. Pursuant to the agreement, in consideration of the services being provided to us by UTEK, we shall pay $120,000 in the form of 171,432 unregistered shares of common stock. We had the option of paying UTEK $10,000 per month. We have agreed to issue UTEK an aggregate of 171,432 shares of common stock which will vest in 12 equal monthly instalments of 14,286 shares. The outstanding shares presented represent issued shares in respect of service received up to March 31, 2007, since the rest of the shares are not considered issued for accounting purposes.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following statement of operations data for the years ended September 30, 2006 and 2005, and the balance sheet data at September 30, 2006 and 2005, are derived from our audited consolidated financial statements and the related notes. Our consolidated financial statements and the related notes as of September 30, 2006 and 2005 and for the two years then ended are included elsewhere herein. The statement of operations data for the six months ended March 31, 2007 and 2006, and the balance sheet data at March 31, 2007 and 2006, are derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our audited financial statements except for the change in accounting for stock based compensation upon the adoption of FAS 123R on October 1, 2006, and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Years Ended September 30,		Period from October 6, 1998 through September 30,	Six Months Ended March 31,		Period from October 6, 1998 through March 31,

	2006	2005	2006	2007	2006	2007

Research and development costs	$802,254	$545,928	$1,515,174	$482,870	$599,543	$1,998,044
General and administrative expenses	1,263,070	666,477	2,288,711	1,631,800	455,188	3,920,511

Operating losses	2,065,324	1,212,405	3,803,885	2,114,670	1,054,731	5,918,555
Financial income	(44,130)	(20,703)	(64,833)	(32,138)	(23,787)	(96,971)
Financial expenses	14,979	6,830	22,144	21,467	6,699	43,581

Loss before taxes on income	2,063,173	1,198,532	3,761,166	2,103,999	1,037,643	5,865,165
Taxes on income	28,622	—	28,622	16,856	—	45,478

Loss from operations of the company and its consolidated subsidiary	2,064,795	1,198,532	3,789,788	2,120,855	1,037,643	5,910,643
Minority interests in losses of a subsidiary	—	—	(12,375)	—	—	(12,375)

Net loss	$(2,064,795)	$(1,198,532)	$(3,777,413)	$(2,120,855)	$(1,037,643)	$(5,898,268)

Earnings per Share Information:
Basic and diluted net income per share	$(0.074)	$(0.046)		$(0.068)	$(0.038)
Shares used in computing basic and diluted loss per common share	28,052,065	26,099,260		31,204,923	27,650,399

Balance Sheet Data:

	At September 30,		At March 31,

	2006	2005	2007

Cash and cash equivalents	$538,738	$713,342	$1,463,098
Short-term deposit	—	—	4,300,000
Working capital(1)	222,133	567,753	4,964,896
Total assets	619,820	764,787	5,914,903
Long-term debt	31,531	13,725	45,924
Stockholders’ equity	259,190	577,028	4,996,637

(1) Working capital is calculated by subtracting the current liabilities from the current assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

          The following management’s discussion and analysis of financial condition and plan of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our financial statements and related notes filed as an exhibit to the registration statement of which this prospectus forms a part.

General

          We are a development stage company and currently have no revenue from operations. Other than existing cash reserves and our intellectual property we have no significant assets, tangible or intangible. Presently, we do not have sufficient cash resources to meet our requirements for the 12 months following April 1, 2007. There can be no assurance that we will generate revenues in the future, or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations.

          As we are in the development stage of operations, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included in this prospectus are not necessarily indicative of the relationship between and among such items as we expand and as we progress towards operations.

          We were incorporated under the laws of the state of Delaware on October 6, 1998 under the name of San Jose International, Inc. We engaged in several businesses, until in June 2004, approximately 27% of our then outstanding shares of common stock were acquired by Ze’ev Bronfeld and Vered Caplan in a private transaction. Shortly thereafter, on August 13, we raised approximately $900,000 in a private placement, and, pursuant to an agreement for the purchase and sale of intellectual property between our newly formed subsidiary, GammaCan, Ltd., and ARP, GammaCan Ltd. completed the purchase and sale of ARP’s intellectual property (the “Intellectual Property”) on August 17, 2004 in consideration for the issuance to ARP of 12.5% of the common shares of GammaCan, Ltd. As a result, we became the owner of 87.5% of GammaCan, Ltd., which in turn owns all of the Intellectual Property consisting of IgG research and development, patents and other intellectual property, which appears to hold promising potential for the clinical treatment for various cancer types. At the same time, we also made a loan of $800,000 from the proceeds of the private placement to GammaCan, Ltd. to finance its new business. On August 19, 2004, we changed our name to GammaCan International, Inc. in the State of Delaware.

          All dollar amounts refer to US dollars unless otherwise indicated.

Plan of Operation

          Short Term Business Plan

          We are a life science company focused on the development of immunotherapy and related approaches to treat cancer. To date, we have focused on the use of intravenous immunoglobulin, or IgG, derived from human plasma provided by healthy donors to treat melanoma, prostate, and colon cancers. We believe that IgG may be the basis of more effective and efficient cancer treatment both, as mono- or combination therapy and adjuvant cancer treatments. Our business objective is to become a recognized leader in the development of immunotherapy and related approaches to treat cancer

          IgG immunotherapy will require regulatory approval before being commercially marketed for human therapeutic use. Clinical trials generally include three phases that together may take several years to complete. Phase I clinical studies (toxicity trials) are primarily conducted to establish the safety and determine the maximally tolerated dose, or MTD. Phase II studies are designed to determine preliminary efficacy and establish dosing. Phase III studies are conducted to demonstrate therapeutic efficacy in a statistically significant manner at the levels of optimal dose, method or route of delivery into the body, and the schedule of administration. Once clinical trials are completed successfully, products may receive regulatory approval.

          Our lead product candidate, VitiGam™, is an anti-cancer immunotherapy derived entirely from the plasma of donors with vitiligo, a benign autoimmune skin condition affecting up to 2% of the general population. We are initially utilizing VitiGam™ to target melanoma. We have demonstrated that plasma from individuals with vitiligo contains anti-melanoma activities, and we are attempting to develop VitiGam™ for the treatment of Stage III and Stage IV melanoma. The incidence of melanoma, continues to increase and has experienced little if any therapeutic progress in the last ten years. In addition to VitiGam™, we are developing and will continue to develop the following:

•	Adjuvant therapies - IgG-based adjuvant therapies to modulate both the proliferation of cancer cells and the metastasis of tumor cells.

•

Next generation (recombinant) VitiGam™ - VitiGam™ is currently manufactured as a mixture that largely consists of IgG molecules (antibodies of the IgG type). We anticipate that within that mixture, only a subset of IgG molecules will be responsible for the biological activity of VitiGam™. “Next generation” VitiGam™ will be composed of only the IgGs required to exert the anti-melanoma effect, thereby creating a more effective compound. Identifying the relevant IgGs will also allow cost reductions.

•

Cancer Vaccines Based on VitiGam™ - An “off-the-shelf” cancer vaccine is considered a “silver bullet” in cancer therapy. We anticipate that based on our evolving understanding of the mechanism associated with VitiGam™, we may be in a position to develop such a vaccine in the future.

          We embarked on a non-FDA Phase II clinical trial to test the safety and efficacy of “standard” (e.g., collected and manufactured from healthy donors) IgG in patients with three types of late stage malignancies that have failed to respond to all other standard therapies as well as certain experimental therapies The cancers evaluated in the non-FDA, open-label Phase II trial were: melanoma, prostate, and colon cancer. Patients in the study received standard IgG at a consistent dose every 28 days (a cycle). Patients were evaluated by standard criteria for tumor progression and other markers after three cycles, and if stable or improved, such treatment continues for three additional cycles. The study closed in June 2007. Results from melanoma patients are promising and can be summarized as follows:

•	no serious untoward effects of IgG were noted; and

•

one patient with melanoma (out of 8) and one with prostate cancer (out of 9) have been stable or improved at six cycles of therapy or beyond. Indeed, the melanoma patient has completed twelve cycles, after which tumor progression was noted.

          In addition to the body of pre-clinical evidence accumulated using vitiligo derived plasma or IgG, observations with melanoma patients in this study provide a clinical foundation for the current plan to develop VitiGam™.

          We plan to file an Investigational New Drug Application, or IND, for VitiGam™ in late 2007 with the United States Food and Drug Aministration (the “FDA”). We believe that the FDA is well acquainted with IgG-based therapies and their non-toxic characteristics from a long history of approvals of products based on plasma.

          We are also contemplating conducting additional clinical trials to test new formulations and/or combinations of IgG-based immunotherapy candidates and to test these formulations and/or methods for different cancers at different stages of disease progression with varying dosages and routes of administration. To achieve this we may elect to partner with a pharmaceutical company to conduct these further clinical trials, although there can be no assurance that we will locate a pharmaceutical company able, or willing, to partner with us on terms commercially acceptable to us, in order to attain broad-based regulatory approval.

          Although there can be no assurance that the FDA will approve VitiGam™, or any other IgG immunotherapy candidate, we expect that, at a minimum, it will take a number of years to receive final approval and registration of such IgG candidate for commercial use as an anti-cancer agent.

          Our strategy is to collaborate with a suitable partner, although there can be no assurance that we will locate a suitable partner, to support late stage (Phase III) clinical development, registration and/or sales for our IgG-based cancer products.

          Long Term Business Strategy

           If our IgG-based cancer immunotherapy candidates show significant promise through clinical trials, and at this preliminary stage there can be no assurance that any such immunotherapy candidates will show significant promise, we plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of cancer drugs and/ or other infused therapeutic proteins, although there can be no assurance that we will locate a strategic commercial partner or partners on terms commercially acceptable to us. We anticipate such partner, or partners, would be responsible for, or substantially support, late stage clinical trials (Phase III) to ensure regulatory approvals and registrations in the appropriate territories in a timely manner. We further anticipate that the partner, or partners, would be responsible for sales and marketing of our IgG-based immunotherapies in certain agreed upon territories. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new formulations of IgG cancer immunotherapy suitable for patients at different stages of disease progression as well as IgG derivatives. Under certain circumstances, we may determine to develop one or more of our IgG based cancer immunotherapies on our own, either world-wide or in select territories.

          Other Research and Development Plans

          In addition to conducting early-stage clinical trials, we plan to conduct pre-clinical research to accomplish the following:

•	further deepen and broaden our understanding of the biology of our IgG products in cancer;

•	develop alternative delivery systems, determine the optimal dosage for different patient groups;

•	investigate alternative sources of immunoglobulin other than human plasma;

•	develop novel IgG-based therapies; and

•	develop successor products to our current products.

          For example, we plan to conduct research to isolate the fraction of IgG, which is responsible for its anti-metastatic effects and to develop a potential synthetic version of IgG. These formulations may be suitable for:

•	high dose, for use in conjunction with surgery and other cancer treatments; and

•	maintenance dose for use to prevent recurrence of cancer growth.

          Our plan is to patent any successful inventions resulting from our future research activities and to exploit any other means that may exist to protect our future IgG anti-cancer therapies in the commercial markets; although at this early stage there can be no assurance that there will be any successful inventions resulting from such research activities. For example, we may seek Orphan Drug Status for future IgG-based anti-cancer therapies for certain indications in certain markets.

          Other Strategic Plans

          In addition to developing our own IgG based anti-cancer therapies drug portfolio, we are considering in-licensing and other means of obtaining additional lead molecules of technologies to complement and/or expand our current product portfolio. Our goal is to create a well-balanced product portfolio including lead molecules in different stages of development and addressing different medical needs.

Critical accounting policies and estimates

          This Management’s Discussion and Analysis of the Financial Condition and Plan of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments. We base our estimates on various factors, including historical experience that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ materially from these estimates under different assumptions or conditions.

          We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

          Going concern assumption

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (October 6, 1998) through March 31, 2007 of $5,898,268, as well as negative cash flow from operating activities. Presently, the Company does not have sufficient cash resources to meet its requirements in the twelve months following April 1, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s management estimates that it will be able to finance the Company’s activities through future fund raising.

          The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financings as may be required and ultimately to attain profitability.

          Valuation of options and warrants

          The Company granted options to purchase common shares of the Company to employees and consultants and issued warrants in connection with fund raising.

          Until September 30, 2006, we accounted for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. In accordance with FAS 123 - “Accounting for Stock-Based Compensation” (“FAS 123”), we disclosed pro forma data assuming the Company had accounted for employee stock option grants using the fair value-based method defined in FAS 123.

          On October 1, 2006, we adopted the revised Statement of Financial Accounting Standards (“FAS”) No. 123, Share-Based Payment (FAS 123R), which addresses the accounting for share-based payment transactions in which we obtain employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of our equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R eliminates the ability to account for employee share-based payment transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using the grant-date fair value based method. This Statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005, for small business issuers, which is October 1, 2006 for the Company.

          The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The volatility is based on a historical volatility, by statistical analysis of the weekly share price for past periods. The expected term is the length of time until the expected dates of exercising the options, based on estimated data regarding employees’ exercise behavior.

          FASB 123R applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

          We applied the modified prospective application transition method, as permitted by the Statement. Under such transition method, upon the adoption of FAS 123R, our financial statements for periods prior to the effective date of the Statement is not restated.

          We account for equity instruments issued to third party service providers (non-employees) in accordance with the fair value based on an option-pricing model, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is revalued over the related service periods and recognized using the accelerated method.

          Principles of consolidation

          The consolidated financial statements include the consolidated accounts of GammaCan International, Inc. and its subsidiary GammaCan Ltd. All material inter-company transactions and balances have been eliminated in consolidation

          Research and development

          We expense research and development costs as incurred. Research and development expenses include, but are not limited to, research salaries, patent attorney professional fees, research consulting, and funding of various research projects. Acquisition of in- process research and development are expensed as incurred.

          Deferred income taxes

          Deferred taxes are determined utilizing the assets and liabilities method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have provided a full valuation allowance with respect to its deferred tax assets.

          Regarding our Israeli subsidiary, paragraph 9(f) of FAS 109,”Accounting for Income Taxes”, prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, these above mentioned differences were not reflected in the computation of deferred tax assets and liabilities.

Results of Operations

          Comparison of the six months ended March 31, 2007 and 2006

          Research and development costs.

          Research and development expenses are the costs incurred in the process of our pre-clinical and our clinical trials. Clinical trial and pre-clinical expenses include regulatory consultants and fees, research expenses, purchase of plasma, the cost of manufacturing IgG and payments to medical centers for patient recruitment and treatment.

          During the six months ended March 31, 2007 and March 31, 2006 the research and development expenses included, among others, the cost of IGg used in the clinical trails and research work, payments to medical centers and research labs for clinical trial and pre-clinical trial work, regulatory and scientific consultants compensation, costs related to the maintenance of the Company’s registered patents, costs related to the filings on patents applications as well as salaries and related expenses of Research and development staff.

          During the six months ended March 31, 2007 the research and development expenses totaled $482,870, compared to $599,543 during the six months ended March 31, 2006. The decrease in cost is attributable to the final stages of the Phase 2 clinical trial we are currently conducting.

          General and administrative expenses

          The general and administrative expense includes the salaries and related expenses of the Company’s management, consulting, legal and professional fees, traveling, business development costs as well as insurance expenses.

          For the six months ended March 31, 2007 general and administrative expenses totaled $1,631,800 compared to $455,188 for the six months ended March 31, 2006. Costs incurred related to general and administrative activities in the six months ended March 31, 2007 reflect an increase in the number of employees as compared to the six months period ending March 31, 2006, from 5 to 7. During the six months ended March 31, 2007 the Company incurred $672,253 of compensation expenses due to the implementation of FAS 123R related to stock options granted to employees, $628,298 of these costs were classified to the general and administrative expenses. During the six months ended March 31, 2006 the Company accounted for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and incurred $8,730 of costs. Additional costs included in the six months ended March 31, 2007 included $211,039 related to the fair value of warrants issued to consultants during the period, no similar costs were incurred in the six months ended March 31, 2006.

          Financial income/expense, net

          During the six months ending March 31, 2007 and March 31, 2006, the Company generated interest income on available cash and cash equivalents balance and incurred interest expenses related to its issued convertible promissory note.

          Comparison of the year ended September 30, 2006 and 2005

          Research & development costs.

          Research and development expenses are the costs incurred in the process of our pre-clinical and our clinical trials. Clinical trial and pre-clinical expenses include regulatory consultants and fees, research expenses, purchase of plasma, the cost of manufacturing IgG and payments to medical centers for patient recruitment and treatment. During the year ended September 30, 2006 and 2005 the research and development expenses included, among other things, the clinical and pre-clinical trial expenses, consultants compensation, costs related to the registered patents as well as salaries and related expenses. During the year ended September 30, 2006 the research and development expenses were $802,254, compared to $545,928 during the year ended September 30, 2005. The increase results from a research project relating to the mechanism of action of IgG done by Tel Ha’Shomer Medical Research Infrastructure and Services Ltd. (“THM”) according to a research and licensing agreement signed with THM.

          General and administrative expenses.

          The general and administrative expense includes the salaries and related expenses of our management, consulting, legal and professional fees, traveling, business development costs as well as insurance expenses. For the year ended September 30, 2006 the general and administrative expenses were $1,263,070 compared to $666,477 for the year ended September 30, 2005. The increase is attributable to the hiring of our new chief executive officer, consulting services provided in connection with financing and merger and acquisition activities, and legal and professional services, as well an increase in the rent and maintenance expenses due to change in our office facilities as well as the leasing of an office space in New York. Salaries and related expenses for the year ended September 30, 2006 were $567,785 compared with $245,197 for the year ended September 30, 2005. Consulting services increased from $0 in the year ended September 30, 2005 to $83,113 for the year ended September 30, 2006. During the year ended September 30, 2006 we incurred $247,132 related to legal and professional fees compared to $149,609 during the previous year. Traveling expenses for the year ended September 30, 2006 totaled $99,417 compared with $66,993 for the year ended September 30, 2005. Insurance expense for the year ended September 30, 2006 totaled $57,481 compared with $56,162 for the year ended September 30, 2005 and included the directors and officers insurance as well as office and equipment insurance. Other general and administrative expenses for the year ended September 30, 2006 totaled $113,356 compared to $48,205 for the year ended September 30, 2005. The increase is mainly contributed to the increase of rent and maintenance expenses.

          Financial income/expense, net.

          During the year ended September 30, 2006, we generated interest income on available cash and cash equivalents balance.

Liquidity and Capital Recourses

          Our principal source of liquidity has been cash provided by offerings of securities. Our principal uses of cash have been for research and development and working capital. We anticipate these uses will continue to be our principal uses of cash in the future.

          To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for at least the next five months from the date of this prospectus. Notwithstanding the foregoing, we estimate that we will require substantial additional financing at various intervals in order to continue our research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, terms acceptable to us, or at all. In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	the effect of commercialization activities and facility expansions if and as required.

Accordingly, we will be required to issue equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition, and results of operations could be materially adversely affected. See “Risk Factors – Risks Related to Our Business — We will need additional capital in order to satisfy our business objectives”.

          The following factors, among others, could cause actual results to differ from those indicated in the above forward-looking statements:

•	timing of clinical studies and other business developments;

•	timing of the development of new products;

•	the adequacy of our cash balances to support our operations for specified periods of time; and

•	changes in the market opportunities for our products, as well as our ability to take advantage of those opportunities.

These factors or additional risks and uncertainties not known to us or that we currently deem immaterial may impair business operations and may cause our actual results to differ materially from any forward-looking statement. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report, to conform them to actual results, or to make changes in our expectations.

Operating Activities

          For the year ended September 30, 2006, net cash used in by operating activities was $1,674,717, compared to $1,142,310 for the year ended September 30, 2005. Such increase was primarily attributable to an increase in our net loss during the year ended September 30, 2006 of $866,263, or 72.3%, to $2,064,795, compared to $1,198,532 during the year ended September 30, 2005.

          For the six months ended March 31, 2007, net cash flow used in operating activities was $994,818, compared to $899,106 for the six months ended March 31, 2006. Such increase was primarily attributable to an increase in our net loss during the six months ended March 31, 2007 of $2,120,855 compared to $1,037,643 during the six months ended March 31, 2006.

Investing Activities

          Net cash provided by investing activities was immaterial during the years ended September 30, 2006 and 2005 and during the three months ended December 31, 2006 and 2005.

Financing activities

          Through March 31, 2007, the Company has incurred losses in an aggregate amount of $5,898,268. We have financed our operation from private placement of common stock and loans received. Through March 31, 2007 we raised a total of $9,538,553, net of transaction cost, through private placements and received a total of $350,000 in loans and we anticipate that additional financing will be through similar sources.

          On November 20, 2006, we issued a convertible promissory note, aggregate principal amount of $350,000, which bears interest at 8% payable on maturity of the note and matures on November 20, 2007. On May 15, 2007, we repaid the principal amount of $350,000. The accumulated interest in the amount of $13,501 was converted into 33,753 shares of our common stock.

          On February 27, 2007, we completed the closing of the 2007 Private Placement, whereby we sold an aggregate of 16,250,000 shares of common stock and Private Placement Warrants to acquire an aggregate of 16,250,000 shares of common stock to accredited investors, as defined by Rule 501 under the Securities Act of 1933, as amended. The gross proceeds of the Private Placement were $6,500,000, or $0.40 per share of Common Stock. The Private Placement Warrants are exercisable through February 27, 2012 at the exercise price of $0.48 per share, subject to adjustment for, among other things, stock splits, stock dividends, reverse stock splits, certain fundamental transactions, issuances of equity securities at effective prices less than the then effective exercise price of the Private Placement Warrants, and pro rata distributions to stockholders. Further, commencing at any time after the sixteen month anniversary from the date of issuance of the Private Placement Warrants, if at the time of exercise there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable upon the exercise of the Private Placement Warrants, then the Private Placement Warrants may also be exercised at such time on a “cashless” or net issuance basis. The Private Placement Warrants permit the holders thereof remedies in the event that we shall fail to timely deliver shares of common stock issuable upon exercise of the Private Placement Warrants following exercise. In connection with the 2007 Private Placement, we agreed to file a registration statement under the Securities Act to register the resale of the shares sold within 30 days following the date of the closing or as soon as possible in light of regulatory requirements and guidance. We have agreed to use our best efforts to cause the registration statement to become effective within 90 calendar days following the date of the closing (or, in the event of a review of such registration statement by the Securities and Exchange Commission, within 150 calendar days following the date of the closing). In the event that we should be required to limit the number of shares of common stock covered by such registration statement, we have agreed to file additional registration statements, which additional registration statements shall become effective within 60 days following the date on which such additional registration statement is required to be filed. In the event that we shall not comply with the timing requirements relating to filing and effectiveness of the registration statements, we shall be required to pay to the purchasers, as liquidated damages and not as a penalty, an amount equal to 1.5% of the purchase price per month with a maximum of 10% of the purchase price.

          In connection with the 2007 Private Placement, the officers, directors, and holders of greater than 5% of the outstanding Common Stock agreed to restrictions on resale until the first anniversary of the effective date of the initial registration statement. The Private Placement was conducted in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of and Rule 506 promulgated thereunder.

          On February 27, 2007, the Company reduced the exercise price of 333,333 and 1,333,334 warrants, issued on October 30, 2005 and December 20, 2005 respectively, from $1.00 and $1.20, respectively to $0.55.

Employee’s and Consultant’s stock options plan and warrants

          Employee and consultant stock options grants and warrant issuance activities for the six month period ending March 31, 2007 include the following:

          On October 12, 2006 we granted options to purchase up to 50,000 common shares of our Company at an exercise price of $0.65 to a new member of our Scientific Advisory Board.

          On November 13, 2006 we granted options to purchase up to 150,000 common shares of our Company at an exercise price of $0.45 to each of Steven Katz and Albert Passner, its two new Board members. Total options granted to purchase 300,000 common shares were granted.

          On December 5, 2006 we granted options to purchase up to 50,000 common shares of our Company at an exercise price of $0.50 to a new member of our Scientific Advisory Board.

          On January 30, 2007 we granted warrants to purchase 434,783 common shares of our Company at an exercise price of $0.45 to consultants

          On February 15, 2007 we granted options to purchase up to 100,000 common shares of our Company at an exercise price of $0.45 to an employee.

          On February 26, 2007, our board of directors adopted The 2007 Global Share Option Plan (the “2007 Plan”) in order to attract and retain quality personnel. Under the 2007 Plan, 5,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of our board of directors from time to time.

          On February 26, 2007 we granted options to purchase 2,340,000 common shares of our Company at an exercise price of $0.53 to the following:.

Name	No. of Securities Underlying Options Granted (#)	Exercise Price ($/Sh)

Yair Aloni	75,000	0.53
Liat Ben-David	70,000	0.53
Miri Blank	30,000	0.53
Yaron Cherny	40,000	0.53
Steven Katz	1,150,000	0.53
Shmuel Levi	75,000	0.53
Elisha Martinez	25,000	0.53
Josef Neuhaus	75,000	0.53
Jacob Nusbacher	100,000	0.53
Chaime Orlev	300,000	0.53
Albert Passner	75,000	0.53
Patrick Schnegelsberg	250,000	0.53
Yehuda Shoenfeld	50,000	0.53
Lior Soussan-Gutman	25,000	0.53

          On March 22, 2007, we granted warrants to purchase 350,000 common shares of our Company at an exercise price of $0.53 to a consultant.

          On May 17, 2007, the Board of Directors approved the grant of the options, exercisable for an aggregate 2,810,000 shares of common stock at an exercise price of $0.61, which was the fair market value at the close of business on May 16, 2007, to our directors, officers and employees, upon the surrender and cancellation by each of such directors, officers and employees of options, exercisable for an aggregate 2,780,000 shares of Common Stock which were granted previously. The following table provides information related to such grant and surrender of options:

Name	No. of Securities Underlying Options Granted (#)	No. of Securities Underlying Options Surrendered (#)

Yonit Bomstein	20,000	0
Yair Aloni	150,000	150,000
Liat Ben-David	40,000	30,000
Shmuel Levi	150,000	150,000
Elisha Martinez	150,000	150,000
Josef Neuhaus	150,000	150,000
Jacob Nusbacher	200,000	250,000
Chaime Orlev	300,000	350,000

Patrick Schnegelsberg	1,500,000	1,400,000
Lior Soussan-Gutman	150,000	150,000
	2,810,000	2,780,000

          In June 2007, we entered into a services agreement with ROI Group LLC, an investor relations firm, pursuant to which we issued 50,000 shares of common stock and Consulting Warrants exercisable for an aggregate of 62,500 shares of common stock at an exercise price of $0.75 which vest on August 31, 2007, 62,500 shares of common stock at an exercise price of $0.90 which vest on November 30, 2007, 62,500 shares of common stock at an exercise price of $1.10 which vest on February 28, 2008 and 62,500 shares of common stock at an exercise price of $1.25 which vest on May 31, 2008.

Planned Expenditures

          As our technology is still in the development stage, it can be expected that there will be changes in some budgetary items. Our planned expenditures for the 12 months following the date of this prospectus include:

Category	Amount

Research & Development	$4,780,000
General & Administrative Expenses	2,326,000
Finance Income, net	(62,000)

Total	$7,044,000

Contractual obligations

          On May 18, 2006, we executed an agreement for the lease of our office facilities to which we entered on August 10, 2006, The new lease agreement is for a period of 36 months with an option to extend the lease for an additional 36 months period. The monthly lease payment is $2,236. The future rental payments, on a fiscal year basis under the lease are $26,827, 26,827 and 22,356 for the years ending September 30, 2007, 2008 and 2009 respectively.

          On June 8, 2006, we entered into a lease agreement for our office facilities in New York. The lease agreement is for a 12 month period with an automatic option to renew for another 60 days. The monthly lease payment is $1,800. As security for our obligations under this agreement, we provided a security deposit in the amount of $4,500. The future lease payments under this lease are $14,400 for the year ending September 30, 2007

          Rental expenses for the years ended September 30, 2006 and 2005, and the three months ended December 31, 2006 were $18,307, $8,148, and $12,108, respectively.

          From time to time, we retain consultants to assist us with various aspects of our business and compensate these consultants through the grant of options and warrants. Through the date of this prospectus, we have granted to consultants options and warrants exercisable for an aggregate of 2,589,781 shares of common stock.

          On February 2, 2005, we entered into an agreement with Kamada Ltd. pursuant to which we ordered 9.5Kg of vigam liquid (IgG) for the purposes of the clinical trial. The total purchase price was set at $332,500 ($35/gram) which was paid according to a delivery schedule. As of September 30, 2006, we fulfilled our obligations under this agreement. During the three months ended December 31, 2006 we returned to Kamada Ltd. 1.2Kg of unused IgG and was refunded in the amount of $42,000.

          On December 13, 2005, we entered into a Research and Licensing Agreement with Tel Ha’Shomer Medical Research Infrastructure and Services Ltd. (“THM”), pursuant to which we have agreed to provide THM with $200,000 in funding for THM to conduct a research project relating to the mechanism of action for intravenous IgG, hyper-immune intravenous IgG and use of intravenous IgG as an anti-cancer treatment. To date we paid a total of $200,000 to THM under this agreement. Pursuant to the agreement, THM has granted our subsidiary an exclusive world wide license to any resulting technology and know-how as described in the above mentioned agreement. We are currently in the process of extending this agreement for another year.

          Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Our subsidiary’s severance pay liability to its employees mainly based upon length of service and the latest monthly salary (one month’s salary for each year worked). The liability is partly funded by purchase of insurance policies. The policies are our assets and under labor agreements, subject to certain limitations, they may be transferred to the ownership of the beneficiary employees.

          On January 30, 2007, Gammacan, Ltd., our subsidiary (the “Subsidiary”) entered into a Master Services Agreement with BioSolutions Services, LLC (“BioSolutions”), an outside party, pursuant to which the subsidiary will from time-to-time engage BioSolutions for various projects to assist the Subsidiary with the commercialization of its anti-cancer immunotherapy to treat metastatic cancer. The services to be performed under the Master Services Agreement will be specified in separate work orders, which will set forth the scope of the work, schedule and costs.

          Work order 1 relates to regulatory consulting services to be provided by Biosolutions in connection with the application for an IND with the US FDA for VitiGam™. As compensation for the services the Subsidiary will pay BioSolutions a cash fee between $170,000 to $290,000 based on several factors, and the Company will issue to BioSolutions a warrant to purchase 434,783 shares of its common stock at a purchase price of $0.45 per share. The warrant shall vest as follows: 1) 33% upon signature of a definitive agreement with an IVIg manufacturer, 2) 33% upon IND filing and 3) 34% when IND has been approved by the FDA.

          On February 1, 2007 the Subsidiary entered into a Cooperation and Project Funding Agreement with Israel-U.S. Binational Industrial Research and Development (the “BIRD Foundation”) and Life Therapeutics (“Life”), pursuant to which the BIRD Foundation will provide the Subsidiary and Life total funding of the lesser of $1,000,000 or 50% of expenditures on the development of an anti-cancer immunotherapy to treatment for metastatic cancer (“the Project”). As of March 31, 2007 the Subsidiary received $14,837 from the BIRD Foundation.

          The Subsidiary and Life are liable, severally and jointly, to repay the funding, in its entirety, to the BIRD Foundation if the development work goes beyond a Phase 2 clinical trial. Such repayment will be due within 12 months following the completion of the Project in an amount equal to the total funding linked to the US Consumer Price Index. Our management estimates that it is probable that the project will go beyond Phase 2 clinical trial and thus the funding received by the Subsidiary is presented as a liability on the consolidated balance sheet

          On July 19, 2007, the Subsidiary entered into a Master Services Agreement with INC RESEARCH® , Inc. (“INC”), an outside party, pursuant to which INC will provide services in connection with support of clinical investigation, management and/or research of particular clinical studies. The services to be performed under the Master Services Agreement will be specified in separate work orders, which will set forth the scope of the work, schedule and costs.

Quantitative and Qualitative Disclosures about Market Risk

          Our exposure to market risk for changes in interest rates relates primarily to corresponding future increases or decreases in the amount of interest income we expect to earn on our available funds for investment. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk, and reinvestment risk. We mitigate default risk by investing in high quality, short-term securities. We do not believe that changes in interest rates will have a material effect on our liquidity, financial condition or results of operations. We do not have interest rate risk in our outstanding debt and do not enter into interest rate swap agreements.

Impact of Inflation

          We believe that our results of operations are not dependant upon moderate changes in inflation rates.

Seasonality

          There are no material seasonal impacts to our results of operating, working capital, or cash flows. There is a modest increase in expenses during the first quarter of the fiscal year related to the holiday season.

BUSINESS

General

          We are a life science company focused upon the development of immunotherapy and related approaches to treat cancer. To date, we have focused upon the use of intravenous immunoglobulin, or IgG, derived from human plasma provided by healthy donors to treat melanoma, prostate, and colon cancers. We believe that IgG may be the basis of more effective and efficient cancer treatment both, as mono- or combination therapy and adjuvant cancer treatments. Our business objective is to become a recognized leader in the development of immunotherapy and related approaches to treat cancer.

          Based upon our research, it appears that non-specific IgG has anti-cancer properties. These properties appear to be due to both the immunomodulatory effects of IgG, as well as direct effects of certain antibody populations present in the IgG mixture. We have demonstrated a reduction in metastatic lesions and an improved survival in mice injected with human sarcoma or human melanoma cells when the animals were treated with IgG. There is also anecdotal clinical evidence suggesting that IgG-based therapy is efficacious in some human cancers, including melanoma, soft tissue sarcoma, and Kaposi’s sarcoma. IgG has also been found to dramatically reduce the white blood count in chronic lymphocytic leukemia. Based upon the foregoing, we recognize that IgG-based therapies possess the following distinctive features as a result of an excess of thirty years of clinical experience from treating immune deficiency and autoimmune diseases as well as manufacturing know-how:

•	Superior product safety - IgG is safe and non-toxic; and

•	Minimal manufacturing risk – The manufacturing process for IgG is well established and optimized as a result of the numerous products that have been developed from human plasma to date.

          We have developed and are developing additional product candidates on the basis of our research and development to date. Our lead product candidate, VitiGam™, is a first-in-class anti-cancer immunotherapy derived entirely from the plasma of donors with vitiligo, a benign autoimmune skin condition affecting up to 2% of the general population. We are initially utilizing VitiGam™ to target melanoma. We have demonstrated that plasma from individuals with vitiligo contains anti-melanoma activities, and we are using this discovery to develop VitiGam™ for the treatment of Stage III and Stage IV melanoma. The incidence of melanoma, despite new developments in other cancers, continues to increase and has experienced little if any therapeutic progress in the last ten years. In addition to VitiGam™, we are developing the following:

•	Adjuvant therapies - IgG-based adjuvant therapies to modulate both the proliferation of cancer cells and the metastasis of tumor cells.

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Next generation (recombinant) VitiGam™ - VitiGam™ is currently manufactured as a mixture that largely consists of IgG molecules (antibodies of the IgG type). We anticipate that within that mixture, only a subset of IgG molecules will be responsible for the biological activity of VitiGam™. “Next generation” VitiGam™ will be composed of only the IgGs required to exert the anti-melanoma effect, thereby creating a more effective compound. Identifying the relevant IgGs will also allow cost reductions.

•

Cancer Vaccines Based on VitiGam™ - An “off-the-shelf” cancer vaccine is considered a “silver bullet” in cancer therapy. We anticipate that based on our evolving understanding of the mechanism associated with VitiGam™, we may be in a position to develop such a vaccine in the future.

          We embarked on a non-FDA Phase II clinical trial to test the safety and efficacy of “standard” (e.g., collected and manufactured from healthy donors) IgG in patients with three types of late stage malignancies that have failed to respond to all other standard therapies as well as certain experimental therapies The cancers evaluated in the non-FDA, open-label Phase II trial were: melanoma, prostate, and colon cancer. Patients in the study received standard IgG at a consistent dose every 28 days (a cycle). Patients were evaluated by standard criteria for tumor progression and other markers after three cycles, and if stable or improved, such treatment continues for three additional cycles. The study closed in June 2007. Results from melanoma patients are promising and can be summarized as follows:

•	No serious untoward effects of IgG were noted; and

•

One patient with melanoma (out of 8) and one with prostate cancer (out of 9) have been stable or improved at six cycles of therapy or beyond. Indeed, the melanoma patient has completed twelve cycles, after which tumor progression was noted.

In addition to the body of pre-clinical evidence accumulated using vitiligo derived plasma or IgG, observations with melanoma patients in this study provide a clinical foundation for the current plan to develop VitiGam™.

          We plan to file an Investigational New Drug Application, or IND, for VitiGam™ in late 2007. We believe that the FDA is well acquainted with IgG-based therapies and their non-toxic characteristics from a long history of approvals of products based on plasma.

          We own a significant portfolio of patents and patent applications covering our technology and are aggressively protecting our technology developments on a worldwide basis. In addition to protecting our intellectual property, we are currently applying for a U.S. Orphan Drug Status designation for VitiGam™. Orphan Drug Status is granted by the U.S. FDA to promote the development of drugs for diseases affecting less than 200,000 people in the United States. This status will provide, if granted, a seven year period of market exclusivity as well as regulatory and income tax advantages. We are continuously evaluating in-licensing and/or acquisition opportunities to broaden our product portfolio and technology base.

          We are led by a highly-experienced management team knowledgeable in applying immunotherapy for the treatment of cancer. Our management team has access to an internationally recognized Scientific Advisory Board whose members are thought-leaders in their respective areas. Our Chief Scientist, Professor Yehuda Shoenfeld, M.D., FRCP, is a world-recognized immunologist and the innovator responsible for much of our IgG-based technology development and know-how.

Background

          Current Approaches to Cancer Therapy

          Cancer is a malignant condition which starts in a cell of a specific organ in the body. If left untreated, the cancer will grow in size, affect the organ, and ultimately spread (metastasize) to other organs throughout the body where it will also grow and affect the vital function of the organs to which it has spread. Malignant cancers are ultimately terminal because they affect vital organ function. The rate at which these events occur depends on the natural course of the specific cancer, host factors such as the general health of the patient, his or her age, the ability of his or her immune system to deal with the cancer, and other factors.

          In general and whenever possible, primary cancers are surgically removed, particularly if the tumor has not spread beyond the site where it originated. In most cases excision will be curative if the cancer has not spread (e.g. such is the case with early stage melanomas). For some cases, adjuvant chemo and/or radiation therapy may be indicated, even when the primary tumor does not appear to have spread elsewhere. Once the cancer has spread beyond its primary site, a variety of therapeutic options are available depending on the location and extent of metastases and the natural history of the cancer. Patient factors also play a role. Therapeutic options can be one or more of the following:

•	Further surgical removal;

•	Chemotherapy – the use of drugs designed to destroy cancer cells;

•	Radiotherapy – the use of radiation to kill the cancer. Radiation may be administered externally (e.g. x-ray) or via a drug that targets the cancer (brachytherapy);

•	Hormonal therapy – Some cancers are hormone-sensitive (e.g. prostate and breast);

•	Immunotherapy – the use of drugs such as antibodies or cancer vaccines that attack the cancer immunologically; and

•	Combinations of any of the above.

More recently, the use of antibodies plus chemotherapy has emerged as a promising approach to treat cancers.

          Use of Immunotherapy in Cancer Treatment

          Cancer develops from a single abnormal cell. Most individuals’ immune systems recognize the cancer cell as a “foreign invader” and destroy it. Under certain conditions, however, when the individual’s immune system is inadequate or when the cancerous cell “fools” the immune system into treating the cell as normal tissue, the cancerous cell will multiply unchecked and over time cancer will develop. Because of the importance of the immune system in protecting against cancer in the natural state, there has been extensive research dedicated to enlisting immunological approaches to treat cancer. These may be summarized as follows:

          Immunoglobulin or Antibody-Based Treatments

          Antibodies are plasma-derived proteins (also called immunoglobulins) that bind or interact with one specific (unique) target. The body synthesizes antibodies to destroy and eliminate any cell or organism that bears (expresses) the target to which the immunoglobulin is specific. After the antibodies have bound to their targets, immune cells (B and T cells and macrophages) effect the destruction of the target cell and remove the debris.

          Scientists have harnessed the body’s tools and are now able to make antibodies against virtually any target. Antibodies are manufactured outside the body, usually in cell lines, in large manufacturing plants. These antibodies are generally monoclonal - and may affect the cancer in a variety of ways:

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A monoclonal antibody may attack the tumor cell itself. An example of such a drug is Herceptin trastuzumab (it binds to the HER-2 receptor which is over-expressed in cancerous breast tissue), used in the treatment of certain patients with breast cancer.

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The antibody may react against a substance that is secreted by the tumor to enhance its own cancerous capabilities (for example to stimulate the formation of new blood vessels). Avastin bevacizumab (it targets VEGF, a growth factor that stimulates blood vessel formation or angiogenesis) used to treat colon and other cancers, is an example of such a drug.

•

The antibody may attack a target central to the modulation of the immune system. Although there are no approved therapies available for cancer, there are several products in late stage development including anti-CTLA4 antibodies (Antegren natalizumab targets a receptor in the Integrin family and is approved for the treatment of multiple sclerosis).

          GammaCan is developing immunoglobulin or antibody-based therapies. We use more than one antibody which we understand enhances our product vis-à-vis the others discussed above. Moreover, we harvest IgG from human donors which we think makes our IgG-based therapy safer than others. Our donors are considered healthy and are extensively screened for possible diseases or contaminants.

          Immunoglobulins are also used in combination with chemotherapeutic drugs as an adjuvant therapy. We are active in developing this approach as well.

          Cell-Based Therapies

          There are two basic approaches to this therapy. The first involves “harvesting” the patient’s own immune or other cells, manipulating them outside the body and then returning them to the patient as an anti-cancer therapy. A second approach involves taking “established” immune or other cells and giving them to a cancer patient. Clinical and commercial development of cell-based therapies has been challenging and there are no commercial products in the market at present.

          Tumor Vaccinations

          This is the use of tumor extracts or other substances related to the tumor to induce the patient’s immune system to act against the tumor. Such vaccines would work in a manner similar to any other vaccine (e.g. rubella, varicella) except that the target is an internal “invader”, the cancer, rather than an external pathogen such as a virus. To date, only two cancer vaccines are commercially available (Melacine, sold by GlaxoSmithKline in Canada to treat melanoma and Merck’s Gardasil human papilloma virus vaccine to prevent cervical cancer). We are also pursuing novel ways to leverage our knowledge of the immune system, IgG biology, and the cellular immune response in order to develop cancer vaccines.

          Immune Modulators

          Small stretches of nucleic acids have been shown to be immunostimulatory. These molecules affect the innate immune response by means of so called “pattern recognition receptors”. Several therapies based on this concept are in clinical development.

          Stage III and Stage IV Melanoma

          Melanoma is a serious skin cancer that originates from the transformation (e.g., conversion from normal cells to cancerous cells) of melanocytes, the skin’s pigment (melanin) producing cells. In 2002, the American Joint Committee on Cancer (AJCC) published a revised staging system for melanoma comprising five different stages of the degree of the disease (Stages 0 through IV).

          Current therapies for melanoma, especially those available for the treatment of Stage III and Stage IV metastatic melanoma, are unsatisfactory. Chemotherapy, with or without the addition of biologics have improved survival only slightly, if at all, and the overall prognosis in these patients is poor. Interferon (IFN), interleukin-2 (IL-2) and dacarbazine are the most commonly prescribed therapeutics for the treatment of Stage III and Stage IV melanoma. Their efficacy is moderate and these drugs are plagued by significant side effects. Newer therapies, including monoclonal antibodies and vaccines, are still in development stage. Accordingly, new approaches for the treatment of melanoma are being actively pursued and metastatic melanoma remains a major unmet medical need.

          According to the American Cancer Society (ACS):

•	there were 62,160 new cases of melanoma diagnosed in the U.S. during 2006; and

•	the incidence of melanoma in the U.S. has doubled since 1973 and has doubled around the world as well.

          If recognized early, melanoma is curable by surgery alone. Most new cases are, in fact, cured surgically. For Stage 0, simple excision is 100% effective. For Stage I melanoma, surgery is also almost 100% effective.

          Melanoma can be a particularly aggressive cancer. Although melanoma accounts for only 4% of all skin cancers, it accounts for 80% of all skin cancer deaths. Once the disease has spread, the prognosis worsens dramatically. There have been no significant advances in improving the survival of patients with advanced melanoma (Stages II to IV) in the ten last years and limited success in improving their quality of life. We are committed to developing better and safer immune mediated approaches to treat melanoma and other cancers.

          We believe that the U.S. melanoma market will continue to grow significantly in the next few years as a result of:

•	ozone depletion;

•	increased exposure to the sun; and

•	population growth in the sunbelt.

Market researchers estimate the number of melanoma cases will grow from 731,000 cases in 2004 to over 1,000,000 cases in 2010.

          Accordingly to Navigant Consulting, the worldwide melanoma market is expected to double from $265 million in 2004 to over $600 million in 2009. Experts estimate that it will exceed $1 billon in 2010. The U.S. accounts for close to 50% of the worldwide melanoma market.

          Intravenous Immunoglobulin (IgG)

          Intravenous immunoglobulins are manufactured from human plasma. More than 12 million liters of source plasma are collected annually in the U.S. Virtually all this plasma is collected from paid donors.

          The plasma industry has existed for more than 50 years and has developed substantial experience and know-how in methods to attract, recruit and retain donors. The industry recruits individuals to donate plasma for the manufacture of standard plasma products as well as other individuals who agree to be immunized prior to the donation of plasma for the production of specific immunoglobulin preparations (e.g. rabies immune globulin, Rh immune globulin, hepatitis B immune globulin, etc.). This also includes recruiting specific patients whose plasma contains commercially valuable constituents, particularly for use as control reagents in the diagnostic field and for research (e.g. patients with anti-mitochondrial antibodies, patients with various hyperglobulinemic syndromes, etc.).

          Plasma for manufacture into plasma derivatives is collected by plasmapheresis. This is a process where the donor is connected to a machine for about 40 minutes. The machine extracts plasma, and returns the blood’s cellular components to the donor automatically. Plasma collected by this approach is termed source plasma. On average, about 800 to 850 mls of plasma are “harvested” per donation. Donors may donate twice per week and are monitored with an FDA-mandated series of tests with every donation which includes a plasma protein determination and testing for transmissible diseases. There is substantial literature going back more than 30 years indicating that regular plasmapheresis donors suffer no ill effects from this activity.

Strategy

          Our business objective is to become a recognized leader in the development of immunotherapy and related approaches to treat cancer. We intend to pursue our objective by implementing the following key strategies:

                    Market Introduction of VitiGam™ Through Its Designation as an “Orphan Drug”

          We are currently applying for a U.S. Orphan Drug Status designation for VitiGam™. Orphan Drug Status is granted by the FDA to promote the development of drugs for diseases affecting less than 200,000 people in the U.S. If granted, Orphan Drug Status will provide us with the following:

•	seven year period of market exclusivity;

•	waiver of fees required for FDA filings and registrations; and

•	tax incentives for up to 50% of clinical development costs.

Based on the precedent of other innovators’ drugs being awarded Orphan Drug status, and informal advice received during our 2006 pre-IND meeting with the FDA, we feel comfortable with pursuing an Orphan Drug Status designation for VitiGam™.

                    Leverage Our Capabilities in Order to Bring To Market Novel and Improved Cancer Therapy Products

          We intend to leverage our IgG-based technology, the expertise of our development team, and the expertise of GammaCan’s research and development partner, Sheba Hospital in Tel Ha’Shomer, and Professor Yehuda Shoenfeld, M.D., F.R.C.P., a world renowned immunologist.

                    Leverage Our Research and Development Efforts to Attract Collaborative Partners to Assist Us

          We intend to utilize our research and development efforts to attract collaborative partners with expertise in, and resources necessary for, clinical trials and manufacturing. By entering into collaborative arrangements, we anticipate that we will gain access to sales, marketing, and other resources to expedite commercialization of our product candidates.

                    Continue to Leverage Our Technology to Develop Additional Products

          We intend to build upon our technology to develop the following:

•	Adjuvant therapies - IgG-based adjuvant therapies to modulate both the proliferation of cancer cells and the metastasis of tumor cells.

•

Next generation (recombinant) VitiGam™ - VitiGam™ is currently manufactured as a mixture that largely consists of IgG molecules (antibodies of the IgG type). We anticipate that within that mixture, only a subset of IgG molecules will be responsible for the biological activity of VitiGam™. “Next generation” VitiGam™ will be composed of only the IgGs required to exert the anti-melanoma effect, thereby creating a more effective compound. Identifying the relevant IgGs will also allow cost reductions.

•

Cancer Vaccines Based on VitiGam™ - An “off-the-shelf” cancer vaccine is considered a “silver bullet” in cancer therapy. We anticipate that based on our evolving understanding of the mechanism associated with VitiGam™, we may be in a position to develop such a vaccine in the future.

Research and Development Program

          Foundational Research

          Prior to the acquisition of ARP by us, ARP scientists have conducted extensive pre-clinical research to test the effectiveness of IgG immunotherapy in treating cancer. They have employed mouse models of various types of cancers as well as various types of human cancers introduced into these mice. They have investigated the effectiveness of IgG treatment at various stages of disease progression, using alternative dosages and routes of administration. These pre-clinical and preliminary experiments have shown that IgG treatment prevents metastases and tumor recurrence for a broad spectrum of cancers with little or no side effects.

          Most pre-clinical experiments were conducted using a standard dosage of 2.0 grams per kilogram body weight. Additional experiments have shown that our proposed therapy is effective with low doses of IgG representing 1% (20 milligrams per kilogram body weight) of the standard IgG dosage. These experiments suggest that IgG treatment could be affordably administered as a preventative measure. IgG has been shown in mice experiments to be effective when administered subcutaneously, intravenously, or through intra-cavitary injection. The option of alternative routes of administration dramatically improves ease-of-use and enables the treatment of previously untreatable conditions such as intra-peritoneal spread (i.e. ovarian carcinoma). IgG has also been shown to be effective when administered as a whole molecule or as a fraction.

          Product Development

          Our near term focus is to demonstrate efficacy of IgG-based cancer immunotherapy in human clinical trials. Efficacy is the ability of a drug or other treatments to produce the desired result when taken by its intended users. If ultimately proven to be successful, and we can provide no assurance that it will be, we could be well-positioned to enter a licensing agreement with one or more major pharmaceutical partners for late stage clinical development and/or commercial market development and sales.

          IgG immunotherapy will require regulatory approval before being commercially marketed for human therapeutic use. Clinical trials generally include three phases that together may take several years to complete. Phase I clinical studies (toxicity trials) are primarily conducted to establish the safety and determine the maximum tolerated dose, or MTD. Phase II studies are designed to determine preliminary efficacy and establish dosing. Phase III studies are conducted to demonstrate therapeutic efficacy in a statistically significant manner at the levels of optimal dose, method or route of delivery into the body, and the schedule of administration. Once clinical trials are completed successfully, products may receive regulatory approval. See “Business—Government Regulation”.

          Between July 2005 and June 2007, we conducted a Non FDA, open-label Phase II clinical trial (GCAN-01) in humans to demonstrate clinical efficacy of IgG-based immunotherapy in three major cancers: colon, prostate, and melanoma. 32 patients enrolled, out of which 27 actually received the IgG treatment. This Phase II open label clinical trial was conducted at three medical centers in Israel. We may continue to monitor patients for a number of years after the trial in order to collect additional evidence of efficacy and monitor potential benefits or adverse effects of the IgG-based treatment. If successful or promising, and at this preliminary stage we can provide no assurance they will be, we may utilize the results of these clinical trials to enter into discussions with a major pharmaceutical partner and plasma-based product manufacturers to work with us to potentially commercialize this IgG–based product. Prior to commercialization, we, together with any collaborative partners, will be required to conduct Phase III clinical trials in accordance with local regulatory requirements. Such trials may be long-term trials and may require substantial financial resources that we do not presently possess.

          We are also in the process of applying for a U.S. Investigational New Drug Application (“IND”) with the FDA for VitiGam™, our next generation IgG-based product and a first-in-class anti-cancer immunotherapy. We expect that VitiGam™ will enter the clinic under a U.S. IND in the near future. VitiGam™ is designed to target melanoma patients with stage III and IV melanoma.

          VitiGam™ is an intravenous IgG formulation derived from IgG manufactured from plasma collected from donors with vitiligo, a benign autoimmune skin condition affecting up to 2% of the general population. GammaCan scientists have shown that vitiligo derived IgG (VitiGam™) contains anti-melanoma activities in substantially higher quantities than those found in IgG from other donors. This “enriched” vitiligo IgG formulation has potent anti-melanoma activity in both in vitro and in vivo melanoma models. Preliminary data from the ongoing, open-label Phase II trial of GCAN 101 (“standard” IgG) in melanoma patients further support the rationale underling the VitiGam™ program.

          We intend to conduct a Phase I/2 trial under a U.S. IND to evaluate VitiGam™ in patients with stage III and IV melanoma. We estimate that the costs of this Phase I/2 will be substantial; the timing of initiation of the Phase I/2 trials will be based on several major factors, including our ability to attract sufficient financing on acceptable terms.

          We are also contemplating conducting additional clinical trials to test new formulations and/or combinations of IgG-based immunotherapies and to test these formulations and/or methods for different cancers at different stages of disease progression with varying dosages and routes of administration. To achieve this we may elect to partner with a pharmaceutical company to conduct these further clinical trials, in order to attain broad-based regulatory approval.

          We expect that it will take a number of years to receive final approval and registration of our IgG preparation for commercial use as an anti-cancer agent. Our strategy is to collaborate with a suitable partner to support late stage (Phase III) clinical development, registration and/or sales for our IgG-based cancer products.

          We have spent approximately $2.0 Million through March 31, 2007 on our research and development.

Raw Materials

          IgGs are manufactured from human plasma. More than 12 million liters of source plasma are collected annually in the U.S. Virtually all this plasma is collected from paid donors. The U.S. supplies the majority of the plasma needed for the in excess of $6 billion plasma-derivatives market worldwide. The largest producers of IgG are CSL-Behring, a subsidiary of CSL LTD., Baxter Bioscience, a business of Baxter International Inc., and Talecris Biotherapeutics, Inc. (formerly the plasma business of Bayer A.G.’s Biological Products business unit). In addition, there are numerous smaller suppliers serving the market. We generally depend upon a limited number of suppliers for our IgGs. Although alternative sources of supply for these materials are generally available, we could incur significant costs and disruptions in changing suppliers. The termination of our relationship with our suppliers or the failure of these suppliers to meet our requirements for raw materials on a timely and cost-effective basis could materially adversely affect our business, prospects, financial condition and results of operations.

Patents and Licenses

          To the best of our knowledge, we are the only entity to own issued patents covering the use of IgG-based therapies for the treatment of cancer. We have been issued two U.S. patents that cover the use of basic IgG to treat cancers.

U.S. Patent 5,562,902, “Immunotherapeutic Method of Treating Cancerous Disease by Administration of Intravenous Immunoglobulin” claims the use of intravenous IgG or fragments to inhibit melanoma metastasis. The claims further recite the intracavitary and subcutaneous administration of intravenous IgG or fragments to inhibit tumor metastasis. The patent was issued on October 8, 1996.

US Patent 5,965,130, “Immunotherapeutic Method of Treating Cancerous Disease by Administration of Gamma Globulins” claims the use of 2g/kg bodyweight/month to inhibit the growth of a primary tumor or metastases. The claims further recite the intracavitary and subcutaneous administration of intravenous IgG or fragments to inhibit tumor metastasis. The patent was issued on October 12, 1999.

          In December 2006, we filed two Continuations in Part (“CIPs”) to these patents. The first CIP is titled “Administration of Gamma Globulins to Treat Metastatic Melanoma” and builds on the pre-clinical work conducted at GammaCan and substantiates these findings with data from ongoing clinical trials. The second CIP is titled “Administration of Gamma Globulins to Treat Cancer” and provides experimental data supporting the use of IgG-based therapy for colorectal cancers.

          Consistent with a strategy to seek protection in key markets worldwide, we have been issued or are prosecuting national counterparts to its issued U.S. patents.

          We have filed two additional U.S. patent applications that cover both “composition of matter” and “methods” for using IgG manufactured from donors with Vitiligo (VitiGam™) and its use in melanoma. The prosecution of these and related patents is taking place in the U.S. and worldwide.

          We have filed one additional U.S. patent application covering IgG-based therapy in an undisclosed “field of use”.

          Our patent strategy is as follows:

•	Aggressively protect all current and future technological developments to assure strong and broad protection by filing patents and/or continuations in part as appropriate;

•	Protect technological developments at various levels, in a complementary manner, including the base technology, as well as specific applications of the technology; and

•	Establish comprehensive coverage in the U.S. and in all relevant foreign markets in anticipation of future commercialization opportunities.

          We believe that our success will depend in part on our ability to obtain patent protection for our Intellectual Property. Our patent coverage includes a wide range of matters including but not limited to: a novel method of administering to a mammal a preparation of IgG for inhibiting tumor metastasis, for treating primary tumors, and for a broad spectrum of cancerous diseases. Our patents will both expire in November 2014.

          We believe anyone selling IgG for treatment of cancer is subject to these patents. However, the validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications by us will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the patents that have been or may be issued to us will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our technology or design around any patents that have been or may be issued to us. Since patent applications in the United States are maintained in secrecy for the initial period of time following filing, we also cannot be certain that others did not first file applications for inventions covered by our pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

          In addition we have pending applications for the use of IgG based therapies for the treatment of melanoma and other additional U.S. and international patents and or patent applications. In October 2006 we filed a patent application for the utilization of IgG therapy as a potential treatment for Avian Influenza.

          We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

          Our success will also depend in part on our ability to commercialize our technology without infringing the proprietary rights of others. Although we have conducted freedom of use patent searches no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technology components, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Partnerships and Collaborative Arrangements

          We anticipate that we will enter into strategic relationships for plasma collection and for the manufacture of VitiGam™. There is considerable specialized expertise associated with the collection and manufacture (fractionation) of plasma products. There are also significant expenses, capital expenditures and infrastructure involved in the manufacture of plasma. We believe that working together with strategic partners will expedite product formulation, production and approval.

          On December 13, 2005, we entered into a Research and Licensing Agreement with Tel Ha’Shomer Medical Research Infrastructure and Services Ltd. (“THM”), pursuant to which we have agreed to provide THM with $200,000 in funding for THM to conduct a research project relating to the mechanism of action for intravenous IgG, hyper-immune intravenous IgG and use of intravenous IgG as an anti-cancer treatment. To date we paid a total of $200,000 to THM under this agreement. Pursuant to the agreement, THM has granted our subsidiary an exclusive world wide license to any resulting technology and know-how as described in the above mentioned agreement.

          In October 2006, we entered into a strategic agreement with Life Therapeutics, Inc. (“Life”) for the purpose of collecting source plasma from individuals with Vitiligo. Under the agreement, Life will be responsible for the collection, storage, quality control, import/export, delivery, and supply of plasma to us in such amounts as required to complete Phase I and Phase II clinical trials for VitiGam™. Life is a U.S./Australian company that specializes in niche therapeutic hyperimmune products. Life currently operates 13 plasma collection centers in eight American states and has considerable experience recruiting and collecting “hard to find plasma donors”. Life is headquartered in Atlanta, Georgia and operates facilities in the U.S. and in Australia. In the event that Life, for any reason, fails to provide us with its total required plasma for the timely initiation and completion of Phase I and Phase II clinical testing for VitiGam™, we will have the unrestricted right to acquire plasma from other sources. We recognize the importance of having access to sufficient plasma for the clinical development of VitiGam™ as well as for commercial sale. To assure adequate and timely access to plasma, we have in addition to Life, entered into discussions with other FDA-approved plasma collectors. Life and GammaCan have been approved for a $1 million dollar grant for VitiGam’s™ Phase I and Phase II clinical program by the BIRD Foundation, an Israeli Government non-profit organization that promotes U.S./Israeli joint programs.

          We have engaged Theradex, a highly-regarded U.S.-based contract research organization, or CRO, with extensive experience in clinical trial design and execution in melanoma to help design the Phase I and Phase II studies. A full protocol is being written and is currently undergoing a review by oncologists, bio-statisticians, consultants, our Scientific Advisory Board, and another highly-experienced CRO  named INC RESEARCH®, Inc. which has been engaged to provide services in connection with support of clinical investigation, management and/or research of particular clinical studies.

          We have engaged BioSolutions Services, LLC (“BioSolutions”), for various projects to assist us with the commercialization of our anti-cancer immunotherapy to treat metastatic cancer. The first project relates to regulatory consulting services to be provided by Biosolutions in connection with the application for an IND with the US FDA for VitiGam.

Government Regulation

          The Drug and Therapeutic Product Development Process

          The FDA requires that pharmaceutical and certain other therapeutic products undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials or clinical studies, is either conducted internally by life science, pharmaceutical, or biotechnology companies or is conducted on behalf of these companies by contract research organizations.

          The process of conducting clinical studies is highly regulated by the FDA, as well as by other governmental and professional bodies. Below we describe the principal framework in which clinical studies are conducted, as well as describe a number of the parties involved in these studies.

          Protocols. Before commencing human clinical studies, the sponsor of a new drug or therapeutic product must submit an investigational new drug application, or IND, to the FDA. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol sets forth, among other things, the following:

•	who must be recruited as qualified participants;

•	how often to administer the drug or product;

•	what tests to perform on the participants; and

•	what dosage of the drug or amount of the product to give to the participants.

          Institutional Review Board. An institutional review board is an independent committee of professionals and lay persons which reviews clinical research studies involving human beings and is required to adhere to guidelines issued by the FDA. The institutional review board does not report to the FDA, but its records are audited by the FDA. Its members are not appointed by the FDA. All clinical studies must be approved by an institutional review board. The institutional review board’s role is to protect the rights of the participants in the clinical studies. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the study proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical studies.

          Clinical Trials. Human clinical studies or testing of a potential product are generally done in three stages known as phase I through phase III testing. The names of the phases are derived from the regulations of the FDA. Generally, there are multiple studies conducted in each phase.

          Phase I. Phase I studies involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I studies determine a product’s basic safety and how the product is absorbed by, and eliminated from, the body. This phase lasts an average of six months to a year.

          Phase II. Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels of the drug. If phase II studies show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will continue to review the substance in phase III studies.

          Phase III. Phase III studies involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These studies generally last two to three years. Phase III studies are conducted at multiple locations or sites. Like the other phases, phase III requires the site to keep detailed records of data collected and procedures performed.

          New Drug Approval. The results of the clinical trials are submitted to the FDA as part of a new drug application (“NDA”). Following the completion of phase III studies, assuming, the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an NDA to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging and labeling the product. The FDA’s review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

          Phase IV. The FDA may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as phase IV studies, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the FDA has increased its reliance on these trials. Phase IV studies usually involve thousands of participants. Phase IV studies also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

          Biologics License Application. Once clinical trials are completed and the results tabulated and analyzed, a Biologics License Application (“BLA”) is submitted to the FDA. The application presents to FDA reviewers the entire history or the “whole story” of the drug product including animal studies/human studies, manufacturing, and labeling/medical claims. Before the FDA applies its scientific technical expertise to the review of the application, it will decide if the application gets a “priority review” or a “standard review”. This classification determines the review timeframe. A priority review is for a drug that appears to represent an advance over available therapy, whereas, a standard review is for a drug that appears to have therapeutic qualities similar to those of an already marketed product. Generally, an advisory committee (the Oncology Drug Advisory Committee, ODAC) will review the BLA and make a recommendation to the FDA. This outside advice is sought so that the FDA will have the benefit of wider expert input. The FDA usually agrees with the advisory committee decisions but they are not binding.

          The FDA takes action on the BLA after their review is complete. There are three possible actions to be taken by the review team:

•	Approved – This indicates to a company that they may now market in the U.S.;

•	Not Approved – This tells a company that the product may not be marketed in the U.S. and is accompanied by a detailed explanation as to why; and

•

Approvable – This indicates that the FDA is prepared to approve the application upon the satisfaction of certain conditions. These drug products may not be legally marketed until the deficiencies have been satisfied, as well as any other requirements that may be imposed by the FDA.

          The drug approval process is time-consuming, involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials.

          Orphan Drug Act. The Orphan Drug Act provides incentives to develop and market drugs (“Orphan Drugs”) for rare disease conditions in the United States. A drug that receives Orphan Drug designation and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. A drug which is considered by the FDA to be different than such FDA-approved Orphan Drug is not barred from sale in the United States during such exclusive marketing period even if it receives approval for the same claim. We can provide no assurance that the Orphan Drug Act’s provisions will be the same at the time of the approval, if any, of our products.

          Other Regulations

          Various Federal and state laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movements, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research or applicable to our activities. They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and

Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation. The extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted.

Competition

          Competition in General

          Competition in the area of biomedical and pharmaceutical research and development is intense and significantly depends on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. Our competitors include major pharmaceutical, medical products, chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. We are aware of certain other products manufactured or under development by competitors that are used for the treatment of the diseases and health conditions that we have targeted for product development. We can provide no assurance that developments by others will not render our technology obsolete or noncompetitive, that we will be able to keep pace with new technological developments or that our technology will be able to supplant established products and methodologies in the therapeutic areas that are targeted by us. The foregoing factors could have a material adverse affect on our business, prospects, financial condition and results of operations. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with our company in recruiting and retaining highly qualified scientific personnel and consultants.

          Competition within our sector itself is increasing, so we will encounter competition from existing firms that offer competitive solutions in the cancer treatment solutions. These competitive companies could develop products that are superior to, or have greater market acceptance, than the products being developed by our company. We will have to compete against other biotechnology and pharmaceutical companies with greater market recognition and greater financial, marketing and other resources.

          Our competition will be determined in part by the potential indications for which our technology is developed and ultimately approved by regulatory authorities. In addition, the first product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which we, or our potential corporate partners, can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, obtain and maintain patent protection and secure adequate capital resources. We expect our technology, if approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value and patent position.

          Competition for VitiGam™

          We anticipate VitiGam™ to be a competitive anti-melanoma drug because of its anticipated efficacy and safety profile. Treatment options for Stage III and Stage IV melanoma comprise three drugs from major drug classes as follows:

•

Antineoplastics – Antineoplastics include chemotherapeutics (alkylating agents, antimetabolites and antimitotic agents) that are administered intravenously or orally. Generally speaking, they have significant toxicity associated with severe side effects to the patient. Antineoplastics are typically used to treat Stage IV melanoma.

•	Immunomodulators – Substances that suppress, stimulate or boost the immune system. These have some efficacy (10% to 20%), with side effects that are moderate compared to antineoplastics.

•	Vaccines –Preparations that aim at “coaxing” the patient’s immune system to mount an immune response against the tumor.

Because of the paucity of safe and effective therapies to treat late stage melanomas, so called “off-label” use of drugs is common and physicians typically use antineoplastics approved for other cancers in treating melanoma.

          Antineoplastics and immunomodulators account for 80% of the treatment for Stage III and Stage IV melanoma. Interferon (IFN), interleukin-2 (IL-2) and dacarbazine are the most commonly prescribed therapeutics in these categories.

•	Schering Corporation’s INTRON® A (Interferon alfa-2b, recombinant) dominates the melanoma market with a 46% market share;

•	Chiron’s PROLEUKIN® (aldesleukin, recombinant human interleukin-2, rhIL-2) commands approximately 28% of the total melanoma market; and

•	Bayer’s DITC–DOME (dacarbazine, alkylating agent) accounts for 9%.

The majority of the remaining 17% of the market is comprised of a group of antineoplastics that are sold by Bristol Myers Squibb, Daiichi, Eli Lilly, and Roche. GlaxoSmithKline is currently the only company selling a melanoma vaccine.

Scientific Advisory Board

          We maintain a scientific advisory board consisting of internationally recognized scientists who advise us on scientific and technical aspects of our business. The scientific advisory board meets periodically to review specific projects and to assess the value of new technologies and developments to us. In addition, individual members of the scientific advisory board meet with us periodically to provide advice in particular areas of expertise. The scientific advisory board consists of the following members, information with respect to whom is set forth below: David Sidransky; Richard Spritz, M.D.; Yoseff Yarden M.D., Ph D.; Lynn M. Schuchter M.D.; and Pearl E. Grimes M.D.

          David Sidransky, M.D. Dr. Sidransky is the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is Professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at Johns Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine. He has served as a Director of Imclone since January 2004. He is a founder of several private biotechnology companies and has served on the scientific advisory boards of many private and public companies including MedImmune, Telik, Roche and Amgen. He was formerly on the Board of Scientific Counselors at the NIDCR and is currently a member of the Recombinant DNA Advisory Committee at the National Institute of Health (NIH). Dr. Sidransky is a member of numerous editorial boards. He has over 250 peer-reviewed publications, has contributed more than 40 cancer reviews, and also has numerous issued biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International Prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating To Smoking and Health by the American College of Chest Physicians, and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research.

          Richard Spritz, M.D. Dr. Spritz is the Director Human Medical Genetics Program and Professor of Pediatrics, Biochemistry and Molecular Genetics at the University of Colorado Health Science Center. Prior to his tenure at the University of Colorado, Dr. Spritz served as Professor of Medical Genetics and Pediatrics at the University of Wisconsin. Among his numerous accomplishments, Dr. Spritz sits on the Medical Advisory Board of Vitiligo Support International, is a member of the Council of the PanAmerican Pigment Cell Society, and has chaired a number of NIH Committees. He has for many years served on various national research advisory committees and for the March of Dimes Birth Defects Foundation. He has published over 170 peer-reviewed papers and receives ongoing research support from the NIH, specifically for studies of the genetics of human pigmentation and autoimmune disorders. Dr. Spritz holds an M.D. from Pennsylvania State University, was a Resident in Pediatrics at the Children’s Hospital of Philadelphia, and was a Fellow in Human Genetics at the Yale University School of Medicine. Dr. Spritz has received many honors and awards, including the first Annual Research Award from the Society for Pediatric Dermatology, the Vitiligo and Melanocyte Biology Research Achievement Award from the American Skin Association, the Tanioku Memorial Lectureship from the Japanese Society for Investigative Dermatology, and the Alumni Fellow Medal from Pennsylvania State University.

          Yoseff Yarden M.D., Ph D. Dr. Yarden is professor in the Department of Biological Regulation at the Weizmann Institute of Science in Rehovot,. He received his B.Sc. in Biology and Geology (cum laude) at the Hebrew University in Jerusalem in 1979, and his Ph.D. at the Weizmann Institute in 1985. Dr. Yarden’s research career has been devoted to understanding the role of the EGFR family of growth-factor receptors and EGF-like growth factors in human cancers. He has been involved in many crucial developments in this field, including isolating the EGFR, isolating several neuregulins, establishing the pivotal role of receptor dimerization in transmembrane signaling, understanding the role of HER2 in signal transduction and tumor development, and resolving the process of ligand-induced degradation of oncogenic receptors.

          Lynn M. Schuchter M.D. Dr. Schuchter is Director of the Abramson Cancer Center at the University of Pennsylvania and is a world renowned hematologist and oncologist. Her published research and focus of investigative clinical trial activity is melanoma and breast cancer. Dr. Shuchter’s research has led to the development of leading-edge approaches to melanoma therapy.

          Pearl E. Grimes M.D. Dr. Grimes is nationally and internationally recognized for her work on pigmentary disorders. She lectures worldwide on pigmentary disorders including Vitiligo, Melasma, and post-inflammatory hyperpigmentation. Dr. Grimes is the past Assistant Editor of the Journal of the American Academy of Dermatology, and has served on the Editorial Board of the Journal of Clinical Dermatology, Practical Dermatology, and Skin & Allergy News. Dr. Grimes is presently a contributing editor to Cosmetic Dermatology. As founder of The Vitiligo and Pigmentation Institute of Southern California and its ongoing research program, Dr. Grimes’ mission is to provide cutting edge therapies to patients suffering from Vitiligo and other pigmentary disorders. She has authored over 100 publications and abstracts and is a member of: The American Academy of Dermatology; the American Society of Dermatological Surgery; the American Dermatological Association; Society of Investigative Dermatology; Dermatology Foundation; and the International Pigment Cell Society. Dr. Grimes is a graduate of Washington University in St. Louis, Missouri and completed her Dermatology Residency at Howard University Hospital in Washington, D.C.

Employees

          We have been successful in retaining the experienced personnel involved in our research and development program. In addition, we believe we have successfully recruited clinical/regulatory, quality assurance and other personnel needed to advance through clinical studies or have engaged the services of experts in the field for these requirements. As of July 24, 2007, we employed eight individuals and engaged the services of several consultants. Of our employees, three are officers, three were engaged in research and development work, and the remaining two in administration work.

Facilities

          Our principal executive offices are located in approximately 1337 square feet of office space in Kiryat Ono, Israel. The lease commenced on August 10, 2006 and is for a period of 36 months. The aggregate annual base rental for this space is $26,827. Since, June 8, 2006, we have been leasing a suite in New York for the use of our CEO. The lease agreement was renewed on June 6, 2007 for a period of 12 months and the aggregate annual base rental for this space is $24,000. We believe that our existing facilities are suitable and adequate to meet our current business requirements. In the event that we should require additional or alternative facilities, we believe that such facilities can be obtained on short notice at competitive rates.

Legal Proceedings

          We are not a party to any material legal proceedings.

MARKET PRICE FOR THE COMMON STOCK

          Our common stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “GCAN.OB”. The quarterly high and low reported sales prices for our common stock as quoted on the OTCBB for the periods indicated are as follows:

	High	Low

Year Ended September 30, 2005
Three Months Ended December 31, 2004	$2.20	$1.50
Three Months Ended March 31, 2005	$1.92	$1.45
Three Months Ended June 30, 2005	$1.85	$0.90
Three Months Ended September 30, 2005	$1.45	$0.85

Year Ended September 30, 2006
Three Months Ended December 31, 2005	$1.75	$1.01
Three Months Ended March 31, 2006	$1.72	$1.05
Three Months Ended June 30, 2006	$1.69	$0.71
Three Months Ended September 30, 2006	$1.20	$0.53

Year Ending September 30, 2007
Three Months Ended December 31, 2006	$0.70	$0.35
Three Months Ended March 31, 2007	$0.68	$0.37
Three Months Ended June 30, 2007 (through June 11, 2007)	$0.70	$0.45
Three Months Ending September 30, 2007 (through July 24, 2007)	$0.53	$0.40

          The foregoing quotations were provided by Yahoo finance and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

          The last reported sale price per share of common stock as quoted on the OTCBB was $0.48 on July 24, 2007. As of such date, we had 44,958,917 shares of common stock outstanding. Based on information available from our registrar and transfer agent, we estimate that we had approximately 51 stockholders of record on July 24, 2007.

Securities Authorized for Issuance under Equity Compensation Plans

          The following table summarizes securities authorized under equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weight-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	5,800,000	$0.58	4,200,000
Total

MANAGEMENT

Executive Officers, Directors, and Key Employees

          Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Name	Age	Position

Patrick Schnegelsberg	43	Chief Executive Officer

Vered Caplan	39	Vice President of Corporate Development

Steven Katz	59	Chairman of the Board of Directors and President

Albert Passner	69	Director

Yair Aloni(2)	57	Director

Shmuel Levi(1) (2)	58	Director

Josef Neuhaus(1)(2)	44	Director

Chaime Orlev	37	Chief Financial Officer, Treasurer

Prof. Yehuda Shoenfeld, M.D.	57	Chief Scientist

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

          Set forth below is biographical information with respect to each of the aforementioned individuals.

          Mr. Patrick Schnegelsberg served as Director of Investment Banking for Global Capital Markets Group (GCMG), an independent investment bank known internationally for advising on mergers and acquisitions and crafting innovative financial and strategic solutions for clients globally, with offices in New York and Sydney, Australia. Prior to GCMG Mr. Schnegelsberg served as Director of Investment Banking at Rodman & Renshaw. In this position, he led M&A and private transactions for a host of significant companies in Life Sciences. Prior to entering investment banking, Mr. Schnegelsberg acted as a buy-side analyst and portfolio manager for Mehta Partners, a leading healthcare-focused hedge fund. He joined Mehta Partners after having worked for several years in the consulting industry with tenures at Booz Allen Hamilton’s New York healthcare practice and at Boston-based Global Prior Art, where he founded and fostered the growth of the Company’s Life Sciences practice and intellectual property practice. The client roster included top tier pharmaceutical and biotechnology companies as well as some of the top U.S. and EU IP law firms. Mr. Schnegelsberg graduated from Harvard Medical School and preformed his Ph.D. thesis research in the laboratory of Dr. Rudolf Jaenisch at the Whitehead Institute/M.I.T. He published his first peer-reviewed paper as an undergraduate and since then his work has been published in peer reviewed journals including Cell and Nature. Mr. Schnegelsberg was appointed our chief executive officer in April 2006.

          Ms. Vered Caplan earned her M.Sc. in Bio-Medical Engineering and Business Management from Tel Aviv University and a B.A. in Mechanical Engineering from the Technion and is presently writing her Ph.D. thesis in Biomedical Engineering. She is a major GammaCan shareholder. From July 2005 to April 2006 she was our acting CEO and from July 2005 our CEO of our subsidiary GammaCan Ltd. In May 2007, Ms. Caplan became Vice President of Corporate Development. Ms. Caplan is one of the most active entrepreneurs in Israeli Life Sciences. Before the formation of GammaCan, she was involved in the founding and management of more than ten ventures in which she served in a CEO or senior management position, including: Critisense Ltd. (an electro-optic based metabolic monitoring company); Serapis Ltd. (a drug development company based on GPCR targeted assays); Drugon Biotechnology Ltd.; Barnev Ltd. (a labor monitor company); SloFlo Ltd. (an infertility treatment company); Contipi Ltd. (an incontinence treatment company); Mind Guard Ltd. (a peripheral stents company); MTRE Ltd. (a thermo-regulation systems company); and Meduck, Ltd. (an anesthesia monitoring systems company). From 1997 to 1998, Ms. Caplan served as a manager of Aran, one of the largest development companies in Israel with responsibility for investments in start-up medical. Ms. Caplan is the sole owner of PBD Ltd., a business development services company for life science companies.

companies, and head of medical development. From 1995 to 1997 Ms. Caplan served as a manager for Medispec, LTD., a company manufacturing and marketing urology devices and systems worldwide.

          Mr. Steven Katz has been, since 1982, President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. From January 2000 to October 2001, he was President and Chief Operating Officer of Senesco Technologies, Inc., an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. He was a co-founder and Executive Vice President, from 1983 to 1984, of S.K.Y. Polymers, Inc., a biomaterials company. Prior thereto, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp and from 1976 to 1981 held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. He had been employed by Revlon, Inc. in 1975 and Price Waterhouse & Co. from 1969 to 1974. Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York (CCNY) in 1969. He is presently a member of the Board of Directors of the following publicly-held corporations: USA Technologies, Inc. (OTCBB: “USAT”); NaturalNano, Inc. (OTCBB: “NNAN”); and Health Systems Solutions, Inc. (OTCBB: “HSSO”) and several private companies.

          Mr. Albert Passner has been for more than five years a consultant in the fields of physics and engineering following an illustrious career at Lucent/AT&T Bell Labs of more than thirty years. Among his many achievements with Lucent were: the development of ultra-low noise amplifiers used to measure transistor noise; the design of the world’s most powerful pulsed electromagnet; the production of a positron plasma in the laboratory; the production of the first transverse laser in semi-conductor thin film, and the demonstration that stellar images could be corrected in real time using an electronically deformed mirror. Mr. Passner has authored and co-authored more than fifty publications. Between August 2004 and December 2006 Mr. Passner served as director of Nanoscience Technologies, Inc. (OTCBB “NANS”) and between June 2006 and March 2007, Mr. Passner served as director of USA Technologies, Inc. (OTCBB “USAT ”). Prior to Lucent /AT&T Bell Labs, Mr. Passner served as an engineer at RCA from 1961 to 1963 and a member of the staff at the Princeton-Penn Accelerator in Princeton, N.J. from 1963 to 1969. He received a B.S. in Physics from the City College of New York in 1960 and an M.S. in Physics from New York University in 1966.

          Mr. Yair Aloni has more than 25 years of experience as a senior executive of a number of companies. Since 1996 Mr. Aloni has been the managing director of Megafil Ltd., an Israeli company specializing in international trading and consulting. From 2003 to 2005 he served as the Chief Executive Officer of Solidimension Ltd., a private company specializing in 3D printers. From 1997 to 2003 Mr. Aloni served as the Chief Executive Officer of Avnan Yazamut Ltd., a company involved in investing in high technology, biotechnology and electronics companies. Prior to 1997, Mr. Aloni was an executive or senior manager at several electronic and auto parts companies.

          Mr. Shmuel Levi has been since 1999 an independent consultant concentrating in high-tech and start-up companies using his expertise in performing due diligence, fundraising, public offerings and structuring financial and legal transactions. From 2003 to 2004, he was also the Chief Financial Officer of Pluristem Life Systems, Inc., a biotechnology company whose shares are quoted on the Over-the-Counter Bulletin Board. Prior thereto he held senior level financial management positions for over 30 years at major organizations in Israel, including serving as Chief Financial Officer of Rafael Group from 1996 to 1999, Corporate Finance Manager of Strauss Group from 1991 to 1996, and a Senior Vice President of Finance of North Hills Israel Ltd. Mr. Levi received a M.Sc. and B.Sc. in Economics and Management from the Technion and Israel Institute of Technology in 1976.

          Mr. Josef Neuhaus, an independent consultant since 2004, brings extensive experience as a senior executive in a number of companies. From August 2006 to February 2007, Mr. Neuhaus served as Chief Financial Officer, Treasurer and Secretary of Advanced Technology Acquisition Corp. (Amex: “AXC”). Prior to that, between August 2005 and February 2006, Mr. Neuhaus served as Chief Financial Officer of Axis Mobile Ltd. (LSE: “AXIS.L”). From March 2003 to November, 2003 he served as CEO of RoadEye FLR G.P. and Managing Director of Gintec Active Safety Ltd., both private companies dealing with collision avoidance systems. During 2002 Mr. Neuhaus took a sabbatical year to complete an Executive M.B.A. From 2000 to 2001, Mr. Neuhaus was the CFO of PassCall Advanced Technologies Ltd.., a startup dealing with wireless Internet. From 1998 to 2000 he was Managing Director and CFO of ITA (International Tourist Attractions) Ltd. a private company initiating and building tourist attractions. From 1995 to 1998 he served as the CFO of ICTS International NV (Nasdaq: “ICTS”). Prior to 1995, Mr. Neuhaus was a senior auditor at Somekh Chaikin (KPMG in Israel). Mr. Neuhaus received both his M.B.A and B.A. in Accounting and Economics at the Tel Aviv University. He is an Israeli CPA.

          Mr. Chaime Orlev is a certified public accountant in Israel. Prior to joining GammaCan, Mr. Orlev acted as Chief Financial Officer for Solel Solar Systems, an Israeli-based company specializing in the development, manufacturing and marketing of solar energy systems and related equipment, as well as coatings for different substrates. From 2001 to 2004 Mr. Orlev was the Vice President, Finance and Chief Financial Officer of Huntleigh, a provider of airport services to carriers. From 1999 to 2001 he served as Financial Controller and Acting Chief Financial Officer for ICTS International N.V. (Nasdaq: “ICTS”).

          Prof. Yehuda Shoenfeld, M.D is one of Israel’s most prominent physicians and scientists in the field of immunology. He heads the Department of Internal Medicine at Israel’s largest hospital, Sheba Medical Center at Tel Ha’Shomer. Professor Shoenfeld

also heads the Research Center for Autoimmune Diseases at Sheba Medical Center and is a Professor of Medicine in Tel Aviv University and the incumbent of the Laura Schwartz-Kipp Chair for Autoimmunity. He is the author of more than 1,000 scientific papers and more than 40 scientific books. Fifty eight of his publications relate to intravenous IgG, of which seven focus on intravenous IgG as a treatment for cancer. Prof. Shoenfeld also serves as editor of several medical journals and as scientific consultant to a number of biotechnology companies. He received the prestigious Carol Nachman Award for Rheumatology in 2004 for outstanding innovative research work and the EULAR (European Union Congress of Rheumatology) Prize in 2005.

Board of Directors and Officers

          Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. The board of directors may also appoint additional directors up to the maximum number permitted under our by-laws. A director so chosen or appointed will hold office until the next annual meeting of stockholders.

          Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is elected or until his or her earlier resignation or removal in accordance with our certificate of incorporation and by-laws.

Meetings and Committees of the Board of Directors

          During the year ended September 30, 2006 and during the six months ended March 31, 2007, our board of directors held 33 meetings and took actions by written consent on 31 occasions.

Committees of the Board of Directors

          On January 11, 2005, we established an Audit Committee and a Compensation Committee, which shall be responsible, respectively, for the matters described below.

          Audit Committee

          The Audit Committee is responsible for the following:

•	reviewing the results of the audit engagement with the independent auditors;

•	identifying irregularities in the management of our business, and suggesting an appropriate course of action;

•	reviewing the adequacy, scope, and results of the internal accounting controls and procedures;

•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent auditors;

•	reviewing the auditors’ fees; and

•	recommending the engagement of auditors to the full board of directors.

          A charter has been adopted to govern the Audit Committee. A copy of the charter is available at www.gammacan.com. The Audit Committee members are Messrs. Shmuel Levi (Chairman) and Josef Neuhaus, each of whom has no other affiliation with us and is independent as defined by the rules of the SEC. Each has also been determined by the Board to be “audit committee financial experts” as defined by the SEC. The Audit Committee was formed on January 11, 2005.

          Compensation Committee

          The Compensation Committee determines the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of its other employees and consultants. Its members are Yair Aloni (Chairman), Shmuel Levi, and Josef Neuhaus. A charter has been adopted to govern the Compensation Committee. A copy of the charter is available on our website located at www.gammacan.com.

           Our compensation programs are intended to enable the attraction, motivation, reward, and retention of the management talent required to achieve corporate objectives and thereby increase stockholder value. Our policy has been to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, the executive compensation program may include a competitive base salary, cash incentive bonuses, and stock-based compensation.

          Relationship of Compensation to Performance and Compensation of Executive Officers

          The compensation committee annually establishes, subject to the approval of our board of directors and any applicable employment agreements, the salaries that will be paid to our executive officers during the coming year. In setting salaries, the compensation committee intends to take into account several factors, including the following:

•	competitive compensation data;

•	the extent to which an individual may participate in the stock plans which may be maintained by us; and

•	qualitative factors bearing on an individual’s experience, responsibilities, management and leadership abilities, and job performance.

Code of Ethics

          We adopted a Code of Ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers. The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code of ethics; and

•	Accountability for adherence to the code of ethics.

Compensation Committee Interlocks and Insider Participation

          During the years ended September 30, 2005 and 2006 and the six months ended March 31, 2007, our officers and directors participated in deliberations of our board of directors concerning executive officer compensation. There were no interlocking relationships between us and other entities that might affect the determination of the compensation of our directors and executive officers.

Executive Compensation

          The following table sets forth the compensation earned during the years ended September 30, 2006 and 2005 by our current Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and Vice President of Corporate Development (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Nonqualified Deferred Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)

Patrick Schnegelsberg, Chief Executive Officer(8)	2006 2005	99,084(12) Nil	Nil Nil	Nil Nil	494,557 Nil	Nil Nil	Nil Nil	Nil Nil	593,641 Nil
Vered Caplan, Vice President of Corporate Development(9)	2006 2005	82,113 41,664	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	29,496 11,666	111,609 53,330
Chaime Orlev, Chief Financial Officer (10)	2006 2005	74,868 Nil	Nil Nil	Nil Nil	174,887 Nil	Nil Nil	Nil Nil	21,175 Nil	270,930 Nil
Dr. Dan J. Gelvan, Former Chief Executive Officer (11)	2006 2005	Nil 85,331	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil 29,547	Nil 114,878

1	The information is provided for each fiscal year which begins on October 1 and ends on September 30.

2	No bonus awards were made to the Named Executive Officers in the fiscal years ended September 30, 2005 and 2006.

3	No stock awards were granted to the Named Executive Officers in the fiscal years ended September 30, 2005 and 2006.

4

The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards for fiscal years ended September 30, 2006 and 2005 are set forth in Note 6(b) of our audited consolidated financial statements included in our Form 10-KSB for fiscal year ended September 30, 2006. Our Named Executive Officers will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

5	We do not have a non-equity incentive compensation plan.

6	We do not have a deferred non-qualified compensation plan.

7	See All Other Compensation Table below.

8	Mr. Schnegelsberg was appointed Chief Executive Officer on April 16, 2006.

9

Ms. Caplan served as acting Chief Executive Officer from July 2, 2005 until April 15, 2006 and served as Chief Executive Officer of our subsidiary, GammaCan Ltd from July 2, 2005 until May 22, 2007. Since May 22, 2007, Ms. Caplan serves as our Vice President of Corporate Development.

10	Mr. Orlev was appointed Chief Financial Officer on October 6, 2005.

11	Dr. Dan J. Gelvan resigned as our Chief Executive Officer on June 2, 2005 and his options were forfeited.

12

Mr. Schnegelsberg is entitled to a salary of $200,000 per annum. The amount referenced reflects the amount earned by Mr. Schnegelsberg during fiscal year 2006 since his commencement of employment on April 16, 2006.

All Other Compensation Table

          All Other Compensation amounts in the Summary Compensation Table consist of the following:

Name	Year	Automobile Related Expenses ($)	Manager’s Insurance * ($)	Education Fund* ($)	Total ($)
Vered Caplan	2006 2005	15,225 3,792	11,129 6,041	3,142 1,833	29,496 11,666
Chaime Orlev	2006 2005	7,886 Nil	10,147 Nil	3,142 Nil	21,175 Nil
Dan Gevlan	2006 2005	Nil 12,594	Nil 10,850	Nil 6,103	Nil 29,547

*

Manager’s insurance and education funds are customary benefits provided to employees based in Israel. Manager’s insurance is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An Educational fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of September 30, 2006.

	Option Awards					Stock Awards

Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or
			Equity					Number	Payout
			Incentive					of	Value of
			Plan				Market	Unearned	Unearned
			Awards				Value	Shares,	Shares,
			Number of			Number of	of Shares	Units	Units or
	Number of	Number of	Securities			Shares or	or	or Other	Other
	Securities	Securities	Underlying			Units of	Units of	Rights	Rights
	Underlying	Underlying	Unexercised	Option	Option	Stock Held	Stock Held	That	That
	Unexercised	Unexercised	Unearned	Exercise	Expiration	That Have	That Have	Have Not	Have Not
	Options	Options	Options	Price	Date	Not Vested	Not Vested	Vested	Vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Name	Exercisable	Unexercisable

Patrick
Schnegelsberg	Nil	1,400,000(1)	Nil	$1.29	8/18/14	Nil	Nil	Nil	Nil
CEO
Vered Caplan,
VP of
Corporate	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Development
Chaime
Orlev, CFO	Nil	350,000(2)	Nil	$0.93	10/06/15	Nil	Nil	Nil	Nil

(1)

On May 17, 2007, the grant of options to purchase 1,400,000 shares of our common stock was cancelled. On the same day, Mr. Schnegelsberg was granted options to purchase 1,500,000 shares of our common stock at an exercise price of $0.61. Previously on February 26, 2007, Mr. Schnegelsberg was granted options to purchase 250,000 shares of our common stock at an exercise price of $0.53.

(2)

On May 17, 2007, the grant of options to purchase 350,000 shares of our common stock was cancelled. On the same day, Mr. Orlev was granted options to purchase 300,000 shares of our common stock at an exercise price of $0.61. Previously on February 26, 2007, Mr. Orlev was granted options to purchase 300,000 shares of our common stock at an exercise price of $0.53.

Director Compensation

          The following table sets forth director compensation for the year ended September 30, 2006:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Yair Aloni	$6,000	Nil	$46,867	*	Nil	Nil	Nil	$52,867
Steven Katz	Nil	Nil	Nil		Nil	Nil	Nil	Nil
Shmuel Levi	$7,500	Nil	$46,867	*	Nil	Nil	Nil	$54,367
Josef Neuhaus	$3,000	Nil	$47,187	*	Nil	Nil	Nil	$50,187
Albert Passner	Nil	Nil	Nil		Nil	Nil	Nil	Nil

*

The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards for fiscal years ended September 30, 2006 and 2005 are set forth in Note 6(b) of our audited consolidated financial statements included in our Form 10-KSB for fiscal year ended September 30, 2006. Our directors will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

          Effective as of January 11, 2005 and until October 1, 2006, members of the Board of Directors were paid a fee of $500 for each Board meeting attended. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Effective October 1, 2006 each independent director is entitled to $8,000 as remuneration for his or her service as a member of the Board of Directors, to be paid quarterly and shortly after the close of each quarter. The Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than ordinarily required of a director.

Employment and Consulting Agreements

          On August 17, 2004, GammaCan, Ltd. entered into a consultancy agreement with Professor Yehuda Shoenfeld, M.D., providing for a monthly compensation of 22,685 NIS linked to the representative exchange rate of the US dollar ($5000) for his services as the Chief Scientist of our subsidiary, GammaCan, Ltd. Either Prof. Shoenfeld or GammaCan, Ltd. may terminate the agreement without cause, for any reason, with 30 days notice.

          On March 1, 2005, GammaCan, Ltd. entered into an employment agreement with Vered Caplan for her to be Vice President of Business Development and provide at least 20 hours of service per week for a salary of $4,000 per month. She was appointed as acting Chief Executive Officer of both companies, effective July 2, 2005 at a salary of $6,475 per month. Ms. Caplan has devoted approximately 70% of her business time during the period to the affairs of the Company and its subsidiary. She resigned from her position as our acting Chief Executive Officer, effective April 15, 2006. As of May 22, 2007 Ms. Caplan became our Vice President of Corporate Development and commencing with this appointment, Ms. Caplan ceased her service as Chief Executive Officer of GammaCan, Ltd. If we terminate Ms. Caplan’s employment without cause, she shall continue to be entitled to her compensation under the employment agreement during the advance notice of termination period which is 30 days during the first year of employment and 90 days thereafter. Pursuant to a separate agreement, we agreed to indemnify Ms. Caplan for substantially all liabilities she may incur as a result of her employment.

          On September 6, 2005, GammaCan, Ltd. entered into an employment agreement with Chaime Orlev pursuant to which he serves as Chief Financial Officer of the Company and the subsidiary since October 6, 2005. He received a salary pursuant to the agreement of 25,000 NIS per month (approximately US$5,900, as of the date hereof), which was increased on April 16, 2006 to $6,500 per month. The agreement provides for the grant of 350,000 of our stock options at an exercise price of $0.93 per share. On May 17, 2007, these options were cancelled and surrendered for options to purchase 300,000 shares of our common stock at an exercise price of $0.61. These options are exercisable with respect to 150,000 on the grant date and the remaining 150,000 in two equal installments on the first and second anniversary of the grant date. Previously, on February 26, 2007, Mr. Orlev was granted options to purchase 300,000 shares of our common stock at an exercise price of $0.53, one third of which vest on each of the first, second and third anniversaries of the grant date. The agreement further provides for the provision of a company car and manager’s insurance as well as the maintenance of an education fund. If we terminate Mr. Orlev’s employment without cause, he shall continue to be entitled to his compensation under the employment agreement during the advance notice of termination period of 45 days. Pursuant to a separate agreement, GammaCan Ltd. agreed to indemnify Mr. Orlev for substantially all liabilities he may incur as a result of his employment.

          On April 16, 2006, we entered into an agreement with Patrick Schnegelsberg employing him as our Chief Executive Officer. The agreement provides for an annual salary of $200,000 and an annual bonus of up to $200,000 upon achieving certain objectives. The agreement provides for the grant of 1,400,000 stock options at an exercise price of $1.29 per share. On May 17, 2007, these options were cancelled and surrendered for options to purchase 1,500,000 shares of our common stock at an exercise price of $0.61. These options are exercisable with respect to 400,000 on the grant date and the remaining 1,100,000 in two equal installments on the first and second anniversary of the grant date. Previously on February 26, 2007, Mr. Schnegelsberg was granted options to purchase 250,000 shares of our common stock at an exercise price of $0.53, one third of which vest on each of the first, second and third anniversaries of the grant date. If we terminate Mr. Schegelsberg’s employment without cause, he shall continue to be entitled to his compensation under the employment agreement during the advance notice of termination period which is 45 days during the first year of employment, 90 days during the second year of employment and 180 days thereafter. Pursuant to a separate agreement, we agreed to indemnify Mr. Schnegelsberg for substantially all liabilities he may incur as a result of his employment.

Stock Option Plans

          2004 Employees and Consultants Stock Option Plan

          On August 17, 2004, our board of directors adopted the 2004 Employees and Consultants Stock Option Plan in order to attract and retain quality personnel. Under the 2004 Employees and Consultants Stock Option Plan (the “2004 Plan”), 5,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of our board of directors from time to time. As of July 24, 2007, options exercisable for an aggregate of 1,515,000 shares have been granted.

          2007 Global Share Option Plan

          On February 26, 2007, our board of directors adopted the 2007 Global Share Option Plan (the “2007 Plan”) in order to attract and retain quality personnel. Under the 2007 Plan, 5,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of our board of directors from time to time. As of July 24, 2007, options exercisable for an aggregate of 4,285,000 shares have been granted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Our policy is to enter into transactions with related parties on terms that, on the whole, are more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

          Mr. Yair Aloni, a director of our company, and Professor Yehuda Shoenfeld, M.D., the Chief Scientist of our subsidiary, GammaCan, Ltd., are authorized signatories of ARP Biomed Ltd. (“ARP”) for the Intellectual Property Purchase and Sale Agreement (“Purchase Agreement”) we entered into with ARP on June 11, 2004. Mr. Aloni is the Chief Executive Officer of ARP and Professor Shoenfeld is an advisor to ARP. As a result of the Purchase Agreement, ARP owns 12.5% of our subsidiary, Gammacan Ltd.

          On November 4, 2004, our subsidiary Gammacan Ltd. entered into a consulting agreement with PBD Ltd., a company controlled by Vered Caplan, a principal shareholder of Gammacan International, Inc. and currently our Vice President of Corporate Development. Pursuant to the terms of the agreement, Gammacan Ltd. paid PBD a total fee of $50,000 for services through January 2005, including:

•	summary of pre-clinical data and collection of historical research data;

•	preparation of clinical trial;

•	oncologists survey for cancer indication;

•	survey of complementary technologies;

•	survey of potential intravenous IgG collaborators; and

•	initiation of contacts with potential partners.

          See “Employment and Consulting Agreements” above for information as to the agreement between Ms. Caplan and our subsidiary and our other Named Executive Officers.

          On October 31, 2006, we entered into a consulting agreement with Steven Katz and Associates, Inc., (“SKA”) a company wholly-owned by Steven Katz, our Chairman of the Board and President, engaging it as a consultant at $345 per hour.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

          The following table sets forth certain information regarding beneficial ownership of our Common Stock as of July 24, 2007 by (i) by each person who is known by us to own beneficially more than 5% of the Common Stock, (ii) by each of our directors and nominees for director, (iii) by each of the Named Executive Officers and (iv) by all our directors and executive officers as a group. On such date, we had 44,958,917 shares of Common Stock outstanding.

          As used in the table below and elsewhere in this proxy statement, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following July 24, 2007. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and address of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned

Andrew Lessman 430 Parkson Rd. Henderson, NV	7,666,668(1)(13)	15.7

MM&B Holdings, a California general partnership 23622 Calabassas Road Calabassas, California	5,293,334(2)(13)	11.2

Jonathan Glaser(3) 11601 Wilshire Boulevard Suite 2180, Los Angeles, CA 90025	6,000,000(4)(13)	12.5

Ze’ev Bronfeld 6 Uri St. Tel Aviv, Israel	3,900,006	8.7

Yair Aloni(5) 12A Shabazy St. Tel Aviv, Israel	310,005(6)	*

Steve Katz(5)(9) 20 Rebel Run Drive East Brunswick NJ 08816	Nil	*

Shmuel Levi(5) 14 Hanita St. Naharia, Israel	30,000(7)	*

Josef Neuhaus(5) 45 Eliezer Yafeh St. Ra’anana, Israel	15,000(8)	*

Albert Passner(5) 3 Disbrow Court East Brunswick NJ 08816	Nil	*

Patrick Schnegelsberg(9) 100 John St. 2901 New York, NY	400,000(10)	*

Vered Caplan(9) 16 Amzaleg St. Tel Aviv, Israel	3,900,006	8.7

Chaime Orlev(9) 10 Hameyasdim St. Kiryat-Ono, Israel	150,000(11)	*

Prof. Yehuda Shoenfeld, M.D.(9) 26 Sapir St. Ramat Gen Israel	699,996	1.6

All current Executive Officers and Directors as a group (nine persons)	5,505,007(12)	12.1

*	Less than 1%

(1)	Includes 3,833,334 shares of common stock issuable upon the exercise of Private Placement Warrants beneficially owned by the referenced entity.

(2)	Includes 2,500,000 shares of common stock issuable upon the exercise of Private Placement Warrants beneficially owned by the referenced entity.

(3)

Jonathan M. Glaser, JMG Capital Management, Inc. (“JMG Inc.”), JMG Capital Management, LLC (“JMG LLC”), Daniel Albert David , Roger Richter, Pacific Assets Management, LLC (“PAM”) and Pacific Capital Management, Inc. (“PCM”) jointly filed a Schedule 13G on June 11, 2007. Mr. Glaser has shared voting power over 6,000,000 shares and JMG Inc., JMG LLC, Mr. David, Mr. Richter, PAM and PCM each have shared voting power over 3,000,000 shares. PAM and JMG LLC are investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. PCM is a member of PAM and JMG Inc. is a member of JMG LLC. Mr. Glaser and Mr. Richter are control persons of PCM and PAM. Mr. Glaser is the control person of JMG Inc. and JMG LLC. Mr. Glaser, JMG Inc., JMG LLC, Mr. David, Mr. Richter, PCM and PAM each disclaim beneficial ownership of the shares except to the extent of that person’s pecuniary interest therein. The foregoing was derived from the Schedule 13G filed on June 11, 2007.

(4)	Includes 3,000,000 shares of common stock issuable upon the exercise of Private Placement Warrants beneficially owned by the referenced entity.

(5)	Indicates Director.

(6)	Includes 30,000 shares of common stock issuable upon the exercise of outstanding stock options.

(7)	Consists of 30,000 shares of common stock issuable upon the exercise of outstanding stock options.

(8)	Consists of 15,000 shares of common stock issuable upon the exercise of outstanding stock options.

(9)	Indicates Officer.

(10)	Consists of 400,000 shares of common stock issuable upon the exercise of outstanding stock options.

(11)	Consists of 150,000 shares of common stock issuable upon the exercise of outstanding stock options.

(12)	Includes 625,000 shares of common stock issuable upon the exercise of outstanding stock options.

(13)	Notwithstanding the inclusion of the Private Placement Warrants beneficially owned by the referenced entity in the beneficial ownership calculation, the Private Placement Warrants provide that the holder of the Private Placement Warrants shall not have the right to exercise any portion of the Private Placement Warrants, and we shall not effect any exercise of the Private Placement Warrants, to the extent that after giving effect to such issuance after exercise such holder of the Private Placement Warrants, together with his, her or its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance. Such 4.99% limitation may be waived by each holder upon not less than 61 days prior notice to change such limitation to 9.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance.

          Some of our stockholders, beneficially owning approximately 1,333,332 shares of common stock, have the right, subject to a number of conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of our common stock to fall. In addition, any demand to include these shares in our registration statements could have an adverse effect on our ability to raise needed capital.

SELLING STOCKHOLDERS

          The selling stockholders are offering 16,583,753 Shares of our common stock. Of the Shares, 16,250,000 Shares are issuable upon the exercise of warrants (the “Private Placement Warrants”) issued by us in a private placement (the “Private Placement”) of securities exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in February 2007, and 250,000 Shares are issuable upon the exercise of warrants (the “Consulting Warrants” and, together with the Private Placement Warrants, the “Warrants”) issued by us to consultants in June 2007 in a transaction exempt from the registration requirements of the Securities Act.

          We have granted registration rights to the purchasers in the 2007 Private Placement under the Securities Act at our expense with respect to the securities acquired in such offering.

          The following table details the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder and the number of shares of our common stock that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering.

          The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 44,958,917 shares of our common stock outstanding as of July 24, 2007 and assume that, except for the shares issuable to a selling stockholder in question, no Warrants are exercised.

	Shares of Common Stock					Percentage of Common Stock Owned After Offering Complete
Name	Owned Prior to this Offering		Number Offered	Owned After Offering Complete

JMG Capital Partners, LP	3,000,000	(1)	1,500,000	1,500,000	(1)	3.2

JMG Triton Offshore Fund, Ltd.	3,000,000	(1)	1,500,000	1,500,000	(1)	3.2

MM & B Holdings, a California general partnership	5,293,334	(2)	2,500,000	2,793,334	(2)	5.9

John B. Davies	250,000	(3)	125,000	125,000	(3)	*

Steven B. Dunn	1,250,000	(4)	625,000	625,000	(4)	1.4

The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95	125,000	(5)	62,500	62,500	(5)	*

Apex Investment Fund, Ltd.	1,066,666	(6)	500,000	566,666	(6)	1.2

G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000(14)	750,000	(7)	375,000	375,000	(7)	*

High Tide, LLC(14)	750,000	(7)	375,000	375,000	(7)	*

TRW Capital Growth Fund, LP(14)	875,000	(8)	437,500	437,500	(8)	1.0

Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	500,000	(9)	250,000	250,000	(9)	*

B & R Richie’s	250,000	(3)	125,000	125,000	(3)	*

Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES	125,000	(5)	62,500	62,500	(5)	*

Christopher G. Niklas	75,000	(10)	37,500	37,500	(10)	*

Bristol Investment Fund, Ltd.	2,500,000	(11)	1,250,000	1,250,000	(11)	2.7

John W. Galuchie, Jr. & Marianne C. Galuchie Trustees Galuchie Living Trust DTD 9/11/00	50,000	(12)	25,000	25,000	(12)	*

Andrew Lessman	7,666,668	(2)(15)	2,500,000	5,166,668	(2)(15)	10.9

Newberg Family Trust UTD 12/18/90	1,250,000	(4)	625,000	625,000	(4)	1.4

RAM Capital Group, LLC	2,500,000	(11)	1,250,000	1,250,000	(11)	2.7

Arden Merback	250,000	(3)	125,000	125,000	(3)	*

Larry Cohen TTEE Paulette Cohen TTEE dated 1-05-1999 Cohen Family Trust u/a dtd 01-05-1999	500,000	(9)	250,000	250,000	(9)	*

Martin and Marsha Brander Living Trust	500,000	(9)	250,000	250,000	(9)	*

Andrew C. Sankin	500,000	(9)	250,000	250,000	(9)	*

Matthew Weiss and Michele Weiss JTWROS	500,000	(9)	250,000	250,000	(9)	*

David Wilstein and Susan Wilstein, as Trustees of the Century Trust	350,000	(3)	125,000	225,000	(3)	*

ATON Select Fund Limited	1,750,000	(13)	875,000	875,000	(13)	1.9

ROI LLC	300,000	(16)	300,000	0		*

Professional Trading Services SA	33,753		33,753	0		*

*	Less than 1.0%.

(1)	Includes 1,500,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(2)	Includes 2,500,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(3)	Includes 125,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(4)	Includes 625,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(5)	Includes 62,500 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(6)	Includes 500,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(7)	Includes 375,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(8)	Includes 437,500 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(9)	Includes 250,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(10)	Includes 37,500 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(11)	Includes 1,250,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(12)	Includes 25,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(13)	Includes 875,000 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(14)	The referenced entity is affiliated with T.R. Winston & Company, LLC, a member firm of the National Association of Securities Dealers.

(15)	Includes 1,333,334 shares of common stock issuable upon the exercise of the Private Placement Warrants beneficially owned by the referenced entity.

(16)	Includes 250,000 shares of common stock issuable upon exercise of the Consulting Warrants owned by the referenced entity.

          Notwithstanding the inclusion of the Private Placement Warrants beneficially owned by a number of the referenced investors in the beneficial ownership calculation, the Private Placement Warrants provide that the holder of the Private Placement Warrants shall not have the right to exercise any portion of the Private Placement Warrants, and we shall not effect any exercise of such Private Placement Warrants, to the extent that after giving effect to such issuance after exercise such holder of the Private Placement Warrants, together with his, her or its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance. Such 4.99% limitation may be waived by each holder upon not less than 61 days prior notice to change such limitation to 9.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance.

DESCRIPTION OF CAPITAL STOCK

General

          We are authorized by our certificate of incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of July 24, 2007, 44,958,917 shares of common stock were outstanding and held of record by 51 stockholders and no shares of preferred stock were outstanding.

Common Stock

          Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.

          The shares of common stock offered in this offering will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

          Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that the board of directors alone, and subject to, Federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Warrants

          At the date hereof, there are Private Placement Warrants outstanding exercisable for an aggregate of 16,250,000 shares of common stock. The Private Placement Warrants are exercisable through February 27, 2012 at the exercise price of $0.48 per share, subject to adjustment for, among other things, stock splits, stock dividends, reverse stock splits, certain fundamental transactions, issuances of equity securities at effective prices less than the then effective exercise price of the Private Placement Warrants, and pro rata distributions to stockholders. Further, commencing at any time after the sixteenth month anniversary from the date of issuance of the Private Placement Warrants, if at the time of exercise, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the shares of Common Stock issuable upon the exercise of the Private Placement Warrants, then the Private Placement Warrants may also be exercised at such time on a “cashless” or net issuance basis. The Private Placement Warrants contain standard reorganization provisions.

          In June 2007, we entered into a services agreement with ROI Group LLC, an investor relations firm, pursuant to which we issued 50,000 shares of common stock and Consulting Warrants exercisable for an aggregate of 62,500 shares of common stock at an exercise price of $0.75 which vest on August 31, 2007, 62,500 shares of common stock at an exercise price of $0.90 which vest on November 30, 2007, 62,500 shares of common stock at an exercise price of $1.10 which vest on February 28, 2008 and 62,500 shares of common stock at an exercise price of $1.25 which vest on May 31, 2008. The exercise prices of the Consulting Warrants is subject to adjustment for, among other things, stock splits, stock dividends, and reverse stock splits. The Consulting Warrants are exercisable from their respective date of vesting through February 28, 2014. The Consulting Warrants contain standard reorganization provisions.

Quotation on OTCBB

          Our common stock is quoted on the OTCBB under the symbol “GCAN.OB”.

Transfer Agent and Registrar

          The transfer agent and registrar for the common stock is PACWest Transfer LLC located at 360 Main Street, Washington, Virginia 22747.

Directors’ Limitation Of Liability

          We have entered into an indemnification agreement with each of our directors and officers which provides that we will indemnify our directors and advance expenses to our directors, to the extent permitted by the laws of the State of Delaware.

          We obtained directors and officers liability insurance in an amount of $10 million.

          Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

          Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of shares.

          Assuming the exercise in full of the Warrants, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, and further assuming no exercise of options outstanding following this offering, we will have an aggregate of 61,458,917 shares of common stock outstanding upon completion of this offering. Of these shares, 50,280,421 shares (including the 16,583,753 shares sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to additional restrictions described below. The remaining 11,178,496 shares of common stock will be held by our existing stockholders and will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

          Immediately after the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, we will have outstanding 44,958,917 shares of common stock. Of these shares, 33,780,421 shares, including 83,753 of the shares being offered in this offering, will be freely tradable. Giving effect to the exercise in full of the Warrants, immediately after the commencement of this offering, we would have outstanding 61,458,917 shares of common stock. Without giving effect to the exercise in full of the Warrants, the number of shares of common stock and the dates when these shares will become freely tradable in the market, subject to the lock-up agreements, is as follows:

Number of Shares	Date

33,780,421	On the date of this prospectus

33,951,853	Within six months of the date of this prospectus

33,951,853	Between six and twelve months from the date of this prospectus

Rule 144

          In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which is expected to equal approximately 449,588 shares of common stock immediately after this offering; or

•	the average weekly trading volume of the shares of common stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

•	who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•	who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

          In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchased shares of common stock from us under a compensatory stock option plan or other written agreement before the closing of this offering is entitled to resell these shares. These shares can be resold 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144.

          The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold:

•	by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

•	by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Registration Rights

          Following the completion of this offering, the holders of an aggregate of 1,333,332 shares of common stock are entitled to request that we register their shares of common stock under the Securities Act, subject to cutback for marketing reasons, and also are entitled to “piggy back” registration rights, also subject to cutback for marketing reasons. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

PLAN OF DISTRIBUTION

          Each selling stockholder of the common stock and any of their pledgees (which are accredited investors (as defined in Regulation D under the Securities Act) or which are in connection with bona fide margin accounts with a registered broker-dealer or financial institution which is an accredited investor), assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

          In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

          We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for us by Reitler Brown & Rosenblatt LLC, New York, New York.

EXPERTS

          The financial statements as of September 30, 2006 and 2005 and for each of the two years in the period ended September 30, 2006 and for the cumulative period from October 6, 1998 (date of inception) (except as it relates to the cumulative period from October 6, 1998 (date of inception) through September 30, 2003) included in this Prospectus, have been so included in reliance on the report of Kesselman & Kesselman, certified public accountants (Isr.), a member of the Pricewaterhouse Coopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The audited financial statements as it relates to the cumulative period from October 6, 1998 (date of inception) through September 30, 2003, not separately presented in this prospectus, have been audited by Armando C. Ibarra, certified public accountant and independent accounting, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Gammacan International, Inc. have been so included in reliance on the report of such independent accountant given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act relating to this offering of shares of our common stock. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement, or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

          You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission by calling 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement is publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

          We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. You may obtain copies of any documents that we file electronically with the Securities and Exchange Commission through its website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

GAMMACAN INTERNATIONAL, INC.

Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED MARCH 31, 2007 (UNAUDITED)

Condensed Consolidated Balance Sheets at March 31, 2007 and September 30, 2006	F-2

Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2007 and 2006 and the period from October 6, 1998 through March 31, 2007	F-3

Condensed Consolidated Statements of Changes in Stockholders' Equity
for the period from October 6, 1998 (inception) to September 30, 2004, for the years ended September 30, 2005 and 2006,
and for the six months ended March 31, 2007	F-4

Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2007 and 2006 and for the period from October 6, 1998 (inception) to March 31, 2007	F-5

Notes to Condensed Consolidated Financial Statements	F-6

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED MARCH 31, 2006 (UNAUDITED)

Condensed Consolidated Balance Sheets at March 31, 2006 and September 30, 2005	F-13

Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2006 and 2005 and the period from October 6, 1998 through March 31, 2006	F-14

Condensed Consolidated Statements of Changes in Stockholders' Equity
for the period from October 6, 1998 (inception) to September 30, 2004, for the year ended September 30, 2005,
and for the six months ended March 31, 2006	F-15

Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2006 and 2005 and for the period from October 6, 1998 (inception) to March 31, 2006	F-16

Notes to Condensed Consolidated Financial Statements	F-17

CONSOLIDATED FINANCIAL STATEMENTS AT AND FOR THE
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

Report of Independent Registered Public Accounting Firm	F-23

Independent Auditor's Report	F-24

Consolidated Balance Sheets at September 30, 2006 and 2005	F-25

Consolidated Statements of Operations
for the Years Ended September 30, 2006 and 2005	F-26

Consolidated Statements of Changes in Stockholders' Equity
for the Year Ended September 30, 2006	F-27

Consolidated Statement of Cash Flows for the Years Ended September 30, 2006 and 2005	F-28

Notes to Consolidated Financial Statements	F-29

See accompanying notes to condensed consolidated financial statements

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(US $, except share data)

	March 31,	September 30,
	2007	2006

	(Unaudited)	(Audited)

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$1,463,098	$538,738
Short term investments	4,300,000	—
Prepaid expenses	22,500	—
Other	51,640	12,494

Total current assets	5,837,238	551,232

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON RETIREMENT	33,390	21,071

LONG TERM DEPOSITS	20,326	22,270

PROPERTY AND EQUIPMENT, NET	23,949	25,247

Total assets	$5,914,903	$619,820

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable	$441,794	$279,857
Convertible promissory note	359,431	—
Payroll and related accruals	71,117	49,242

Total current liabilities	872,342	329,099

LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT	45,924	31,531

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value (20,000,000 shares authorized; none issued and outstanding)
Common stock, $0.0001 par value (100,000,000 authorized shares; 44,789,448 and 28,453,732 shares issued and outstanding as of March 31, 2007 and September 30, 2006, respectively)	4,479	2,845
Additional paid-in capital	7,686,826	3,172,284
Warrants	3,203,600	861,474
Deficit accumulated during the development stage	(5,898,268)	(3,777,413)

Total stockholders’ equity	4,996,637	259,190

Total liabilities and stockholders’ equity	$5,914,903	$619,820

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US $, except share data)

	Six months ended March 31		Three months ended March 31		Period from October 6, 1998* through March 31,

	2007	2006	2007	2006	2007

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RESEARCH AND DEVELOPMENT COSTS	$482,870	$599,543	$314,898	$374,382	$1,998,044
GENERAL AND ADMINISTRATIVE EXPENSES	1,631,800	455,188	998,934	242,413	3,920,511

OPERATING LOSS	2,114,670	1,054,731	1,313,832	616,795	5,918,555
FINANCIAL INCOME	(32,138)	(23,787)	(27,311)	(15,729)	(96,971)
FINANCIAL EXPENSES	21,467	6,699	14,421	3,663	43,581

LOSS BEFORE TAXES ON INCOME	2,103,999	1,037,643	1,300,942	604,729	5,865,165
TAXES ON INCOME	16,856	—	12,500	—	45,478

LOSS FROM OPERATIONS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARY	2,120,855	1,037,643	1,313,442	604,729	5,910,643
MINORITY INTERESTS IN LOSSES OF SUBSIDIARY	—	—	—	—	(12,375)

NET LOSS FOR THE PERIOD	$(2,120,855)	$(1,037,643)	$(1,313,442)	$(604,729)	$(5,898,268)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.068)	$(0.038)	$(0.039)	$(0.021)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED IN COMPUTING BASIC AND DILUTED LOSS PER COMMON SHARE	31,204,923	27,650,399	33,913,257	28,453,732

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(US $, except share data)

	Number of Shares	Common Stock Amount	Warrants	Additional paid-in capital	Deficit accumulated during development stage	Total

Changes during the period from October 6, 1998 (date of incorporation) to September 30, 2004 (audited)
Common stock and warrants issued for cash	57,506,498	$5,750	$139,494	$782,141	$—	$927,385
Contributed capital				7,025		7,025
Cancellation of shares at June 8, 2004	(32,284,988)	(3,228)		3,228
Gain on issuance of subsidiary Stock to third party				86,625		86,625
Stock based compensation				62,600		62,600
Net loss					(514,086)	(514,086)

Balance at September 30, 2004 (audited)	25,221,510	2,522	139,494	941,619	(514,086)	569,549
Common stock and warrants issued for cash on November 11, 2004, net of issuance costs	978,000	97	367,892	766,630		1,134,619
Common stock and warrants issued for cash on January 25, 2005, net of issuance costs	32,000	3	12,037	24,760		36,800
Issuance of warrants to Consultants’				34,592		34,592
Net loss					(1,198,532)	(1,198,532)

Balance at September 30, 2005 (audited)	26,231,510	2,622	519,423	1,767,601	(1,712,618)	577,028
Common stock and warrants issued for cash on October 31, 2005, net of issuance costs	666,666	67	72,410	365,670		438,147
Common stock and warrants issued for cash on December 20, 2005, net of issuance costs	1,555,556	156	269,641	804,998		1,074,795
Employees and consultants stock based compensation expenses				234,015		234,015
Net loss					(2,064,795)	(2,064,795)

Balance at September 30, 2006 (audited)	28,453,732	2,845	861,474	3,172,284	(3,777,413)	259,190
Common stock issued for services	*85,716	9		59,991		60,000
Common stock and warrants issued for cash on February 27, 2007, net of issuance costs	16,250,000	1,625	2,231,459	3,652,640		5,885,724
Amendment of warrants exercise price **			110,667	(110,667)		—
Employees and consultants stock based compensation expenses				912,578		912,578
Net loss					(2,120,855)	(2,120,855)

Balance at March 31, 2007 (unaudited)	44,789,448	$4,479	$3,203,600	$7,686,826	$(5,898,268)	$4,996,637

*	The Company issued a total of 171,432. Shares presented in the statement above represent issued shares in respect of services received in the six months ended March 31, 2007 (see also Note 6(b)).
**	see note 6 (k) and (l).
The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(US $)

	Six Months Ended March 31,		Period from October 6, 1998* to March 31,

	2007	2006	2007

	Unaudited	Unaudited	Unaudited

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(2,120,855)	$(1,037,643)	$(5,898,268)
Adjustments required to reconcile net loss to net cash used in operating activities:
Income and expenses not involving cash flows:
Depreciation	4,150	1,686	11,042
Financial expenses on convertible promissory note	9,431	—	9,431
Common stock issued for services	60,000	—	63,000
Minority interests in losses of a subsidiary	—	—	(12,375)
Write off of in process research and development	—	—	100,000
Employees and consultants stock based compensation expenses	912,578	81,003	1,206,727
Increase in liability for employee rights upon retirement	14,393	3,247	45,924
Changes in operating assets and liabilities:
Increase in prepaid expenses	(19,181)	(28,574)	(22,500)
Increase in other current assets	(39,146)	(30,851)	(51,640)
Increase in accounts payable	161,937	88,059	440,794
Increase in payroll and related accruals	21,875	23,967	71,117

Net cash used in operating activities	(994,818)	(899,106)	(4,036,748)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in short term investments	(4,300,000)	—	(4,300,000)
Increase in long term deposits	(1,375)	—	(20,326)
Funds in respect of employee rights upon retirement	(12,319)	(5,146)	(33,390)
Purchase of property and equipment	(2,852)	(4,576)	(34,991)

Net cash used in investing activities	(4,316,546)	(9,722)	(4,388,707)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible promissory note	350,000		350,000
Issuance of common stock and warrants net of issuance costs	5,885,724	1,550,000	9,538,553

Net cash provided by financing activities	6,235,724	1,550,000	9,888,553

INCREASE IN CASH AND CASH EQUIVALENTS	924,360	641,172	1,463,098
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	538,738	713,342	—

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,463,098	$1,354,514	$1,463,098

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

a.	Operations:

GammaCan International Inc. (A Development Stage Company; “the Company”) was incorporated on October 6, 1998, under the laws of the State of Delaware, under the name of San Jose International, Inc. The Company has no significant revenues and in accordance with Statement of financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage enterprises”, the Company is considered a development stage company.

On August 19, 2004, the name of the Company was changed from “San Jose International, Inc.” into “GammaCan International, Inc.”.

Our lead product candidate, VitiGam™, is a first-in-class anti-cancer immunotherapy derived entirely from the plasma of donors with vitiligo, a benign autoimmune skin condition affecting up to 2% of the general population. We are initially utilizing VitiGam™ to target melanoma. We have demonstrated that plasma from individuals with vitiligo contains anti-melanoma activities, and we are using this discovery to develop VitiGam™ for the treatment of Stage III and Stage IV melanoma. The incidence of melanoma, despite new developments in other cancers, continues to increase and has experienced little if any therapeutic progress in the last ten years. We plan to file an Investigational New Drug Application (“IND”) for VitiGam™ in late 2007. We believe that the US Food and Drug Administration (“FDA”) is well acquainted with IgG-based therapies and their non-toxic characteristics from a long history of approvals of products based on plasma.

We have embarked on a non-FDA Phase II clinical trial to test the safety and efficacy of “standard” (e.g., collected and manufactured from healthy donors) IgG in patients with three types of late stage malignancies that have failed to respond to all other standard therapies as well as certain experimental therapies. The cancers evaluated in the non-FDA, open-label Phase II trial were: melanoma, prostate, and colon cancer. We expect the study to close by mid-year 2007.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (October 6, 1998) through March 31, 2007 of $5,898,268, as well as negative cash flow from operating activities. Presently, the Company does not have sufficient cash resources to meet its requirements in the twelve months following April 1, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s management estimates that it will be able to finance the Company’s activities through future fund raising.

These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

b.	Unaudited interim financial information

The accompanying unaudited financial statements of the Company and the subsidiary GammaCan Ltd. (“the Subsidiary”) have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the consolidated annual report on Form 10-KSB for the year ended September 30, 2006.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended March 31, 2007, are not necessarily indicative of the results that may be expected for the year ended September 30, 2007.

c.	Stock based compensation

On August 17, 2004, the Company’s board of directors adopted the 2004 Employees and Consultants Stock Option Plan (hereafter - the 2004 Stock Option Plan).

On February 26, 2007, the Company’s board of directors adopted the 2007 Employees and Consultants Stock Option Plan (hereafter - the 2007 Stock Option Plan).

Under both Plans 10,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of the Company’s board of directors from time to time. Under these Plans, each option is exercisable to purchase one common share of $0.0001 par value of the Company.

The options may be exercised after vesting and in accordance with vesting schedules which will be determined by the board of directors for each grant.

The maximum term of the option is 10 years.

The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The volatility is based on a historical volatility, by statistical analysis of the weekly share price for past periods. The expected term is the length of time until the expected dates of exercising the options, based on estimated data regarding employees’ exercise behavior.

A summary of the status of the Company’s plans as of March 31, 2007, and changes during the six months period ending on this date, is presented below:

	Six months ended March 31, 2007

	Number	Weighted average exercise price

		$
For options granted to employees and directors:
Options outstanding at beginning of the period	2,830,000	$1.24
Changes during the period:
Granted – at market price	400,000	0.45
Granted – at an exercise price grater then market price	1,185,000	0.53

Options outstanding at end of the period	4,415,000	0.98

Options exercisable at end of the period	350,208

The weighted-average grant-date fair value of options granted during the six and three months periods ended March 31, 2007 and 2006 was $0.35, $0.35, and $0.94, $0.99, respectively.

The following table presents summary information concerning the options outstanding as of March 31, 2007:

Range of exercise prices $	Number outstanding at March 31, 2007	Weighted average remaining contractual life Years	Weighted average exercise price $	Aggregate intrinsic value $

0.45 to 0.53	1,585,000	9.85	0.51	269,750
0.93 to 1.37	2,830,000	8.86	1.24	—

	4,415,000	9.21	0.98	269,750

The following table presents summary information concerning the options exercisable as of March 31, 2007:

Range of exercise prices $	Number exercisable at March 31, 2007	Weighted average remaining contractual life Years	Weighted average exercise price $	Aggregate intrinsic value $

0.45 to 0.53	—	—	—	—
0.93 to 1.37	350,208	8.36	1.13	—

	350,208	8.36	1.13	—

Unrecognized compensation as of March 31, 2007 totaled $2,010,516, to be depreciated over the next 47 months.

Until September 30, 2006, the Company accounted for employees’ share-based payment under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25 - “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. In accordance with Statement of Financial Accounting Standards No. 123 - “Accounting for Stock-Based Compensation” (“FAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, the Company disclosed pro forma information, assuming the Company had accounted for employees’ share-based payments using the fair value-based method defined in FAS 123.

On October 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment” (“FAS 123(R)”). FAS 123(R) supersedes APB 25 and related interpretations and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows” (“FAS 95”). FAS 123(R) requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures. The Company estimated forfeitures based on historical experience and anticipated future conditions. This Statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005, for small business issuers, which is October 1, 2006 for the Company.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”). SAB 107 provides supplemental implementation guidance on FAS 123(R), including guidance on valuation methods, inventory capitalization of share-based compensation cost, income statement effects, disclosures and other issues. SAB 107 requires share-based payment to be classified in the same expense line items as cash compensation. The Company has applied the provisions of SAB 107 in its adoption of FAS 123(R). In addition, the Company has reclassified share-based payment from prior periods to correspond to current period presentation within the same operating expense line items as cash compensation paid to employees.

The Company elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method based on multiple option award approach.

This Statement applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

The Company applied the modified prospective application transition method, as permitted by the Statement. Under such transition method, upon the adoption of FAS 123R, the Company’s financial statements for periods prior to the effective date of the Statement is not restated.

Costs incurred related to the implementation of FAS 123R for six and three months period ended March 31, 2007 were $672,253 and 360,642, respectively. Costs incurred related to APB 25 for the six and three months period ended March 31, 2006 were $8,730 and $4,365, respectively.

The Company accounts for equity instruments issued to third party service providers (non-employees) in accordance with the fair value based on an option-pricing model, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is revalued over the related service periods and recognized using the accelerated method.

The following table illustrates the pro - forma effect on net loss and loss per common share assuming the Company had applied the fair value recognition provisions of FAS 123 to its stock-based employee compensation:

	Six months ended March 31, 2006	Three months ended March 31, 2006

Net loss as reported	$(1,037,643)	$(604,729)
Deduct: Stock based employee compensation expense included in net loss as reported	8,730	4,365
Add: pro forma stock based employee compensation expense determined under fair value method for all awards	(164,332)	(101,606)
Recognize the reversal of the pro forma stock based employee compensation expense determined under fair value method due to forfeiture of awards granted to employees	79,676	—

Pro forma net loss	$(1,113,569)	$(701,970)

Net loss per common shares:
Basic and diluted loss per share - as reported	$(0.038)	$(0.021)

Basic and diluted loss per share - pro forma	$(0.040)	$(0.025)

d.	Recently issued accounting pronouncements

1.

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for recognizing, measuring and presenting in the financial statements tax positions taken or expected to be taken on a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties and disclosure requirements for uncertain tax positions. FIN 48 is effective for fiscal years beginning on or after December 15, 2006 (October 1, 2007, for the Company). The provisions of FIN 48 shall be applied to all tax positions upon initial adoption of this Interpretation. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of this Interpretation. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to Retained earnings. The Company is currently assessing this standard effect on its financial statements in future periods.

2.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, which is the year beginning October 1, 2008 for the Company.

3.

In February 2007, FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This standard permits companies to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement will be effective for fiscal years beginning on or after November 15, 2007 (October 1, 2008, for the Company). The Company is currently evaluating the impact that the adoption of SFAS 159 will have on its consolidated financial statements.

4.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the Company’s balance sheet and statement of operations and the related financial statement disclosures. SAB No. 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not expect this Statement to have a material effect on the Company’s financial statements or its results of operations.

e.	Reclassifications

Certain figures in respect of prior years have been reclassified to conform to the current year presentation.

NOTE 2 - SHORT TERM INVESTEMNTS:

Amount represents bank deposits with an original maturity of more than three months but less then one year. The bank deposits are in US Dollars and bears interest of 5.16%-5.19% per annum.

NOTE 3 - LONG TERM DEPOSITS:

Amount represents deposits in respect of lease agreements for the Company’s office facilities and vehicles used by its employees.

NOTE 4 - COMITMENTS:

a.

On January 30, 2007, Gammacan, Ltd., a subsidiary of the Company (the “Subsidiary”) entered into a Master Services Agreement with BioSolutions Services, LLC (“BioSolutions”), an outside party, pursuant to which the subsidiary will from time-to-time engage BioSolutions for various projects to assist the Subsidiary with the commercialization of its anti-cancer immunotherapy to treat metastatic cancer. The services to be performed under the Master Services Agreement will be specified in separate work orders, which will set forth the scope of the work, schedule and costs.

Work order 1 relates to regulatory consulting services to be provided by Biosolutions in connection with the application for an IND with the US FDA for VitiGam. As compensation for the services the Subsidiary will pay BioSolutions a cash fee between $170,000 to $290,000 based on several factors, and the Company will issue to BioSolutions a warrant to purchase 434,783 shares of its common stock at a purchase price of $0.45 per share. The warrant shall vest as follows: 1) 33% upon signature of a definitive agreement with an IVIg manufacturer, 2) 33% upon IND filing and 3) 34% when IND has been approved by the FDA. (See also note 6e).

b.

On February 1, 2007 the Subsidiary entered into a Cooperation and Project Funding Agreement with Israel-U.S. Binational Industrial Research and Development (the “BIRD Foundation”) and Life Therapeutics (“Life”), pursuant to which the BIRD Foundation will provide the Subsidiary and Life total funding of the lesser of $1,000,000 or 50% of expenditures on the development of an anti-cancer immunotherapy to treatment for metastatic cancer (“the Project”), as of March 31, 2007 the Subsidiary received $14,837 from the BIRD foundation.

The Subsidiary and Life are liable, severally and jointly, to repay the funding, in its entirety, to the BIRD Foundation if the development work goes beyond a Phase 2 clinical trial. Such repayment will be due within 12 months following the completion of The Project in an amount equal to the total funding linked to the US Consumer Price Index. The Company’s management estimates that it is probable that the project will go beyond phase 2 clinical trial and thus the funding received by the subsidiary is presented as a liability on the consolidated balance sheet.

NOTE 5 - CONVERTIBLE PROMISSORY NOTE:

On November 20, 2006 the Company issued a convertible promissory note, in a principal amount of $350,000, which bears annual interest at 8% payable on maturity of the note and matures on November 20, 2007. At the discretion of the lender, in the event that the Company raises debt or equity financing during the 12 month period following the issuance of the note, the principal and interest due under the note is convertible on the same terms as such financing.

As of the date of issuance the hybrid instrument was bifurcated into an option and a host debt contract. The fair value assigned to the option, determined using Black Scholes option-pricing model was $109,075.

As of the balance sheet date, the fair value allocated to the option estimated by using the Black Scholes option-pricing model is $90,320. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 90%; risk-free interest rates of 5.0%; and expected lives of 0.47 years.

NOTE 6 - STOCK TRANSACTIONS:

Following are transactions that took place during the six months period ending March 31, 2007:

a.

On October 12, 2006, 50,000 options were granted under the 2004 Stock Option Plan to a new member of the scientific advisory board, an outside party. The exercise price has been determined at $0.65 per share, which was equivalent to the traded market price on the date of grant.

The options may be exercised after vesting and in accordance with the following:

	1.	On the first anniversary commencing the grant date - 25% of the options.

	2.	On the last day of each of the 36 months following the first anniversary of the grant date, the remaining options shall vest in equal monthly installments.

The fair value of the above options estimated using a Black Scholes option-pricing model was $28,245, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.65%; and expected lives of 7.88 years.

b.

On October 18, 2006 the Company entered into a Strategic Alliance Agreement with UTEK Corporation (“UTEK”), pursuant to which UTEK would assist the Company in identifying technology acquisition opportunities. Per the agreement in consideration for the services being provided to the Company by UTEK, the Company shall pay $120,000 in the form of 171,432 unregistered shares of common stock. The Company had the option of paying UTEK $10,000 per month. The Company has agreed to issue UTEK an aggregate of 171,432 shares of common stock, par value $0.0001 per share, of the Company, which will vest in 12 equal monthly instalments of 14,286 shares.

The shares presented in the statement of changes in stockholders’ equity represent issued shares, to date, in respect of service received up to March 31, 2007, as the remaining shares are not considered issued for accounting purposes.

c.	On November 13, 2006, 150,000 options were granted under the 2004 Stock Option Plan to each of the Company’s two board members who joined the board on November 6, 2006 (total - 300,000 options).

The exercise price has been determined at $0.45 per share, which was equivalent to the traded market price on the date of grant.

The options may be exercised after vesting and in accordance with the following:

	1.	On the first anniversary commencing the grant date - 25% of the options.

	2.	On the last day of each of the 36 months following the first anniversary of the grant date, the remaining options shall vest in equal monthly installments.

The fair value of the above options on the date of grant estimated using a Black Scholes option-pricing model was $111,859, and was based on the following assumptions: dividend yield of 0%; expected volatility of 90%; risk-free interest rates of 4.65%; and expected lives of 7.88 years.

d.

On December 5, 2006, 50,000 options were granted under the 2004 Stock Option Plan to a new member of the scientific advisory board, an outside party. The exercise price has been determined at $0.50 per share, which was equivalent to the traded market price on the date of grant.

The options may be exercised after vesting and in accordance with the following:

	1.	On the first anniversary commencing the grant date - 25% of the options.

	2.	On the last day of each of the 36 months following the first anniversary of the grant date, the remaining options shall vest in equal monthly installments.

The fair value of the above options estimated using Black Scholes option-pricing model as $29,020, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.65%; and expected lives of 7.88 year.

e.

On January 30, 2007, 434,783 share purchase warrants were granted to an outside consultant. Each share purchase warrant entitles the consultant to purchase one common share for a period of five years after the date of grant at an exercise price of $0.45.

Since the share purchase warrants only vest if certain performance condition are met (see also note 4a), no compensation was recorded in the period.

f.

On February 15, 2007, 100,000 options were granted under the 2004 Stock Option Plan to an employee. The exercise price has been determined at $0.45 per share, which was equivalent to the traded market price on the date of grant.

The options may be exercised after vesting and in accordance with the following:

	1.	On the first anniversary commencing the grant date - 25% of the options.

	2.	On the last day of each of the 36 months following the first anniversary of the grant date, the remaining options shall vest in equal monthly installments.

The fair value of the above options is estimated by using Black Scholes option-pricing model was $34,244, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 90%; risk-free interest rates of 4.68%; and expected lives of 5.91 year.

g.

On February 26, 2007, 785,000 and 400,000 options were granted under the 2004 Stock Option Plan and the 2007 Stock Option Plan respectively. The options were granted to directors, officers and employees. The exercise price has been determined at $0.53 per share.

The options may be exercised after vesting such that 1/3 of the options will vest on each of 1st, 2nd and 3rd anniversary from and after the date of grant.

The fair value of the above options, estimated using a Black Scholes option-pricing model was $412,685, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.62%; and expected lives of 5.89 years.

h.

On February 26, 2007, 80,000 options were granted under the 2004 Stock Option Plan to the Company’s chief scientist and a consultant, both outside parties. The exercise price has been determined at $0.53 per share.

The options may be exercised after vesting such that 1/3 of the options will vest on each of 1st, 2nd and 3rd anniversary from and after the date of grant.

The fair value of the above options is estimated by using Black Scholes option-pricing model was $42,936, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.62%; and expected lives of 5.89 years.

i.

On February 26, 2007, 1,075,000 options were granted under the 2007 Stock Option Plan to the chairman of the board of directors in his capacity as an outside consultant. The exercise price has been determined at $0.53 per share.

The options may be exercised after vesting such that 1/3 of the options will vest on each of 1st, 2nd and 3rd anniversary from and after the date of grant.

The fair value of the above options is estimated by using Black Scholes option-pricing model was $576,951, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.62%; and expected lives of 5.89 years.

j.

On February 27, 2007 the Company completed a private placement for the sale of 16,250,000 units at a purchase price of $0.40 per unit for a total consideration of $6,500,000. Each unit consisted of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share for a period of five years after the date of the subscription agreement at an exercise price of $0.48. The consideration was allocated to the shares and warrants issued based on relative fair value. The fair value allocated to the warrants, estimated by using the Black Scholes option-pricing model is $2,231,459, which is based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.63%; and expected lives of 5 years. Transaction costs of $551,775 were paid and $62,500 was accrued in connection with this private placement.

k.

On February 27, 2007 the exercise price of 1,333,334 warrants was reduced to $0.55. The warrants were issued on December 20, 2005 as part of a subscription agreement for the sale of 1,333,334 units at a purchase price of $0.75 per unit for a total consideration of $1,000,000. Each unit comprised of one share of the Company’s common stock and one common share purchase warrant exercisable into one Share at a price of $1.20 per Share, for three years. The increase in the fair value of the warrants charged in the Statement of Stockholders’ equity against the Additional paid-in capital.

l.

On February 27, 2007 the exercise price of 333,333 warrants was reduced to $0.55. The warrants were issued on October 31, 2005 as part of a subscription agreement for the sale of 666,666 units at a purchase price of $0.75 per unit for a total consideration of $500,000. Each unit comprised of one share of the Company’s common stock and one common share purchase warrant exercisable into one half Share at a price of $1.00 per Share, for three years. . The increase in the fair value of the warrants charged in the Statement of Stockholders’ equity against the Additional paid-in capital.

m.

On March 22, 2007, 350,000 share purchase warrants were granted to an outside consultant. Each share purchase warrant entitles the consultant to purchase one common share for a period of five years after the date of grant at an exercise price of $0.53.

The fair value of the above share purchase warrants is estimated by using Black Scholes option-pricing model as $179,470, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 89%; risk-free interest rates of 4.62%; and expected lives of 5 years.

NOTE 7 - LOSS PER SHARE:

The total number of common stock options and warrants excluded from the calculations of diluted net loss was 24,782,558 for the six months ended March 31, 2007 (4,067,775 for the six months ended March 31, 2006).

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(US $, except share data)

	March 31,	September 30,
	2006	2005

	(Unaudited)	(Audited)

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$1,354,514	$713,342
Prepaid expenses	40,193	11,619
Other	52,880	22,029

Total current assets	1,447,587	746,990

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON
RETIREMENT	12,674	7,528

PROPERTY AND EQUIPMENT, NET	13,159	10,269

Total assets	$1,473,420	$764,787

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Accounts payable	$247,438	$159,379
Payroll and related accruals	38,622	14,655

Total current liabilities	286,060	174,034

LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT	16,972	13,725

STOCKHOLDERS’ EQUITY:
Preferred stock, $ 0.0001 par value (20,000,000 shares
authorized; none issued and outstanding)
Common stock, $ 0.0001 par value (100,000,000 authorized shares;
28,453,732 and 26,231,510 shares issued and
outstanding as of March 31, 2006 and September 30, 2005,
respectively)	2,845	2,622
Additional paid-in capital	2,992,011	1,767,601
Warrants	925,793	519,423
Deficit accumulated during the development stage	(2,750,261)	(1,712,618)

Total stockholders' equity	1,170,388	577,028

Total liabilities and stockholders’ equity	$1,473,420	$764,787

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US $, except share data)

					Period from
					October 6,
					1998 *
	Six months ended		Three months ended		through
	March 31		March 31		March 31,

	2006	2005	2006	2005	2006

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RESEARCH AND
DEVELOPMENT COSTS	$599,543	$114,998	$374,382	$63,632	$1,312,463
GENERAL AND
ADMINISTRATIVE
EXPENSES	455,188	347,881	242,413	155,371	1,480,829
FINANCIAL INCOME	(23,787)	(7,966)	(15,729)	(5,952)	(44,490)
FINANCIAL EXPENSES	6,699	2,692	3,663	1,820	13,834

	1,037,643	457,605	604,729	214,871	2,762,636
MINORITY INTERESTS IN
LOSSES OF SUBSIDIARY	-	-	-	-	(12,375)

NET LOSS FOR THE PERIOD	$(1,037,643)	$(457,605)	$(604,729)	$(214,871)	$(2,750,261)

BASIC AND DILUTED LOSS
PER 1,000 COMMON
SHARES	$(37.53)	$(17.63)	$(21.25)	$(8.19)

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES USED IN
COMPUTING BASIC AND
DILUTED LOSS PER
COMMON SHARE
	27,650,399	25,955,010	28,453,732	26,223,510

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY (A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (US $, except share data)

					Deficit
					accumulated
		Common		Additional	during
	Common	Stock		paid-in	development
	Stock	Amount	Warrants	capital	stage	Total

Beginning balance	-	$ -	$ -	$ -	$ -	$ -
Stock issued for cash on
October 6, 1998	1,650,000	165		(155)		10
Stock issued for cash on
October 9, 1998	2,722,500	272		(107)		165
Stock issued for cash on
October 10, 1998	198,000	20		100		120
Stock issued for services on
December 1, 1998	9,900,000	990		2,010		3,000
Stock issued for cash on
April 7, 1999	561,000	56		284		340
Net loss					(3,444)	(3,444)

Balance at September 30, 1999 (audited)	15,031,500	1,503		2,132	(3,444)	191
Stock issued for cash on
September 30, 2000	41,250,000	4,125		875		5,000

Balance at September 30, 2000 (audited)	56,281,500	5,628		3,007	(3,444)	5,191
Net loss					(3,108)	(3,108)

Balance at September 30, 2001 (audited)	56,281,500	5,628		3,007	(6,552)	2,083
Net loss					(4,231)	(4,231)

Balance at September 30, 2002 (audited)	56,281,500	5,628		3,007	(10,783)	(2,148)
Contributed capital				7,025		7,025
Net loss					(4,857)	(4,857)

Balance at September 30, 2003 (audited)	56,281,500	5,628		10,032	(15,640)	20
Cancellation of shares at
June 8, 2004	(32,284,988)	(3,228)		3,228
Stock based compensation				62,600		62,600
Common stock and warrants
issued for cash on August 13,	1,224,998	122	139,494	779,134		918,750
2004
Gain on issuance of subsidiary
Stock on August 17, 2004 to
third party				86,625		86,625
Net loss					(498,446)	(498,446)

Balance at September 30, 2004 (audited)	25,221,510	2,522	139,494	941,619	(514,086)	569,549
Common stock and warrants
issued for cash on November 11,
2004	978,000	97	367,892	766,630		1,134,619
Common stock and warrants
issued for cash on January 25,
2005	32,000	3	12,037	24,760		36,800
Issuance of warrants to Consultants'				34,592		34,592
Net loss					(1,198,532)	(1,198,532)

Balance at September 30, 2005 (audited)	26,231,510	2,622	519,423	1,767,601	(1,712,618)	577,028
Common stock and warrants
issued for cash on October 31,
2005	666,666	67	82,784	367,149		450,000
Common stock and warrants
issued for cash on December 20,
2005	1,555,556	156	323,586	776,258		1,100,000
Benefit component in employees and
consultants stock option plan				81,003		81,003
Net loss					(1,037,643)	(1,037,643)

Balance at March 31, 2006 (unaudited)	28,453,732	$2,845	$925,793	$2,992,011	$(2,750,261)	$1,170,388

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US $)

			Period from
			October 6,
	Six months ended		1998 * to
	March 31,		March 31,
	2006	2005	2006

	Unaudited	Unaudited	Unaudited

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,037,643)	$(457,605)	$(2,750,261)
Adjustments required to reconcile net loss to net cash used
in operating activities:
Income and expenses not involving cash flows:
Depreciation	1,686	1,024	4,279
Common stock issued for services	-	-	3,000
Minority interests in losses of a subsidiary	-	-	(12,375)
Write off of in process research and development	-	-	100,000
Benefit component in employees and consultants stock
option plan	81,003	-	178,195

Changes in operating assets and liabilities:
Increase in prepaid expenses	(28,574)	(27,659)	(40,193)
Increase in other current assets	(30,851)	(3,179)	(52,880)
Increase (decrease) in current liabilities	112,026	(71,847)	285,060
Increase in liability for employee rights upon retirement	3,247	-	16,972

Net cash used in operating activities	(899,106)	(559,266)	(2,268,203)

CASH FLOWS FROM INVESTING ACTIVITIES -
Funds in respect of employee rights upon retirement	(5,146)		(12,674)
Purchase of property and equipment	(4,576)	(7,512)	(17,438)

Net cash used in investment activities	(9,722)	(7,512)	(30,112)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution to additional paid in capital			12,319
Issuance of common stock and warrants	1,550,000	1,171,419	3,640,510

Net cash provided by financing activities	1,550,000	1,171,419	3,652,829

INCREASE IN CASH AND CASH EQUIVALENTS	641,172	604,641	1,354,514
BALANCE OF CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	713,342	705,868

BALANCE OF CASH AND CASH EQUIVALENTS
AT END OF PERIOD	$1,354,514	$1,310,509	$1,354,514

* Incorporation date, see note 1a.
The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

GammaCan International Inc. (A Development Stage Company; "the Company") was incorporated on October 6, 1998, under the laws of the State of Delaware, under the name of San Jose International, Inc. The Company has no significant revenues and no material operations and in accordance with Statement of financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage enterprises”, the Company is considered a development stage company.

On August 19, 2004, the name of the company was changed from "San Jose International, Inc." into "GammaCan International, Inc.".

At this point in the development stage, the company's focus is to demonstrate efficacy of IVIg cancer immunotherapy in human clinical trials. In July 2005, the company commenced Phase 2 clinical trials in humans to demonstrate clinical efficacy of IVIg immunotherapy in three major cancers: colon, prostate and melanoma. These Phase 2 clinical trials are being conducted at three medical centers in Israel and results are anticipated during 2007. The Phase 2 clinical trial is due to be completed by the beginning of 2007.

The financial statements have been prepared assuming the Company will continue as a going concern. See note 2.

b.	Accounting principles

The accompanying unaudited financial statements of the Company and the subsidiary GammaCan Ltd. ("the Subsidiary") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended March 31, 2006, are not necessarily indicative of the results that may be expected for the year ended September 30, 2006. For further information, refer to the financial statements and footnotes thereto included in the consolidated annual report on Form 10-KSB for the year ended September 30, 2005.

c.	Use of estimates in the preparation of financial statements

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the reported expenses during the reporting periods. Actual results could differ from those estimates.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary GammaCan Ltd. All material intercompany transactions and balances have been eliminated in consolidation.

e.	Cash equivalents

The company considers all short term, highly liquid investments, which include short-term deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, to be cash equivalents.

f.	Loss per share

Basic and diluted net losses per common share are presented in accordance with FAS No. 128 “Earning per share” (“FAS128”), for all periods presented. Outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are anti-dilutive for all periods presented. The total number of common stocks options and warrants excluded from the calculations of diluted net loss was 4,067,775 for the six months ended March 31, 2006 (3,884,998 for the six months ended March 31, 2005).

g.	Stock based compensation

The Company accounts for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. In accordance with FAS 123 - “Accounting for Stock-Based Compensation” (“FAS 123”), the Company discloses pro forma data assuming the Company had accounted for employee stock option grants using the fair value-based method defined in FAS 123.

As to services from consultants, the Company applies EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The following table illustrates the pro - forma effect on net loss and loss per common share assuming the Company had applied the fair value recognition provisions of FAS 123 to its stock-based employee compensation:

	Six months ended
	March 31,

	2006	2005

Net loss as reported	$(1,037,643)	$(457,605)
Deduct: Stock based employee compensation expense
included in net loss as reported	8,730
Add: pro forma stock based employee compensation
expense determined under fair value
method for all awards, net of related tax effects	(164,332)	(492,866)
Recognize the reversal of the pro forma stock based
employee compensation expense
determined under fair value method due to forfeiture
of awards granted to employees	79,676	-

Pro forma net loss	$(1,113,569)	$(950,471)

Net loss per 1,000 common shares:
Basic and diluted loss per 1,000 shares - as reported	$(37.53)	$(17.63)

Basic and diluted loss per 1,000 shares - pro forma	$(40.27)	$(36.62)

h.	Reclassifications

Certain figures in respect of prior years have been reclassified to conform to the current year presentation.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (October 6, 1998) through March 31, 2006 of $2,750,261. Presently, the company does not have sufficient cash resources to meet its requirements in the twelve months following April 1, 2006. The company's management estimates that it will be able to finance the company's activities through future fund raising.

These financial statements do not include any adjustments that may be necessary should the company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability..

NOTE 3 - STOCK TRANSACTIONS:

a.	On October 31, 2005, the company entered into subscription agreement for the sale of 666,666 units at a purchase price of $0.75 per unit for a total consideration of $500,000. Each unit comprising one share of the Company's common stock and one common share purchase warrant exercisable for three years. Every 2 warrants can be exercisable to one common Share at a price of $1.00 per Share.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - STOCK TRANSACTIONS (continued):

In connection with the subscription agreement the company paid $50,000 cash fee to a third party which assisted in securing the agreement, as well as issued 66,666 units, each comprising of one common share purchase warrant exercisable for three years. Every warrant can be exercisable to one common Share at a price of $1.50 per Share.

The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $82,784. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free interest rates of 4.4%; and expected lives of 3 years.

b.	On October 6, 2005, 350,000 options were granted under the Stock Option Plan. The exercise price has been determined at $0.93 per common share which was equivalent to 90% of the traded market price on the date of grant.
As to the exercise terms of the options – see note 4c

The fair value of the above options on the date of grant estimated by using Black Scholes option-pricing model is $283,262. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free interest rates of 4.5%; and expected lives of 7.59 years.

c.	On October 20, 2005, 30,000 options were granted under the Stock Option Plan. The exercise price has been determined at $1.35 per common share which was equivalent to the traded market price on the date of grant.

The options may be exercised after vesting and only in accordance with the following:
	1.	25% of the options - On the first anniversary commencing the grant date
	2.	75% of the options - On the last day of each of the 36 months following the first anniversary of the grant date, the options shall vest in equal monthly installments.

The fair value of the above options on the date of grant estimated by using Black Scholes option-pricing model is $32,637. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

d.	On December 20, 2005, the company entered into subscription agreement for the sale of 1,333,334 units at a purchase price of $0.75 per unit for a total consideration of $1,000,000. Each unit comprising one share of the Company's common stock and one common share purchase warrant exercisable for three years. Every warrant can be exercisable to one Share at a price of $1.20 per common Share.

In connection with the subscription agreement the company paid $100,000 cash fee to third parties who assisted in securing the agreement, as well as issued 133,332 units, each comprising of one common share purchase warrant exercisable for three years. 66,666 warrants can be exercisable to 66,666 common Shares at a price of $1.25 per Share, and 66,666 warrants can be exercisable to 66,666 common Shares at a price of $1.50 per Share.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - STOCK TRANSACTIONS (continued):

The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $294,443. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 81%; risk-free interest rates of 4.4%; and expected lives of 3 years.

e.	On December 20, 2005, the company entered into subscription agreement for the sale of 222,222 units at a purchase price of $0.90 per unit for a total consideration of $200,000. Each unit comprising one share of the Company's common stock and one common share purchase warrant exercisable for three years. Every 2 warrants can be exercisable to one common Share at a price of $1.15 per Share.

The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $29,143. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 81%; risk-free interest rates of 4.4%; and expected lives of 3 years.

f.	On December 21, 2005, 250,000 options were granted under the Stock Option Plan. The exercise price has been determined at $1.34 per common share which was equivalent to the traded market price on the date of grant. As to the exercise terms of the options – see exercise terms in note 3c.

The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $269,449. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

g.	On January 12, 2006, 50,000 options were granted under the Stock Option Plan. The exercise price has been determined at $1.10 per common share which was equivalent to the traded market price on the date of grant. As to the exercise terms of the options – see note 4d.

The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $44,165. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

h.	On March 15, 2006, 50,000 options were granted under the Stock Option Plan. The exercise price has been determined at $1.37 per common share which was equivalent to the traded market price on the date of grant. As to the exercise terms of the options – see exercise terms in note 3c.

The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $54,712. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 84%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 - SUBSEQUENT EVENTS

a.	On April 15, 2005, the CEO of the subsidiary who also served as the Acting CEO of the company had resigned from its position as the acting CEO of the company, and will continue as the CEO of the subsidiary.

b.	On April 16, 2006, the Company entered into an employment agreement (the "Agreement") with Patrick Schnegelsberg pursuant to which Mr. Schnegelsberg will serve as CEO of the Company, effective April 15, 2006. Mr. Schnegelsberg shall receive a salary of $200,000 and an annual bonus of up to $200,000 upon achieving certain objectives. Pursuant to a separate agreement between the company and Mr. Schnegelsberg, the company agreed to indemnify Mr. Schnegelsberg for substantially all liabilities he may incur as a result of his employment by or service to the company.

Mr. Schnegelsberg was granted 1,400,000 stock options of the Corporation, pursuant to the Corporation's 2004 Stock Option Plan. The exercise price has been determined at $1.29 per common share which was equivalent to 90% of the average closing price of the common Stock of the company on the 30 days immediately preceding the date of the grant. As to the exercise terms of the options – see exercise terms in note 3c.

The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $1,745,913. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 83%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

c.	On May 2, 2006 the company amended the vesting of the 350,000 options granted on October 6, 2005.
The options may be exercised after vesting and only in accordance with the following:
	1.	25% of the options - On the first anniversary commencing the grant date
	2.	75% of the options - On the last day of each of the 36 months following the first anniversary of the grant date, the options shall vest in equal monthly installments.

d.	On May 2, 2006 the company amended the vesting of the 50,000 options granted on January 12, 2006.
	1.	25% of the options – On October 1, 2006.
	2.	75% of the options - On the last day of each of the 36 months following October 1, 2006, the options shall vest in equal monthly installments.

e.	On May 4, 2006, 500,000 (100,000 for each of its five board members) options were granted under the Stock Option Plan. The exercise price has been determined at $1.29 per common share (see also note 4b regarding the determined exercise price).

As to the exercise terms of the options – see exercise terms in note 3c.

The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $623,540. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 83%; risk-free interest rates of 4.5%; and expected lives of 7.85 years

Kesselman & Kesselman
Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
GammaCan International Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of GammaCan International Inc. (A Development Stage Company) and its subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years then ended and cumulatively, for the period from October 1, 2003 to September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative totals of the Company for the period from October 6, 1998 (date of incorporation) to September 30, 2003, which totals reflect a deficit of $15,640 accumulated during the development stage. Those cumulative totals were audited by other independent auditors, whose report, dated November 17, 2003, expressed an unqualified opinion on the cumulative amounts but included an emphasis of a matter. Our opinion, in so far as it relates to amounts included for that period is based on the report of the other independent auditors, mentioned above.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other independent auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of September 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years then ended and cumulatively, for the period from October 1, 2003 to September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has net losses for the period from inception (October 6, 1998) through September 30, 2006 of $3,777,413 and presently the Company does not have sufficient cash resources to meet its requirements in the twelve months following October 1, 2006. These reasons raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kesselman & Kesselman

Tel-Aviv, Israel
December 20, 2006

ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Members of the Better Business Bureau since 1997

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
San Jose International, Inc.
(A Development Stage Company)

We have audited the statements of operations, changes in stockholders’ equity and cash flows for the period from October 6, 1998 (date of inception) through September 30, 2003 of San Jose International, Inc. (A Development Stage Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of San Jose International, Inc. for the period from October 6, 1998 (date of inception) through September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had significant losses since inception. This condition raises substantial doubt as to its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Armando C. Ibarra, CPA-APC

Armando C. Ibarra, CPA-APC

November 17, 2003
Chula Vista, California

371 ‘E’ Street, Chula Vista, CA 91910 Tel: (619) 422-1348 Fax: (619) 422-1465

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(US $, except share data)

	September 30,
	2006	2005

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$538,738	$713,342
Prepaid expenses	—	6,416
Other	12,494	22,029

Total current assets	551,232	741,787

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON RETIREMENT (Note 2)	21,071	7,528

LONG TERM DEPOSITS (Note 3)	22,270	5,203

PROPERTY AND EQUIPMENT, NET (Note 4)	25,247	10,269

Total assets	$619,820	$764,787

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable	$279,857	$159,379
Payroll and related accruals	49,242	14,655

Total current liabilities	329,099	174,034

LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT (Note 2)	31,531	13,725

COMMITMENTS (Note 5)

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value (20,000,000 shares authorized; none issued and outstanding)

Common stock, $0.0001 par value (100,000,000 authorized shares; 28,453,732 and 26,231,510 shares issued and outstanding as of September 30, 2006 and 2005, respectively)	2,845	2,622
Additional paid-in capital	3,172,284	1,767,601
Warrants	861,474	519,423
Deficit accumulated during the development stage	(3,777,413)	(1,712,618)

Total stockholders’ equity	259,190	577,028

Total liabilities and stockholders’ equity	$619,820	$764,787

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(US $, except share data)

	Year ended September 30		Period from October 6, 1998* to September 30
	2006	2005	2006

RESEARCH AND DEVELOPMENT COSTS (Note 8)	$802,254	$545,928	$1,515,174

GENERAL AND ADMINISTRATIVE EXPENSES (Note 9)	1,263,070	666,477	2,288,711

OPERATING LOSS	2,065,324	1,212,405	3,803,885
FINANCIAL INCOME	(44,130)	(20,703)	(64,833)
FINANCIAL EXPENSES	14,979	6,830	22,114

LOSS BEFORE TAXES ON INCOME	2,036,173	1,198,532	3,761,166
TAXES ON INCOME	28,622	—	28,622

LOSS FROM OPERATIONS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARY	2,064,795	1,198,532	3,789,788
MINORITY INTERESTS IN LOSSES OF A SUBSIDIARY	—	—	(12,375)

NET LOSS FOR THE PERIOD	$(2,064,795)	$(1,198,532)	$(3,777,413)

BASIC AND DILUTED LOSS PER COMMON SHARES	$(0.074)	$(0.046)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED IN COMPUTING BASIC AND DILUTED LOSS PER COMMON SHARE	28,052,065	26,099,260

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(US $, except share data)

	Number of Shares	Common Stock Amount	Warrants	Additional paid-in capital	Deficit accumulated during development stage	Total

Changes during the period from October 6, 1998 (date of incorporation) to September 30, 2004
Common stock and warrants issued for cash	57,506,498	$5,750	$139,494	$782,141	$—	$927,385
Contributed capital				7,025		7,025
Cancellation of shares at June 8, 2004	(32,284,988)	(3,228)		3,228
Gain on issuance of subsidiary Stock to third party				86,625		86,625
Stock based compensation				62,600		62,600
Net loss					(514,086)	(514,086)

Balance at September 30, 2004	25,221,510	2,522	139,494	941,619	(514,086)	569,549
Common stock and warrants issued for cash on November 11, 2004, net of issuance costs	978,000	97	367,892	766,630		1,134,619
Common stock and warrants issued for cash on January 25, 2005, net of issuance costs	32,000	3	12,037	24,760		36,800
Issuance of warrants to Consultants’				34,592		34,592
Net loss					(1,198,532)	(1,198,532)

Balance at September 30, 2005	26,231,510	2,622	519,423	1,767,601	(1,712,618)	577,028
Common stock and warrants issued for cash on October 31, 2005, net of issuance costs	666,666	67	72,410	365,670		438,147
Common stock and warrants issued for cash on December 20, 2005, net of issuance costs	1,555,556	156	269,641	804,998		1,074,795
Employees and consultants stock based compensation expenses				234,015		234,015
Net loss					(2,064,795)	(2,064,795)

Balance at September 30, 2006	28,453,732	$2,845	$861,474	$3,172,284	$(3,777,413)	$259,190

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US $)

	Year ended September 30		Period from October 6, 1998* to September 30,
	2006	2005	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(2,064,795)	$(1,198,532)	$(3,777,413)
Adjustments required to reconcile net loss to net cash used in operating activities:
Income and expenses not involving cash flows:
Depreciation	4,299	2,534	6,892
Common stock issued for services	—	—	3,000
Minority interests in losses of a subsidiary	—	—	(12,375)
Write off of in process research and development	—	—	100,000
Employees and consultants stock based compensation expenses	196,957	34,592	294,149
Increase in liability for employee rights upon retirement	17,806	13,725	31,531
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	6,416	4,613	—
Decrease (increase) in other current assets	9,535	(16,058)	(12,494)
Increase in current liabilities	155,065	16,816	328,099

Net cash used in operating activities	(1,674,717)	(1,142,310)	(3,038,611)

CASH FLOWS FROM INVESTING ACTIVITIES -
Increase in long term deposits	(17,067)	(5,203)	(22,270)
Funds in respect of employee rights upon retirement	(13,543)	(7,528)	(21,071)
Purchase of property and equipment	(19,277)	(8,904)	(32,139)

Net cash used in investing activities	(49,887)	(21,635)	(75,480)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock and warrants net of issuance costs	1,550,000	1,171,419	3,652,829

Net cash provided by financing activities	1,550,000	1,171,419	3,652,829

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(174,604)	7,474	538,738
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	713,342	705,868

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	$538,738	$713,342	$538,738

Supplemental information on financing activities not involving cash flow – issuance costs paid by a grant of warrants to third parties who assisted in securing subscription agreements totaled $37,058 for the year ending September 30, 2006.

* Incorporation date, see note 1a.

The accompanying notes are an integral part of the financial statements.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

GammaCan International Inc. (A Development Stage Company; “the Company”) was incorporated on October 6, 1998, under the laws of the State of Delaware, under the name of San Jose International, Inc. The Company has no significant revenues and in accordance with Statement of financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage enterprises”, the Company is considered a development stage company.

During August 2004, the Company acquired, through it’s then wholly-owned subsidiary, GammaCan Ltd (“the Subsidiary”), all of the in-process research and development (“IPR&D”) of ARP Biomed, Ltd. (“ARP”), an Israeli Company. The IPR&D was acquired for the purpose of continuing research related to the clinical treatment of various types of cancer. The purchase price was $100,000 which was settled with the issuance of 12.5% of the Subsidiary issued and outstanding common shares. Under the terms of the agreement, the Company was required to lend $800,000 to its subsidiary, to finance the clinical trials and conduct further research and development utilizing the acquired IPR&D, which was valued at $100,000. In accordance with SAB 51, the gain on issuance of the subsidiary’s stock, totaling $86,625, was recorded as an addition to paid in capital within “Stockholders’ Equity” due to the fact that there is no certainty of the realization of this gain.

Subsequent to the transaction, on August 19, 2004, the name of the company was changed from “San Jose International, Inc.” into “GammaCan International, Inc.”.

At this point in the development stage, the company’s focus is to demonstrate efficacy of IgG cancer immunotherapy in human clinical trials. In July 2005, the company commenced Phase 2 clinical trials in humans to demonstrate clinical efficacy of IgG immunotherapy in three major cancers: colon, prostate and melanoma. These Phase 2 clinical trials are being conducted at three medical centers in Israel and results are anticipated during 2007. The Phase 2 clinical trial is due to be completed during 2007. Following analysis and publication of the results the Company will decide on how to proceed with its future clinical work regarding the use of IgG. The decision will be based on several factors including the ability to attract strategic partners for co-development.

The Company is in the process of applying for an IND with the US FDA for VitiGam, the Company’s second generation IgG product and first-in-class anti-cancer immunotherapy. VitiGam is slated to enter the clinic under a US IND in the near future. VitiGam is designed to target metastatic melanoma patients with Stage III and IV melanoma.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (October 6, 1998) through September 30, 2006 of $3,777,413, as well as negative cash flow from operating activities. Presently, the company does not have sufficient cash resources to meet its requirements in the twelve months following October 1, 2006. These factors raise substantial doubt about the company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives as the Company will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that the Company will be successful with those initiatives, management is confident that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

These financial statements do not include any adjustments that may be necessary should the company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

b.	Accounting principles

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

c.	Use of estimates in the preparation of financial statements

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the reported expenses during the reporting periods. Actual results could differ from those estimates.

d.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiary are conducted is the US dollar (“$” or “dollar”).Most of the Company’s research and development cost are incurred in dollars. A significant part of the Company’s capital expenditures and most of its financing is in dollars. Thus, the functional currency of the Company and its subsidiary is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For foreign transactions and other items reflected in the statements of operations, the following exchange rates are used: (1) for transactions – exchange rates at transaction dates or average rates and (2) for other items (derived from non-monetary balance sheet items such as depreciation) – historical exchange rates. The resulting transaction gains or losses are carried to financial income or expenses, as appropriate.

e.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary GammaCan Ltd. All material inter-company transactions and balances have been eliminated in consolidation.

f.	Property and equipment

Property and equipment are recorded at cost and depreciated by the straight-line method over the estimated useful lives of the assets.
Annual rates of depreciation are as follows:

%

Computers and peripheral equipment	33
Office furniture and equipment	6-15

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

g.	Deferred taxes

Deferred taxes are determined utilizing the assets and liabilities method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has provided a full valuation allowance with respect to its deferred tax assets.

Regarding the Israeli subsidiary, paragraph 9(f) of FAS 109,”Accounting for Income Taxes”, prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities

h.	Research and development

Research and development costs are expensed as incurred.

Acquisition of in process research and development and the costs of registered patents that have not yet reached technological feasibility and have no alternative future use, are expensed as incurred.

i.	Cash equivalents

The company considers all short term, highly liquid investments, which include short-term deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, to be cash equivalents.

j.	Comprehensive loss

The Company has no other comprehensive loss components other than net loss for the reported periods.

k.	Loss per share

Basic and diluted net losses per common share are computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are anti-dilutive for all periods presented. The total number of common stock options and warrants excluded from the calculation of diluted net loss was 5,917,775 for the year ended September 30, 2006 (1,510,000 for the year ended September 30, 2005).

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

l.	Impairment in value of long-lived assets

Under FAS 144 “Accounting for the Impairment or Disposal of Long- Lived Assets” (“FAS 144”), the Company reviews long-lived assets, to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under FAS 144, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets are written down to their estimated fair values

m.	Stock based compensation

The Company accounts for employee stock based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under APB 25 compensation costs for employees stock option plan is measured using the intrinsic value based method of accounting. In accordance with FAS 123 - “Accounting for Stock-Based Compensation” as amended by FAS 148 (“FAS 123”), the Company discloses pro forma data assuming the Company had accounted for employee stock option grants using the fair value-based method defined in FAS 123. The Company expects to adopt the provisions of FAS 123 (revised 2004) on October 1, 2006 (see also note 1n).

The company accounts for equity instruments issued to third party service providers (non-employees) in accordance with the fair value based on an option-pricing model, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is revalued over the related service periods and recognized using the accelerated method.

The following table illustrates the pro - forma effect on net loss and loss per common share assuming the Company had applied the fair value recognition provisions of FAS 123 to its stock-based employee compensation:

	Year ended September 30,

	2006	2005

Net loss as reported	$(2,064,795)	$(1,198,532)
Add back: Stock based employee compensation expense included in net loss as reported	163,517	—
Deduct: pro forma stock based employee compensation expense determined under fair value method for all awards	(1,107,201)	(153,287)
Recognize the reversal of the pro forma stock based employee compensation expense determined under fair value method due to forfeiture of awards granted to employees	79,676	118,193

Pro forma net loss	$(2,928,803)	$(1,233,626)

Net loss per common shares:
Basic and diluted loss per shares - as reported	$(0.074)	$(0.046)

Basic and diluted loss per shares - pro forma	$(0.104)	$(0.047)

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

Unrecognized compensation as determined under FAS 123 as of September 30, 2006 totaled $2,123,982.

The weighted average fair value of the options at the date of grant for options granted during 2006 and 2005 was $1.19 and $0.90, respectively.

The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	For options granted in Year ended September 30,

	2006	2005

Expected option life (years)	7.85	7.88
Expected stock price volatility	80.0%-85.1%	71.9%-87.0%
Risk free interest rate	4.5%	4.0%
Expected dividend yield	0.0%	0.0%

n.	Recently issued accounting pronouncements:

1)

In December 2004, the Financial Accounting Standards Board (“FASB”) issued the revised Statement of Financial Accounting Standards (“FAS”) No. 123, Share-Based Payment (FAS 123R), which addresses the accounting for share-based payment transactions in which the Company obtains employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company’s equity instruments or that may be settled by the issuance of such equity instruments. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding the SEC’s interpretation of FAS 123R. FAS 123R eliminates the ability to account for employee share-based payment transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using the grant-date fair value based method. This Statement will be effective as of the beginning of the first annual reporting period that begins after December 15, 2005, for small business issuers, which is October 1, 2006 for the Company.

This Statement applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

The Company will apply the modified prospective application transition method, as permitted by the Statement. Under such transition method, upon the adoption of FAS 123R, the Company’s financial statements for periods prior to the effective date of the Statement will not be restated.

The adaptation of FAS 123R is expected to have a material impact on the Company’s financial statements and its results of operations.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

2)

In June 2005, the Financial Accounting Standards Board issued FAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement generally requires retrospective application to prior periods’ financial statements of changes in accounting principle. Previously, Opinion No. 20 required that most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. FAS 154 apply to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement shall be applied to accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which is the year beginning October 1, 2006 for the company.

3)

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006 (year beginning October 1, 2007 for the Company). If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to retained earnings. In the Company’s opinion, implementation of this standard is not expected to have a material effect on its financial statements in future periods.

4)

In September 2006, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, which is the year beginning October 1, 2008 for the company.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

5)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. SAB No. 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The company does not expect this Statement to have a material effect on the company’s financial statements or its results of operations.

6)

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (FAS 158). FAS 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The provisions of FAS 158 are effective as of the end of the fiscal year ending after December 15, 2006, which is the year beginning October 1, 2007 for the Company. In the Company’s opinion, implementation of this standard is not expected to have a material effect on its financial statements in future periods.

o.	Reclassifications

Certain figures in respect of prior years have been reclassified to conform to the current year presentation.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - EMPLOYEE RIGHTS UPON RETIREMENT

a.

Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The subsidiary’s severance pay liability to its employees, mainly based upon length of service and the latest monthly salary (one month’s salary for each year worked), is reflected by the balance sheet accrual under the “liability for employee rights upon retirement”. The Company records the liability as if it was payable at each balance sheet date on an undiscounted basis. The liability is partly funded by purchase of insurance policies. The amounts funded are included in the balance sheet as “funds in respect of employee rights upon retirement”. The policies are the Company’s assets and under labor agreements, subject to certain limitations, they may be transferred to the ownership of the beneficiary employees.

b.	The severance pay expenses for the years ended September 30, 2006 and 2005, were $17,806 and $13,725 respectively.

c.	Cash flow information regarding the Company’s liability for employee rights upon retirement:

	1.	The Company expects to contribute to the insurance policies $20,694 in respect of severance pay for the year ended September 30, 2007.

2.

Due to the relatively young age of the Company’s and its subsidiary’s employees, benefit payments to employees reaching retirement age in the next 10 years, are not material. The amounts were determined based on the employees’ current salary rates and the number of service years that will accumulate upon their retirement date. These amounts do not include amounts that might be paid to employees who will cease working for the subsidiary before their normal retirement age.

NOTE 3 – LONG TERM DEPOSITS

Amounts represent deposits in respect of lease agreements for the company’s office facilities and vehicles used by its employees (see also note 5).

NOTE 4 - PROPERTY AND EQUIPMENT, net

a.	Composition of property and equipment, grouped by major classifications, is as follows:

	September 30,

	2006	2005

Cost:
Office furniture and equipment	$14,287	$7,400
Computers and peripheral equipment	17,852	5,462

	32,139	12,862
Less - accumulated depreciation	6,892	2,593

	$25,247	$10,269

b.	Depreciation expense totaled $4,299 and $2,534 in the years ended September 30, 2006 and 2005, respectively.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 – COMMITMENTS:

a.

On May 18, 2006 the subsidiary entered into a new lease agreement for its new office facilities, to which it entered on August 10, 2006. The new lease agreement is for a period of 36 months with an option to renew the lease for an additional 36 month period. The monthly lease payment is $2,236 (the monthly lease payment per previous agreement was $679). The future lease payments under the lease are $26,827, 26,827 and 22,356 for the years ending September 30, 2007, 2008 and 2009 respectively.

As security for its obligation under this lease agreement the Company provided a bank guarantee in an amount equal to six monthly lease payments, which is secured by a long term bank deposit (see also note 3).

On June 8, 2006 the Company entered into a lease agreement for the office facilities it currently occupies. The lease agreement is for a period of 12 months with an automatic option to renew for another 60 days at the same monthly rate plus an increase of 14.83%. The monthly lease payment is $1,800. The future lease payments under this lease are $14,400 for the year ending September 30, 2007.

Rental expenses for the years ended September 30, 2006 and 2005 were $18,307 and $8,148, respectively

b.	The subsidiary has entered into operating lease agreements for vehicles used by its employees for a period of 3 years.

The lease expenses for the year ended September 30, 2006 and 2005 were approximately $39,328 and $19,361, respectively. The future lease payments under the lease agreement are $43,698, 28,443 and 4,990 for the years ending September 30, 2007, 2008 and 2009 respectively.

c.

On December 13, 2005, the subsidiary entered into a Research and Licensing Agreement with Tel Hashomer Medical Research Infrastructure and Services Ltd. (“THM”), pursuant to which the subsidiary has agreed to provide THM with $200,000 in funding for THM to conduct a research project relating to the mechanism of action for IVIg, hyper-immune IVIg and use of IVIg as an anti-cancer treatment. As of September 30, 2006 the subsidiary paid a total of $100,000 to THS under this agreement. According to the agreement THM has granted the subsidiary an exclusive worldwide license to any resulting technology and know-how as described in the above mentioned agreement.

NOTE 6 - STOCK HOLDERS’ EQUITY:

a.	Capital stock

The Company’s shares are traded on the Over-The-Counter (“OTC”) Bulletin Board. The quoted price per share, as of September 30, 2006 was US$0.60.

On April 20, 2004 the Company affected a 16.5 to 1 reverse stock split of its Common Stock. All shares and per share amounts have been retroactively restated to reflect the 16.5 to 1 stock split.

Following the reverse split the Company also reduced the authorized capital of its common stock from 1,320,000,000 shares to 100,000,000 shares.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

On June 8, 2004, the Company’s former main stockholder returned 32,284,988 shares of common stock to the treasury for cancellation. Accordingly, an amount of $3,228 was deducted from the “Common stock amount” balance and transferred to the “Additional paid in capital” balance.

On June 21, 2004, a company owned by the Company’s sole officer and director at that time, was granted an option by one of the shareholders to purchase 100,000 options at $0.01 per share. The fair value of the options is recognized as compensation expense in the amount of $62,600. The options were exercised on August 17, 2004.

On August 13, 2004 the Company entered into subscription agreements for the sale of 1,224,998 units at a purchase price of $0.75 per unit for a total consideration of $918,750. Each unit consisted of one Common Share in the Company and one share purchase warrant, which entitles the holder to purchase an additional Common Share for $1.50 on or before August 13, 2005. The fair value of the warrants estimated by using the Black Scholes option-pricing model is $139,494, and is based on the following assumptions: dividend yield of 0% for all years; expected volatility of 103%; risk-free interest rates of 5.4%; and expected lives of 1 year.

On November 11, 2004 the Company entered into subscription agreements for the sale of 978,000 units at a purchase price of $1.25 per unit for a total consideration of $1,222,500 (“The November issuance”). Each unit consisted of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share for a period of two years after the date of the subscription agreement at an exercise price of $1.50 in the first 15 months and $2.00 for the next nine months. The consideration was allocated to the shares and options issued based on relative fair value. The fair value allocated to the warrants, estimated by using the Black Scholes option-pricing model is $367,892, which is based on the following assumptions: dividend yield of 0% for all years; expected volatility of 105%; risk-free interest rates of 5.4%; and expected lives of 2 year. Transaction costs of $87,881 were paid in connection with this subscription agreement.

On January 25, 2005 the Company entered into a subscription agreement for the sale of 32,000 units at a purchase price of $1.25 per unit for a total consideration of $40,000. Each unit consisted of one common share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share for a period of two years after the date of the subscription agreement at an exercise price of $1.50 in the first 15 months and $2.00 for the next nine months. The consideration was allocated to the shares and options issued based on relative fair value. The fair value allocated to the warrants estimated by using the Black Scholes option-pricing model is $12,037, based on the same assumptions that used in the November issuance. Transaction costs of $3,200 were paid in connection with this subscription agreement.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

On October 31, 2005, the company entered into subscription agreement for the sale of 666,666 units at a purchase price of $0.75 per unit for a total consideration of $500,000. Each unit comprising one share of the Company’s common stock and one common share purchase warrant exercisable for three years. Every 2 warrants can be exercisable to one Share at a price of $1.00 per Share. In connection with the subscription agreement the company paid $50,000 cash fee to a third party which assisted in securing the agreement, as well as issued 66,666 warrants to purchase common shares. Every warrant is exercisable for three years and can be exercisable to one Share at a price of $1.50 per Share. The consideration was allocated to the shares and warrants issued based on relative fair value. The value allocated to the warrants estimated by using the Black Scholes option-pricing model is $72,410. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free interest rates of 4.4%; and expected lives of 3 years.

On December 20, 2005, the company entered into subscription agreement for the sale of 1,333,334 units at a purchase price of $0.75 per unit for a total consideration of $1,000,000. Each unit comprising one share of the Company’s common stock and one common share purchase warrant exercisable for three years. Every warrant can be exercisable to one Share at a price of $1.20 per Share. In connection with the subscription agreement the company paid $100,000 cash fee to third parties who assisted in securing the agreement, as well as issued 133,332 warrants to purchase common shares exercisable for three years. 66,666 warrants can be exercisable to 66,666 Share at a price of $1.25 per Share, and 66,666 warrants can be exercisable to 66,666 Share at a price of $1.50 per Share. The consideration was allocated to the shares and warrants issued based on relative fair value. The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $235,527. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 81%; risk-free interest rates of 4.4%; and expected lives of 3 years.

On December 20, 2005, the company entered into subscription agreement for the sale of 222,222 units at a purchase price of $0.90 per unit for a total consideration of $200,000. Each unit comprising one share of the Company’s common stock and one common share purchase warrant exercisable for three years. Every 2 warrants can be exercisable to one Share at a price of $1.15 per Share. The consideration was allocated to the shares and warrants issued based on relative fair value. The value allocated to all warrants estimated by using the Black Scholes option-pricing model is $34,114. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 81%; risk-free interest rates of 4.4%; and expected lives of 3 years.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

b.	Summary of the company’s stock options plans

On August 17, 2004, the company’s board of directors adopted the 2004 Employees and Consultants Stock Option Plan (hereafter - the Stock Option Plan). Under the Plan 5,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of the Company’s board of directors from time to time. Under this Plan, each option is exercisable to purchase one common share of $0.0001 par value of the Company.

The options may be exercised after vesting and only in accordance with the following:

	1.	On the first anniversary commencing the grant date - 25% of the options.

	2.	On the last day of each of the 36 months following the first anniversary of the grant date, the options shall vest in equal monthly installments.

The maximum term of the option is 10 years.

In August 2004, 1,450,000 options were granted under the plan (of which 1,400,000 were granted to the Company’s CEO). These options were forfeited during June and October 2005 due to the resignation of the related employees.

In June 2005, 50,000 options were granted under the Stock Option Plan to each of four board members (total - 200,000 options). The exercise price has been determined at $1.15 per share, which was equivalent to the traded market price on the date of grant. The fair value of the above options on the date of grant was estimated by using Black Scholes option-pricing model as $186,588, and was based on the following assumptions: dividend yield of 0%; expected volatility of 87%; risk-free interest rates of 4%; and expected lives of 7.88 years.

In June 2005, 100,000 options were granted under the Stock Option Plan to an employee of the subsidiary. These options were forfeited during October 2005 due to the resignation of the employee.

On October 6, 2005, 350,000 options were granted to an employee under the Stock Option Plan. The exercise price has been determined at $0.93 per common share which was equivalent to 90% of the traded market price on the date of grant. Compensation costs calculated in accordance with APB 25 totaled $35,000. The fair value of the above options on the date of grant estimated by using Black Scholes option-pricing model is $283,262. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 80%; risk-free interest rates of 4.5%; and expected lives of 7.59 years.

On October 20, 2005, 30,000 options were granted to an employee under the Stock Option Plan. The exercise price has been determined at $1.35 per common share which was equivalent to the traded market price on the date of grant. The fair value of the above options on the date of grant estimated by using Black Scholes option-pricing model is $32,637. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

On December 21, 2005, 250,000 options were granted to an employee under the Stock Option Plan. The exercise price has been determined at $1.34 per common share which was equivalent to the traded market price on the date of grant. The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $269,449. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

On January 12, 2006, 50,000 options were granted to an employee under the Stock Option Plan. The exercise price has been determined at $1.10 per common share which was equivalent to the traded market price on the date of grant. The fair Value of the above mentioned options on the date of the grant estimated by using the Black Scholes option-pricing model is $44,163. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 85%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

On March 15, 2006, 50,000 options were granted to a director under the Stock Option Plan. The exercise price has been determined at $1.37 per common share which was equivalent to the traded market price on the date of grant. The fair Value of the above mentioned options on the date of grant estimated by using the Black Scholes option-pricing model is $54,712. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 84%; risk-free interest rates of 4.5%; and expected lives of 7.85 years

On April 17, 2006, 1,400,000 stock options were granted to the new CEO under the Stock Option Plan. The exercise price has been determined at $1.29 per common share which was equivalent to 90% of the average closing price of the common Stock of the company on the 30 days immediately preceding the date of the resolution. Compensation costs calculated in accordance with APB 25 totaled $434,000. The fair Value of the above mentioned options on the date of grant estimated by using the Black Scholes option-pricing model is $1,832,296. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 83%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

On May 4, 2006, 500,000 (100,000 for each of its five board members) options were granted under the Stock Option Plan. The exercise price has been determined at $1.29 per common share which was equivalent to 90% of the average closing price of the common Stock of the company on the 30 days immediately preceding the date of the resolution. Compensation costs calculated in accordance with APB 25 totaled $105,000. The fair Value of the above mentioned options on the date of grant estimated by using the Black Scholes option-pricing model is $605,909. The value was based on the following assumptions: dividend yield of 0%; expected volatility of 82%; risk-free interest rates of 4.5%; and expected lives of 7.85 years.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

A summary of the status of the company’s plan as of September 30, 2006 and 2005, and changes during the years ended on those dates, is presented below:

	Year ended September 30

	2006		2005

	Number	Weighted average exercise price	Number	Weighted average exercise price

		$		$
For options granted to employees:
Options outstanding at beginning of year	350,000	$1.17	1,450,000	$1.30
Changes during the year:
Granted – at market price	380,000	1.31	300,000	1.15
Granted – at an exercise price less then market price	2,250,000	1.23
Exercised	—		—	—
Forfeited	(150,000)	1.20	(1,400,000)	1.30
Expired	—		—	—

Options outstanding at end of year	2,830,000	1.24	350,000	1.17

Options exercisable at end of year	82,292		—
Weighted average fair value of options granted during the year	$1.19		$0.90

The following table presents summary information concerning the options outstanding as of September 30, 2006:

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding at September30, 2006	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at September 30, 2006	Weighted average exercise price

$		Years	$		$

0.93 to 1.37	2,830,000	9.36	1.24	82,292	1.15

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - STOCK HOLDERS’ EQUITY (continued):

In June 2005, 50,000 options were granted under the Stock Option Plan to each of three scientific advisors (total - 150,000 options).

The exercise price has been determined at $1.15 per share, which was equivalent to the traded market price on the date of grant. The fair value of the above options is estimated by using Black Scholes option-pricing model as $92,383, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 91%; risk-free interest rates of 4.5%; and expected lives of 7.88 years.

During September 2006 50,000 of these options were forfeited do to the departure of one of the scientific advisor. Expenses in respect of options forfeited due to non- performance is reversed.

The Company recorded stock compensation of $33,440 and $34,590 during the year ended September 2006 and 2005 respectively, related to consulting services.

The company did not grant options to non employees other then to its scientific advisors, as described above.

As to grants of stock options subsequent to September 30, 2006, see note 11.

NOTE 7 - TAXES ON INCOME:

a.	Deferred income taxes:

	September 30,

	2006	2005

In respect of:
Net operating loss carryforward	$431,165	$268,935
Research and development expenses	145,840	—
Start-up costs	142,932	—
Other	6,209	—
Less - Valuation allowance	(726,146)	(268,935)

Net deferred tax assets	-,-	-,-

          Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance.

b.	Corporate taxation in the U.S.

Taxes on income included in the consolidated statements of operations represent current taxes due to taxable income of the US Company.

The applicable corporate tax rate for the Company is 22%.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - TAXES ON INCOME (continued):

c.	Corporation taxation in Israel

The subsidiary is taxed in accordance with Israeli tax laws. Under the Income Tax (Inflationary Adjustments) Law, 1985, results for tax purposes are measured in real terms, in accordance with the changes in the Israeli consumer price index (“CPI”). The Israeli subsidiary is taxed under this law.

The regular corporate tax rate in Israel for 2006 is 31%. The corporate tax rates for 2007 and thereafter are as follows: 2007 – 29%, 2008 – 27%, 2009 – 26% and for 2010 and thereafter – 25%.

As of September 30, 2006, the subsidiary has an accumulated tax loss carryforward of approximately $1,724,661 (September 30, 2005 approximately - $1,151,579). Under Israeli tax laws, carryforward tax losses are linked to the Israeli CPI. The Israeli loss carryforwards have no expiration date.

d.	Reconciliation of the theoretical tax expense to actual tax expense

The main reconciling items, between the statutory tax rate of the Company and the subsidiary and the effective rate are the non deductible expenses and the non-recognition of tax benefits from carryforward tax losses due to the uncertainty of the realization of such tax benefits (see above).

NOTE 8 - RESEARCH AND DEVELOPMENT COSTS:

	Year ended September 30,

	2006	2005

Clinical trials	$390,717	$239,200
Consulting	142,404	127,082
Salaries and related expenses	155,116	91,337
Costs of registered patents	79,982	50,916
Compensation costs in respect of warrants granted to consultants	33,440	34,590
Other	595	2,803

	$802,254	$545,928

NOTE 9 - GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended September 30,

	2006	2005

Payroll and related expenses	$567,785	$245,197
Consulting	83,113	—
Travel	99,417	66,993
Professional services	247,132	149,609
Insurance	57,481	56,162
Business development	94,786	100,311
Other	113,356	48,205

	$1,263,070	$666,477

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - RELATED PARTIES - TRANSACTIONS:

a.

On November 4, 2004, the Subsidiary entered into a consulting agreement with PBD Ltd. (the “Consultant”), a company controlled by a principal shareholder of the Company. Pursuant to the terms of the agreement, the Subsidiary paid the Consultant a total fee of $50,000 for the services provided as detailed in the agreement. Mainly the services include summary of pre-clinical data and collection of historical research data, preparation of clinical trial, oncologist’s survey for cancer indication, a survey of complementary technologies, a survey of potential IVIg collaborators and initiation of contacts with potential partners. The amount paid to the Consultant is included in “Research & development costs” for the year ended September 30, 2005.

The Subsidiary also reimbursed the Consultant for out of pocket expenses incurred in connection with performance under the agreement only if it has been approved in writing by the Subsidiary. The expenses of hiring a clinical expert to advise on the specifics of the protocol, for a total cost that will not exceed $8,000, were approved by the Subsidiary.

b.

On March 1, 2005 the Company and its Subsidiary, entered into an agreement appointing a principal shareholder as Vice President of Business Development, in consideration of a salary of $4,000 per month, commencing February 2005 and ended July 2, 2005.

c.

Effective July 2, 2005, a related party served as the CEO of the Subsidiary and as acting CEO of the Company, devoting approximately 70% of her business time to the affairs of the Company and its subsidiary for a monthly salary of $6,475.

d.

On April 15, 2006, the CEO of the subsidiary who also served as the Acting CEO of the company had resigned from its position as the acting CEO of the company, and continued as the CEO of the subsidiary.

e.	Payroll and related expenses in respect of the related party, mentioned above (b,c,d), for the year ended September 30, 2006 and 2005 was $111,610 and $53,330 respectively.

f.

On April 16, 2006, the Company entered into an employment agreement (the “Agreement”) with its new CEO pursuant to which the new CEO will serve as CEO of the Company, effective April 15, 2006. The CEO shall receive an annual salary of $200,000 and an annual bonus of up to $200,000 upon achieving certain objectives. Pursuant to a separate agreement between the company and the new CEO, the company agreed to indemnify the new CEO for substantially all liabilities he may incur as a result of his employment by or service to the company.

GAMMACAN INTERNATIONAL INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - SUBSEQUENT EVENTS:

a.

On October 12, 2006 50,000 options were granted under the Stock Option Plan to a new member of the scientific advisory board, an outside party. The exercise price has been determined at $0.65 per share, which was equivalent to the traded market price on the date of grant. As for the vesting period see note 6b above. The fair value of the above options is estimated by using Black Scholes option-pricing model as $27,055, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 91%; risk-free interest rates of 4.65%; and expected lives of 7.88 years.

b.

On October 18, 2006 the Company entered into a Strategic Alliance Agreement with UTEK Corporation (“UTEK”), pursuant to which UTEK would assist the Corporation in identifying technology acquisition opportunities. As consideration for the services being provided to the Corporation by UTEK, the Corporation has agreed to issue UTEK an aggregate of 171,432 shares of common stock, par value $0.0001 per share, of the Corporation, which will vest in 12 equal monthly instalments of 14,286 shares.

c.	On November 13, 2006 150,000 options were granted under the Stock Option Plan to each of the Company’s two new board members (total - 300,000 options).

The exercise price has been determined at $0.45 per share, which was equivalent to the traded market price on the date of grant. As for the vesting period see note 6b above. The fair value of the above options on the date of grant was estimated by using Black Scholes option-pricing model as $111,654, and was based on the following assumptions: dividend yield of 0%; expected volatility of 90%; risk-free interest rates of 4.65%; and expected lives of 7.88 years.

d.

On November 20, 2006 the Company issued a convertible promissory note, aggregate principal amount of $350,000, which bears interest at 8% payable on maturity of the note and matures on November 20, 2007. At the discretion of the lender, in the event that the Company raises debt or equity financing during the 12 month period following the issuance of the note, the principal and interest due under the note is convertible on the same terms as such financing.

e.

On December 5, 2006 50,000 options were granted under the Stock Option Plan to a new member of the scientific advisory board, an outside party. The exercise price has been determined at $0.50 per share, which was equivalent to the traded market price on the date of grant. As for the vesting period see note 6b above. The fair value of the above options is estimated by using Black Scholes option-pricing model as $20,779, and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 91%; risk-free interest rates of 4.65%; and expected lives of 7.88 years.

16,583,753 Shares

Common Stock

Prospectus

August 13, 2007

Until September 29, 2007, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.